EXHIBIT 99.1

Saeta Yield, S.A.
(Sociedad Unipersonal)

Independent auditor’s reports on
consolidated financial statements of
Saeta Yield, S.A. (Sociedad
Unipersonal) and its subsidiaries as of
and for the years ended December 31,
2017 and 2016.

Deloitte, S.L. inscrita en el Registro Mercantil de Madrid, tomo 13.650. sección 8ª, folio 188, hoja M-54414, inscripción 96ª, C.I.F.: B-79104469.
Domicilio social: Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020 Madrid

Deloitte, S.L. Plaza Pablo Ruiz Picasso, 1 Torre Picasso 28020 Madrid España Tel: +34 915 14 50 00 www.deloitte.es

INDEPENDENT AUDITORS’ REPORT

The Board of Directors of Saeta Yield, S.A. (Sociedad Unipersonal)
Madrid, Spain

We have audited the accompanying consolidated financial statements of Saeta Yield, S.A. (Sociedad Unipersonal) and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, total equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Saeta Yield, S.A. (Sociedad Unipersonal) and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte, S.L.

July 30, 2018

Deloitte, S.L. inscrita en el Registro Mercantil de Madrid, tomo 13.650. sección 8ª, folio 188, hoja M-54414, inscripción 96ª, C.I.F.: B-79104469.
Domicilio social: Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020 Madrid

Saeta Yield, S.A.U.
and Subsidiaries

Consolidated Financial Statements for the years
ended 31 December 2017 and 2016 prepared in
accordance with International Financial
Reporting Standards (IFRSs) as issued by the
International Accounting Standards Board
(IASB)

Saeta Yield, S.A.U. and Subsidiaries

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT 31 DECEMBER 2017 AND 2016

ASSETS		Thousands of euros	Thousands of euros
	Notes	31/12/2017	31/12/2016

NON-CURRENT ASSETS		2,166,976	1,905,621

Intangible assets	7	200,587	240
Property, plant and equipment	8	19,236	19,196
Property, plant and equipment in projects	9	1,850,198	1,771,753
Long-term loans to Group and related companies	22.b	1,128	1,128
Other non-current financial assets	11	9,747	14,206
- Available-for-sale financial assets		2,184	2,106
- Other loans		7,563	12,100
Investments accounted for using the equity method	11.c	11,745	13,031
Deferred tax assets	21.d	74,335	86,067

CURRENT ASSETS		337,565	343,176

Inventories		-	298
Trade and other receivables	12	73,941	69,520
Current tax assets	21	9,353	4,649
Other accounts receivable from public authorities	21	1,052	454
Other current financial assets with Group and related companies	22.b	733	356
Other current financial assets	11	84,628	72,983
Current prepayments and accrued income		606	-
Cash and cash equivalents	13	167,252	194,916

TOTAL ASSETS		2,504,541	2,248,797

The accompanying explanatory Notes 1 to 27 are an integral part of the consolidated statement of financial position sheet at 31 December 2017 and 2016.

Saeta Yield, S.A.U. and Subsidiaries

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT 31 DECEMBER 2017 AND 2016

EQUITY AND LIABILITIES		Thousands of euros	Thousands of euros
	Notes	31/12/2017	31/12/2016

EQUITY	14	546,962	551,547

Share capital	14.a	81,577	81,577
Share premium	14.c	575,427	637,057
Other reserves		(81,832)	(111,800)
Treasury shares	14.d	(629)	-
Profit for the period attributable to the Parent	14.f	36,490	29,963
Valuation adjustments		(64,071)	(85,250)
- Hedging transactions	14.e	(59,267)	(85,250)
- Translation differences	2.f	(4,804)	-

EQUITY ATTRIBUTABLE TO THE PARENT		546,962	551,547

NON-CURRENT LIABILITIES		1,688,165	1,525,845

Non-current provisions	7	3,766	-
Long-term project financing	15	1,488,679	1,341,757
Other financial liabilities with Group and related companies	22.b	9,389	-
Other financial liabilities	7	5,174	-
Financial instrument payables	18	82,816	120,350
Deferred tax liabilities	21.d	98,341	63,738

CURRENT LIABILITIES		269,414	171,405

Short-term project financing	15	186,345	96,905
Financial instrument payables	18	34,259	35,461
Other current financial liabilities	7	780	-
Trade and other payables	19	29,753	25,438
Other financial liabilities with Group and related companies	22.b	1,405	174
Current tax liabilities	21	3,469	-
Other accounts payable to public authorities	21	13,403	13,427

TOTAL EQUITY AND LIABILITIES		2,504,541	2,248,797

The accompanying explanatory Notes 1 to 27 are an integral part of the consolidated statement of financial position sheet at 31 December 2017 and 2016.

Saeta Yield, S.A.U. and Subsidiaries

CONSOLIDATED INCOME STATEMENT AT 31 DECEMBER 2017 AND 2016

		Thousands of euros	Thousands of euros
	Notes	31/12/2017	31/12/2016

Revenue	24.a	324,226	277,178
Other operating income	24.b	8,343	2,322
Cost of materials used and other external expenses		(308)	(255)
Staff costs	24.e	(3,439)	(2,365)
Other operating expenses	24.c	(86,496)	(77,850)
Depreciation and amortisation charge	7, 8 and 9	(112,390)	(97,948)
Impairment and gains or losses on disposal of non-current assets	9	(947)	-

PROFIT FROM OPERATIONS		128,989	101,082

Finance income	24.d	682	147
Finance costs	24.d	(77,367)	(60,070)
Change in fair value of financial instruments	11.c	-	(699)
Exchange differences		(1,569)	-

FINANCIAL LOSS		(78,254)	(60,622)

Result of companies accounted for using the equity method	11.c	11	18

PROFIT BEFORE TAX		50,746	40,478

Income tax	21.a	(14,256)	(10,515)

PROFIT ATTRIBUTABLE TO THE PARENT		36,490	29,963

Earnings per share	3.c
From continuing operations €/share
Basic		0.45	0.37
Diluted		0.45	0.37

The accompanying explanatory Notes 1 to 27 are an integral part of the consolidated income statement for 2017 and 2016.

Saeta Yield, S.A.U. and Subsidiaries

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AT 31 DECEMBER 2017 AND 2016

	31/12/2017	31/12/2016
	Thousands of euros	Thousands of euros
	Total	Total
CONSOLIDATED PROFIT FOR THE PERIOD (I)	36,490	29,963
Items that may be reclassified to profit or loss
Income and expense recognised directly in equity
- Arising from translation differences	(4,804)	-
- Arising from cash flow hedges	(3,165)	(17,414)
- Tax effect	791	4,353

TOTAL INCOME AND EXPENSE RECOGNISED DIRECTLY IN EQUITY (II)	(7,178)	(13,061)

Items that may be reclassified to profit or loss
Income and expense recognised directly in profit or loss
- Arising from cash flow hedges (Note 24.c)	37,809	31,255
- Tax effect	(9,452)	(7,814)

TOTAL INCOME AND EXPENSE RECOGNISED DIRECTLY IN PROFIT OR LOSS (III)	28,357	23,441

TOTAL COMPREHENSIVE INCOME (I)+(II)+(III)	57,669	40,343

The accompanying explanatory Notes 1 to 27 are an integral part of the consolidated statement of comprehensive income for 2017 and 2016.

CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY AT 31 DECEMBER 2017 AND 2016

	Thousands of euros
	Share capital	Share premium	Reserves	Treasury shares	Profit attributable to the Parent	Valuation adjustments	Total
Balance at 31 December 2015	81,577	696,388	(127,884)	-	16,055	(95,630)	570,506
Recognised income and expense	-	-	-	-	29,963	10,380	40,343
Capital increase	-	-	-	-	-	-	-
Distribution of dividends	-	(59,331)	-	-	-	-	(59,331)
Distribution of 2015 profit	-	-	16,055	-	(16,055)	-	-
Other changes in equity	-	-	29	-	-	-	29
Balance at 31 December 2016	81,577	637,057	(111,800)	-	29,963	(85,250)	551,547
Recognised income and expense	-	-	-	-	36,490	21,179	57,669
Treasury share transactions (Note 14.d)	-	-	(24)	(629)	-	-	(653)
Dividends paid (Note 14.c)	-	(61,630)	-	-	-	-	(61,630)
Distribution of 2016 profit	-	-	29,963	-	(29,963)	-	-
Other changes in equity	-	-	29	-	-	-	29
Balance at 31 December 2017	81,577	575,427	(81,832)	(629)	36,490	(64,071)	546,962

The accompanying explanatory Notes 1 to 27 are an integral part of the consolidated statement of changes in total equity for 2017 and 2016.

Saeta Yield, S.A.U. and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS AT 31 DECEMBER 2017 AND 2016

	Thousands of euros	Thousands of euros
	31/12/2017	31/12/2016

A) CASH FLOWS FROM OPERATING ACTIVITIES	170,504	122,802
1. Profit before tax	50,746	40,478
2. Adjustments for:	191,580	158,566
a) Depreciation and amortisation charge	112,390	97,948
b) Impairment losses	947	14
c) Finance income	(682)	(147)
d) Finance costs	77,367	60,070
e) Exchange differences	1,569
f) Results of companies accounted for using the equity method	(11)	(18)
g) Change in fair value of financial instruments	-	699
3. Changes in working capital	9,720	(6,022)
a) Inventories	298	156
b) Trade and other receivables	3,995	6,608
c) Trade and other payables	3,871	(951)
d) Other current assets and liabilities	(4,178)	335
e) Other non-current assets and liabilities	5,734	(12,170)
4. Other cash flows from operating activities	(81,542)	(70,220)
a) Interest paid	(74,522)	(65,795)
b) Income tax recovered/paid	(7,020)	(4,425)
B) CASH FLOWS FROM INVESTING ACTIVITIES	(150,596)	(99,008)
5. Payments due to investments	(152,176)	(90,887)
a) Non-current assets in projects	(1,306)	(443)
b) Financial investments (Note 6)	(150,870)	(90,444)
6. Payments and proceeds from disposals	1,580	(8,121)
a) Financial investments	1,580	(8,121)
C) CASH FLOWS FROM FINANCING ACTIVITIES	(47,572)	32,707
8. Proceeds from issuance of equity instruments	(629)	-
a) Issue (Note 14.d)	(629)	-
9. Proceeds from issuance of financial liability instruments	214,670	182,226
a) Credit institutions (Note 15)	214,670	182,226
10. Payments relating to repayment of financial liability instruments	(199,983)	(90,188)
a) Credit institutions (Note 15)	(199,983)	(90,188)
12. Dividends paid and returns on other equity instruments	(61,630)	(59,331)
a) Dividends (Notes 3.a and 14.c)	(61,630)	(59,331)
D) NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS	(27,664)	56,501
Cash and cash equivalents at beginning of year	194,916	138,415
Cash and cash equivalents at end of year	167,252	194,916

The accompanying explanatory Notes 1 to 27 are an integral part of the consolidated statement of cash flows for 2017 and 2016.

Saeta Yield, S.A.U. and Subsidiaries

Notes to the consolidated financial statements for the years ended 31 December 2017 and 2016

1.	Group activity

Saeta Yield, S.A.U. (“the Parent” or “Saeta Yield”) was incorporated as El Recuenco Eólica, Sociedad Limitada on 19 May 2009 and registered in the Mercantile Registry of Madrid in volume 26,842, page 14, sheet M-483.710. It became a public limited liability company on 28 October 2014, and adopted the name of Saeta Yield, S.A. by means of a resolution of the General Shareholders’ Meeting on 28 November 2014, which was formalised in a public deed on 2 December 2014, and registered in the Mercantile Registry on 24 December 2014 under entry no. 13. On July 2, as a consequence of the takeover bid launched by TERP Spanish HoldCo, S.L.U. over 100% of the shares in Saeta Yield and a subsequent squeeze-out, Saeta Yield became a sole-shareholder company, with TERP Spanish HoldCo, S.L.U. being its sole shareholder. Such circumstance was recorded in a public deed on 11 July 2017, which deed is currently pending registration with the Mercantile Registry.

The Company’s registered office is at Avenida de Burgos, nº 16D – 3º izquierda, Madrid.

Saeta Yield, S.A.U. is the head of a group of companies (“the Saeta Group” or “the Group”) that at 31 December 2017 and 2016 was comprised the following companies:

Company	Registered office	% of Ownership	Business activity
Saeta Yield, S.A.U.	Madrid, Spain	100%	Securities holding
Extresol 1, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
Extresol 2, S.L.U. (**) (i) (ii)	Madrid, Spain	100%	Power production
Extresol 3, S.L.U. (**)(i) (ii)	Madrid, Spain	100%	Power production
Manchasol 2, Central Termosolar Dos, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
Serrezuela Solar II, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
Al-Andalus Wind Power, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
Parque Eólico Santa Catalina, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
Eólica del Guadiana, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
Parque Eólico Sierra de las Carbas, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
Parque Eólico Tesosanto, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
La Caldera Energía Burgos, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
Parque Eólico Valcaire, S.L.U. (i) (ii)	Madrid, Spain	100%	Power production
Derisia, S.A. (*) (i)	Montevideo, Uruguay	100%	Services provided
Viensos, S.A. (*) (i)	Montevideo, Uruguay	100%	Securities holding
Eskonel, S.A. (*) (i)	Montevideo, Uruguay	100%	Securities holding
Fingano, S.A. (*) (i)	Maldonado, Uruguay	100%	Power production
Vengano, S.A. (*) (i)	Maldonado, Uruguay	100%	Power production
Pantenergía, S.A. (*) (i)	Lisbon, Portugal	100%	Securities holding
Lestenergía, S.A. (*) (i)	Penamacor, Portugal	100%	Power production
Extresol Almacenamiento GNL, AIE(i) (ii)	Madrid, Spain	100%	Asset management
Sistema de Evacuación Albuera-SET Olivenza Vaguadas	Madrid, Spain	59.97%	Operation of electricity facilities
Sistema Eléctrico de Conexión Valcaire, S.L.	Madrid, Spain	25%	Operation of electricity facilities

(*) Companies acquired during 2017 (see Note 6).
(**) Companies acquired during 2016 (see Note 6).
(i) Companies over which it has effective control that have been fully consolidated at 31 December 2017
(ii) Companies over which it has effective control that have been fully consolidated at 31 December 2016

Saeta Yield, S.A.U. and Subsidiaries

The activities carried out by the Parent and its subsidiaries are classified into the following categories:

1.
Operation of renewable energy generating assets, and energy distribution and transmission assets. The main activity is currently the operation of renewable energy generating assets in operation located in Spain, Uruguay and Portugal.

2.	Performance of studies, consultancy work, projects, and research and development services related to the aforementioned activities.

3.	Administration, management and control of its investees.

The aforementioned activities may be wholly or partially carried on by Group companies indirectly through the ownership of public or limited liability company shares (acciones and participaciones respectively) in other companies with an identical or similar corporate purpose.

On 30 January 2015, the CNMV approved the prospectus for the takeover bid and admission to listing of the Parent’s shares. The shares started trading on the Spanish Stock Exchanges on 16 February 2015 at an initial price of EUR 10.45 per share. The initial placement plus the Greenshoe placement offer represented a final placement of 51.78% of the Company’s shares.

On 21 January 2015, the ACS Group and Global Infrastructure Partners (GIP) reached two agreements (subject to the successful admission to listing) under which: (1) GIP would hold a 24% interest in Saeta Yield (once the result of the Greenshoe option exercised is reported); and (2) the ACS Group would sell GIP a 49% interest in a new asset development company owned by ACS, Bow Power, S.L., which includes certain renewable energy assets on which Saeta Yield will hold a right of first offer and call option. These transactions were approved by the antitrust authorities in April 2015.

In accordance with the foregoing, and once the necessary conditions were met (change of control authorisations, approval for the transactions by antitrust authorities and the Company’s successful admission to listing), on 23 April 2015 GIP purchased the shares representing 24.01% of the share capital of Saeta Yield from the ACS Group, and the aforementioned agreements therefore entered into force.

In addition, on 29 January 2015, Saeta Yield and ACS Servicios Comunicaciones y Energía, S.L. (ACS SI) signed an agreement for the right of first offer (ROFO) and call option under which ACS SI granted Saeta Yield: (a) a right of first offer on the ownership interest that the ACS SI Group has in energy assets in commercial operation that ACS SI intends to sell in the future; and (b) a call option on three solar thermal generation assets in commercial operation, which then became jointly controlled by ACS, S.L. and Saeta Yield in 2015. This agreement entered into force in 2015 once all the established conditions were met, and as of 21 April 2015 it was also subrogated by Bow Power, S.L.

This agreement was novated on 28 December 2017. The main amendments of this novation ROFO are as follows:

-	Include for all purposes the 90% interest in the share capital of Vientos de Pastorale, S.A., the owner of a wind farm located in Uruguay with a capacity of 52.8 MW.

-	ACS SI and/or Bow Power undertake to offer Saeta Yield all the assets included in the agreement prior to 30 June 2019.

-	However, ACS SI and/or Bow Power must offer Saeta Yield at least four of the assets in 2018 and at least two in the first half of 2019.

The right of first offer means that Saeta Yield has the right to make an initial offer to acquire, if successful, certain assets established in the agreement before 30 June 2019. This right is not a firm purchase commitment but only an offer for the parties, given that an agreement may not be reached regarding the terms and conditions, in which case ACS is free to sell to third parties at a higher price than the one offered to Saeta Yield. Regarding the financial information of Saeta, given that this agreement is merely a right of first offer and does not involve firm commitments, it will not take effect until the assets are effectively transferred.

With regard to the call option granted by ACS SI to Saeta Yield on its shareholding and subordinated debt of three thermal solar assets, if the exercise price of the option is a fixed price for each year, once the agreement has entered into force, the option is considered a derivative financial instrument that is recognised at fair value.

The parties have agreed that the exercise price of the call option is determined based on the fixed enterprise value and is not subject to any type of adjustment in addition to those required to reach the equity value. The valuation of the option at any given time during its life is carried out at fair value, as the difference between the asset value and the exercise price of the option, provided that this value is positive. If it is negative, the value of the option is zero.

Saeta Yield, S.A.U. and Subsidiaries

On 22 March 2016, Saeta Yield acquired two of the aforementioned assets with a call option (see Note 6). The period for the call option on the third asset ended without any of the outstanding call options having been exercised at 31 December 2017 (see Note 18).

a)	Regulatory framework in Spain

Regulations applicable to energy production from renewable sources for facilities located in Spain are contained mainly in the following laws (by rank):

-
Law 24/2013, of 26 December, on the Electricity Sector. This law includes the bases, among others, for the remuneration framework, specifying the criteria and form of reviewing the remuneration parameters for facilities producing electricity from renewable energy sources, high-efficiency cogeneration and waste under the feed-in tariff scheme.

-
Royal Decree Law 9/2013, of 12 July, adopting urgent measures to guarantee the financial stability and sustainability of the electricity system that affect the remuneration regime for facilities that produce electricity from renewable energy sources, cogeneration and waste.

-	Royal Decree 413/2014, of 6 June, which regulates the production of electricity from renewable energy sources, cogeneration and waste.

-
Ministerial Order IET/1045/2014, of 16 June, approving the standard facility remuneration parameters applicable to certain facilities generating electricity from renewable energy sources, cogeneration and waste for 2013-2016.

-
Ministerial Order ETU/130/2017, of 17 February, approving the standard facility remuneration parameters applicable to certain facilities generating electricity from renewable energy sources, cogeneration and waste, in order to be applied to the regulatory half-period that began on 1 January 2017, for 2017-2019.

This regulatory framework replaces the previous framework, which was comprised Law 54/1997 and Royal Decree 661/2007 as the main regulations, and introduces substantial changes to various aspects, in particular with regard to the production of energy from renewable sources.

The main aspects of current legislation are as follows:

-
The remuneration of facilities that produce electricity under the special regime will be determined by: i) the sale of energy generated valued at market price and ii) a specific remuneration consisting of a term per unit of installed capacity that covers, if necessary, the investment costs of a standard facility that cannot be recovered in the market through the sale of energy and an operating term that covers, if necessary, the difference between operating costs and the revenue from the aforementioned standard facility’s participation in the market.

-
In order to calculate the specific remuneration for a standard facility over the course of its regulatory useful life, and based on the activity of an efficient and well-managed company, the following will be taken into account: i) the revenue from the sale of energy valued at the market price expected by the regulator based on standard production and peak performance, ii) the average standard operating costs necessary to carry out the activity and iii) the standard value of the initial investment.

-
The remuneration regime established for each standard facility will not exceed the minimum level necessary to cover the costs that allow these facilities to compete on an equal basis in the electricity market and to be able to obtain “reasonable profitability” with regard to each standard facility. This reasonable profitability, before tax, will be based on the average performance in the secondary market of government bonds for the previous ten years, plus a spread that may be revised every six years. The reasonable profitability for the first regulatory period was set at 7.4% before tax.

-
In order to calculate the specific remuneration for a standard facility, under no circumstances will the costs or investments determined by law or administrative acts that are not applicable throughout Spain be taken into account. Furthermore, only the costs and investments that respond exclusively to electricity production will be taken into account.

-
Regulatory periods of six years are established. In addition, these periods are divided into half-periods of three years. At the end of each period or half-period, certain values affecting the calculation of the remuneration parameters may be revised. If the revision is not carried out, they will be considered to be extended for the following regulatory period.

The main change introduced by these rules, which make up the new regulatory framework, focuses on how to pay for all renewable technologies. While compensation under the previous regulatory framework was paid on the electricity production of the facilities, known as the “Feed-in Tariff” per MWh generated, the new regulation establishes a new compensation system based on the investment made, and rewards based mainly on the installed capacity of the facility.

Saeta Yield, S.A.U. and Subsidiaries

2016 and 2017 were characterised by regulatory stability in the sector. The Spanish electricity system left behind the years of tariff shortfall and, for the third year in a row, the accounts are expected to close at a surplus. The situation once again enabled tariffs for consumers to be frozen, whereby Order ETU/1976/2016, of 23 December, establishing the electricity access tolls for 2017, sets these tolls at the same rates as in 2016.

In 2016 the first regulatory half-period was completed and, therefore, Ministerial Order ETU/130/2017, of 17 February, was published at the beginning of 2017, which updated the remuneration parameters for 2017-2019. Specifically, the following were reviewed:

-
Trend of actual prices compared to estimated prices for the first half-period already elapsed (2014-2016). A collection right for variances in the price included in the regulation of 2014 and 2016 that will be offset over the remaining useful life of the assets.

-	Update in the price trend for the second half-period (2017-2019). Given that market prices are lower than that estimated in 2014, it represents an increase in remuneration parameters.

-	Update the technological peak coefficients with data from the last three years.

There were no additional regulatory changes in the renewable energy sector in Spain in 2017 and 2016.

The first regulatory period of six years ends in 2019 and, in accordance with current regulations, the remuneration parameters (Rinv and Ro), as well as the reasonable return for the second period, which begins in 2020, may be revised.

The remuneration parameters that were revised are those that affect the calculation of Rinv and Ro, except for initial investment and regulatory useful life, i.e., the market prices for the following period and the adjustments of half-period ending in 2019; the alignment of the various technologies; O&M costs; etc.

b)	Regulatory framework in Uruguay

The plants in Uruguay operate under the framework of a power purchase agreement (PPA) and, therefore, receive a fixed price of MWh produced, whose evolution is referenced to American market indexes.

The PPA was entered into in both cases with Administración Nacional de Usinas y Trasmisiones Eléctricas (UTE). The amount of power under the PPA framework is all that generated by the plants.

The PPAs have a term of 20 years on average.

c)	Regulatory framework in Portugal

The wind farms and their related extensions in Portugal are operated under the remuneration scheme of Decree Law 339-C/2001, as well as the amendments to Decree Law 51/2010 and Decree Law 35/2013.

The remuneration scheme consists of a feed in tariff, which includes various allotments of remuneration (fixed allotment, variable allotment and environmental allotment). Remuneration also depends on a “z” coefficient, which varies depending on the facility’s annual production. This remuneration is also updated according to monthly fluctuations in inflation.

The remuneration scheme of the wind farms is maintained the first 15 years at a fixed price, in addition to an extension of their regulatory useful life for an additional 7 years with a cap-and-floor system (Decree Law 35/2013).

2.	Basis of presentation and basis of consolidation

a)	Basis of presentation

These consolidated financial statements for 2017 and 2016 were prepared by the Parent’s directors in accordance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS.

The financial statements have been prepared on a historical cost basis, except for the financial assets and liabilities (including derivative instruments).

Saeta Yield, S.A.U. and Subsidiaries

The Saeta Group’s consolidated financial statements for 2017 and 2016 were prepared from the accounting records of Saeta Yield, S.A.U. and the other Group companies, whose respective separate financial statements are presented in accordance with local accounting regulations. Accordingly, since the accounting policies and measurement bases used in preparing the consolidated financial statements (IFRSs) differ from those used by the Group companies (local standards), the required adjustments and reclassifications were made on consolidation to unify the policies and bases used and to make them compliant with the International Financial Reporting Standards. The Board of Director on 30 July 2018 approved these consolidated financial statements.

These consolidated financial statements are presented in euros (unless expressly stated otherwise) because the euro is the Group’s functional currency.

b)	Responsibility for the information and use of estimates

The information in these consolidated financial statements is the responsibility of the Board of Directors of the Parent.

In the Group’s consolidated financial statements estimates were occasionally made in order to quantify certain of the assets, liabilities, income, expenses and commitments reported herein. These estimates relate basically to the following:

-	The useful life of the property, plant and equipment and intangible assets, as well as non-current assets in projects (Notes 5.b, 5.c and 5.d)
-	The recoverable amount of intangible assets and property, plant and equipment in projects (Notes 5.b and 5.d)
-	The future cost of obligations associated with non-current assets (Notes 7 and 9)
-	The amount of certain provisions and the probability of occurrence of and the amount of liabilities that are uncertain as to their amount and contingent liabilities (Note 5.m)
-	The fair value of certain financial instruments (Note 5.e)
-	The recovery of deferred tax assets recognised (Note 5.j)
-
The assets and liabilities acquired in the business combinations, which are detailed in Note 6 relating to changes in the scope of consolidation, were measured based on the best information available at the date of preparation of these consolidated financial statements on the events analysed. Given that on the Lestenergia transaction the 12 months period have not yet elapsed since the date of acquisition, as indicated in IFRS 3, any additional or more detailed information obtained on these assets and liabilities may give rise to new valuations that might make it necessary to subsequently change (upwards or downwards) the valuations described in these consolidated financial statements.

-	Risk management (Note 16)
-	The assumptions used in the calculation of liabilities and obligations to employees (Note 5.h).

Although these estimates were made on the basis of the best information available at the date of preparation of these consolidated financial statements on the events analysed, events that take place in the future might make it necessary to change these estimates in coming years. Changes in accounting estimates would be applied prospectively, recognising the effects of the change in estimates in the related future consolidated financial statements, as established in IAS 8.

In 2017 and 2016 there were no significant changes in the estimates made in previous years.

c)	Changes in the scope of consolidation

In 2017 and 2016 the changes to the scope of consolidation of the Saeta Group were the result of the business combinations described in Note 6.

d)	Basis of consolidation

d.1)	Balances and transactions with Group companies and associates

The balances, transactions and profit or loss between Group companies were eliminated in the consolidation process.

d.2)	Uniformity of timing and valuation

Except in the case of Fingano S.A., Vengano, S.A., Viensos, S.A. and Derisia, S.A., all of which are located in Uruguay and were acquired in the first half of 2017 (see Note 6), the financial year of which ends 30 November, the reporting period for the rest of the companies included in the scope of consolidation of the Saeta Group ends on 31 December, whereby for the purpose of the consolidation process, the respective financial statements for the year prepared under IFRS principles for used in accordance with current legislation, these companies present financial statements in accordance with the legislation applicable in their country of origin.

Saeta Yield, S.A.U. and Subsidiaries

In the case of those companies whose financial year-ends on 30 November, the appropriate timing uniformity adjustments were made and, for the purpose of the consolidation process, the respective financial statements prepared under IFRS principles for a year ended 31 December, adjusted by the effective date on which control was obtained, were used.

The measurement bases applied by the Group companies are largely consistent. However, where necessary, the appropriate adjustments were made to unify the measurement bases to ensure that the accounting policies of the companies included in the scope of consolidation were uniform with the policies adopted by the Group.

d.3)	Subsidiaries and associates

The consolidated financial statements include the financial statements of the Parent, Saeta Yield, S.A.U., and its subsidiaries and associates at 31 December 2017 and 2016.

Subsidiaries

“Subsidiaries” are defined as companies over which the Group has the capacity to exercise effective control; control, in accordance with IFRS 10, is understood as power over the investee, exposure to variable returns, and the ability to use this power to affect the amount of the investor’s returns.

The financial statements of the subsidiaries are fully consolidated with those of the Parent. Where necessary, adjustments are made to the financial statements of the subsidiaries to adapt the accounting policies used to those applied by the Group.

On acquisition, the assets, liabilities and contingent liabilities of a subsidiary are measured at their fair values at the date of acquisition. Any excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognised as goodwill. Any deficiency of the cost of acquisition below the fair values of the identifiable net assets acquired (i.e. a discount on acquisition) is credited to profit or loss on the acquisition date.

The results of subsidiaries acquired during the year are included in the consolidated income statement from the date of acquisition to year-end. Similarly, the results of subsidiaries disposed of during the year are included in the consolidated income statement from the beginning of the year to the date of disposal.

Associates and joint ventures

Associates are companies over which the Group is in a position to exercise significant influence and that are not subsidiaries or interests in joint ventures.

Joint ventures are companies over which the Group has a right to the net assets thereof based on a joint contractual agreement.

In the consolidated financial statements, investments in associates and joint ventures are accounted for using the equity method, i.e., at the Group’s share of net assets of the investee, after taking into account the dividends received therefrom and other equity eliminations.

The value of these investments in the consolidated statement of financial position implicitly includes, where applicable, the goodwill arising on the acquisition thereof.

When the Group’s investment in associates is reduced to zero, the additional implicit obligations, where applicable, in the subsidiaries that are accounted for using the equity method are recognised under “Non-current provisions” in the consolidated statement of financial position. The Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the other entity.

In those cases in which the Group acquires control over companies previously considered to be joint ventures, the fair value of the previous investment in the entity’s equity at the date of acquisition is once again estimated, and the related gain or loss is recognised in the consolidated income statement for the period.

The profit or loss, net of tax, of the associates is included in the Group’s consolidated income statement under “Result of companies accounted for using the equity method”, in proportion to the percentage of ownership. Prior to this, the appropriate adjustments are made to take into account the depreciation of the depreciable assets based on their fair value at the date of acquisition.

Sistema Eléctrico de Conexión Valcaire, S.L and Sistema de Evacuación Albuera-SET Olivenza were accounted for using the equity method, given that the Group maintains significant influence in the decision making of the same (Note 6).

Saeta Yield, S.A.U. and Subsidiaries

The ownership interest in Sistema Eléctrico de Conexión Valcaire (EUR 44 thousand) has become fully impaired, and its aggregates are not material.

Sistema de Evacuación Albuera-SET Olivenza was included in the scope of consolidation for the first time in 2016, as a result of the business combination described in Note 6.

The main aggregates of these wholly-owned companies in 2017 and 2016 are as follows (in thousands of euros):

	SEC Valcaire		Albuera-SET Olivenza
	2017	2016	2017	2016
Total assets	4,269	5,288	19,822	20,885
Total equity	235	231	19,487	20,523
Profit for the year	42	73	-	-

d.4)	Translation of financial statements presented in currency other than the functional currency

The financial statements of companies included in the scope of consolidation are denominated in euros, with the exception of Derisia, S.A., Viensos, S.A., Eskonel, S.A., Fingano, S.A. and Vengano S.A., that were acquired in 2017 (Note 6), whose functional currency is the US dollar.

The financial statements of foreign companies, none of which operate in a hyperinflationary economy, denominated in a functional currency (that of the main economic environment in which the company operates) other than the presentation currency of the consolidated financial statements (the euro), are translated to euros by applying the year-end exchange rate method, in accordance with which:

•	Equity is translated at the historical exchange rate.
•	The line items of the consolidated income statement are translated by applying the average exchange rate for the year, as an approximation of the exchange rate at the transaction date.
•	The rest of the line items of the consolidated statement of financial position are translated at the year-end exchange rate.

As a result of applying the aforementioned method, the exchange differences generated are included under “Valuation adjustments - Translation differences” in equity of the consolidated statement of financial position.

e)	Correction of errors

No errors needed to be corrected in the consolidated financial statements for 2017 and 2016.

f)	Functional and presentation currency

The consolidated financial statements for the years ended 31 December 2017 and 2016 are presented in euros, since this is the functional currency in the area in which the Group operates.

The US dollar-euro exchange rates in 2017 were as follows:

Currency	Average exchange rate applicable in 2017	Closing exchange rate at 31 December 2017
US dollar	1.1666	1.1993

Saeta Yield, S.A.U. and Subsidiaries

The effect on the main headings of the Saeta Group’s consolidated financial statements at 31 December 2017 of translating the net assets of the companies that are fully consolidated and whose functional currency is the US dollar is as follows:

Heading	Consolidated total	Contribution of companies whose functional currency is the euro	Contribution of companies whose functional currency is the dollar
Non-current assets	2,070,021	1,886,293	183,728
Non-current financial assets	22,620	22,620	-
Deferred tax assets	74,335	74,326	9
Trade receivables	73,941	70,827	3,115
Current financial assets	96,372	84,057	12,315
Cash and cash equivalents	167,252	156,178	11,074
Non-current liabilities	1,688,165	1,561,675	126,490
Current financial liabilities	239,661	231,273	8,388
Trade and other payables	29,753	28,281	1,472

In 2016 there were no consolidated companies with functional currency different from Euro.

g)	Contingent assets and liabilities

There were no contingent assets or liabilities at year-end 2016 or 2017.

3.	Distribution of the Parent’s profit and Earnings per share

a)	Dividends paid by the Parent

The following approvals and dividend payments took place in 2017 with a charge to the share premium:

•
On 7 March 2017, a dividend was distributed with a charge to the share premium in the amount of EUR 0.1882 per share (equal to a total of EUR 15,353 thousand), approved by the Board of Directors on 28 February 2017 after having been delegated the authority to distribute dividends at the General Shareholders’ Meeting held on 23 June 2016.

•
On 31 May 2017, a dividend was distributed with a charge to the share premium in the amount of EUR 0.1882 per share (equal to a total of EUR 15,353 thousand), approved by the Board of Directors on 9 May 2017 after having been delegated the authority to distribute dividends at the General Shareholders’ Meeting held on 23 June 2016.

•
On 30 August 2017, a quarterly dividend was distributed with a charge to the share premium in the amount of EUR 0.1890 per share (equal to a total of EUR 15,413 thousand), approved by the Board of Directors on 13 July 2017 after having been delegated the authority to distribute dividends at the General Shareholders’ Meeting held on 21 June 2017.

•
On 29 November 2017, a quarterly dividend was distributed with a charge to the share premium in the amount of EUR 0.1903 per share (equal to a total of EUR 15,511 thousand), approved by the Board of Directors on 7 November 2017 after having been delegated the authority to distribute dividends at the General Shareholders’ Meeting held on 21 June 2017.

The following approvals and dividend payments took place in 2016 with a charge to the share premium:

•
On 3 March 2016, a dividend was distributed with a charge to the share premium in the amount of EUR 0.1747 per share (equal to a total of EUR 14,251 thousand), approved by the Board of Directors on 25 February 2016 after having been delegated the authority to distribute dividends at the General Shareholders’ Meeting held on 27 January 2015.

•
On 1 June 2016, a dividend was distributed with a charge to the share premium in the amount of EUR 0.1762 per share (equal to a total of EUR 14,374 thousand), approved by the Board of Directors on 11 May 2016 after having been delegated the authority to distribute dividends at the General Shareholders’ Meeting held on 27 January 2015.

Saeta Yield, S.A.U. and Subsidiaries

•
On 29 August 2016, a dividend was distributed with a charge to the share premium in the amount of EUR 0.1882 per share (equal to a total of EUR 15,353 thousand), approved by the Board of Directors on 27 July 2016 after having been delegated the authority to distribute dividends at the General Shareholders’ Meeting held on 27 January 2015.

•
On 30 November 2016, a dividend was distributed with a charge to the share premium in the amount of EUR 0.1882 per share (equal to a total of EUR 15,353 thousand), approved by the Board of Directors on 10 November 2016 after having been delegated the authority to distribute dividends at the General Shareholders’ Meeting held on 21 June 2016.

Therefore, the total amount of dividends paid in 2017 and 2016  amounted to EUR 61,630 thousand and EUR 59,331 thousand, respectively, equal to EUR 0.7557 per share and EUR 0.7273 per share, respectively, in accordance with the Company’s shareholder remuneration policy.

b)	Earnings per share

Basic earnings per share

Basic earnings per share are calculated by dividing the net profit attributable to the Group in the period from 1 January to 31 December by the weighted average number of ordinary shares outstanding during the year, excluding the average number of treasury shares held in the year.

Accordingly:

	31/12/2017	31/12/2016
Net profit attributable to the Parent (thousands of euros)	36,490	29,963
Weighted average number of shares outstanding	81,236,772	81,576,928

Basic earnings per share (euros)	0.45	0.37
Basic earnings per share from continuing operations (euros)	0.45	0.37

Diluted earnings per share

Diluted earnings per share are calculated by dividing the net profit or loss for the year attributable to ordinary shareholders adjusted for the effect attributable to the dilutive potential ordinary shares by the weighted average number of ordinary shares outstanding in the year, adjusted by the weighted average number of ordinary shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares of the Company.

At 31 December 2017 and 2016, the diluted earnings per share were the same as the basic earnings per share, since there were no debentures or shares that could potentially be converted into ordinary shares.

Saeta Yield, S.A.U. and Subsidiaries

4.	Accounting standards and interpretations

a)	Standards, amendments and interpretations effective this year

The following new mandatory standards and interpretations, already adopted in the European Union, came into force in 2017 and 2016 and were used by the Group in these preparation of the consolidated financial statements:

New standards, amendments and interpretations whose application is mandatory in the year beginning 1 January 2017:

Mandatory application in the years beginning on or after:
Amendments to IAS 7: Disclosure initiative	It introduces additional disclosure requirements in relation to the reconciliation of changes in financial liabilities with cash flows from financing activities.	1 January 2017
Amendments to IAS 12: Recognition of deferred tax assets for unrealised losses	Clarification of the principles established regarding the recognition of deferred tax assets for unrealised losses related to debt instruments measured at fair value.	1 January 2017
Amendments to IFRS 12 - Annual Improvements to IFRS Standards 2014-2016 Cycle	Clarification of the scope established in the standard regarding the disclosure of interests in other entities	1 January 2017

New standards, amendments and interpretations whose application is mandatory in the year beginning 1 January 2016:

Mandatory application in the years beginning on or after:
Amendments to IAS 19 Defined Benefit Plans: Employee Contributions (published in November 2013)	The amendments were issued to allow employee contributions to be deducted from the service cost in the same period in which they are paid, provided certain requirements are met	01 February 2015
Improvements to IFRSs 2010-2012 cycle (published in December 2013)	Minor amendments to a series of standards.	01 February 2015
Amendment to IAS 16 and IAS 38 Acceptable methods of depreciation and amortisation (published in May 2014)	Clarifies acceptable methods of depreciation of property, plant and equipment and amortisation of intangible assets	1 January 2016
Amendments to IFRS 11 Accounting for Acquisitions of Interests in Joint Operations (published in May 2014)	Specifies the accounting treatment for the acquisition of an interest in a joint operation that constitutes a business	1 January 2016
Amendments to IAS 16 and IAS 41 Agriculture: Bearer Plants (published in June 2014)	Bearer plants will now be recognised at cost, rather than at fair value.	1 January 2016
Improvements to IFRSs 2012-2014 cycle (published in December 2014)	Minor amendments to a series of standards.	1 January 2016
Amendments to IAS 27 Equity Method in Separate Financial Statements (published in August 2014)	An investor may now be accounted for using the equity method in separate financial statements	1 January 2016
Amendments to IAS 1 Disclosure Initiative (December 2014)	A number of clarifications concerning disclosures (e.g. materiality, aggregation, order of notes, etc.).	1 January 2016

Saeta Yield, S.A.U. and Subsidiaries

The application of the aforementioned amendments did not have a significant impact on the consolidated financial statements at 31 December 2017 and 2016, either because they did not imply significant changes or because they refer to events that do not affect the Saeta Group.

b)	Standards, amendments and interpretations issued but not yet in force

At the date of preparation of these consolidated financial statements, the following standards and interpretations had been published by the IASB but had not yet come into force because their effective date is subsequent to the date of the consolidated financial statements:

Mandatory application in the years beginning on or after:
New standards and amendments and/or interpretations
IFRS 9, Financial instruments	Replaces the rules for the classification, measurement, recognition and derecognition of financial assets and liabilities and for hedge accounting and impairment established in IAS 39.	1 January 2018
IFRS 15, Revenue from contracts with customers	New standard on revenue recognition (replaces IAS 11, IAS 18, IFRIC 13, IFRIC 15, IFRIC 18 and SIC-31)	1 January 2018
IFRS 16, Leases (published in January 2016)
Replaces IAS 17 and the associated interpretations. The main development involves the new standard proposing a single lessee accounting model, which will include all leases on the balance sheet (with specific exceptions) with an impact similar to that of current financial leases (right-of-use assets will be depreciated and a finance cost will be recognised for the depreciated cost of the liability).
1 January 2019
Improvements to IFRSs, 2014-2016 cycle	Minor amendments to a series of standards	1 January 2018
Amendments to IFRS 4: Insurance contracts	Provides entities with the option of applying the overlay approach (IFRS 9) or the deferral approach, within the scope of IFRS 4	1 January 2018
Amendments to IFRS 2: Classification and measurement of share-based payments
These are limited amendments that clarify specific matters such as the accounting for the effects of vesting conditions on cash-settled share-based payment transactions, the classification of share-based payment transactions with net settlement features and certain aspects of the modifications to the type of share-based payment.
1 January 2018
Amendments to IAS 40: Reclassification of investment property	The amendment clarifies that a reclassification of an investment as investment property shall only be permitted when it can be demonstrated that there has been a change in use.	1 January 2018
IFRIC 22, Foreign currency transactions and advance consideration	This establishes the transaction date in order to establish the exchange rate applicable to transactions with advance considerations in foreign currency.	1 January 2018
IFRIC 23, Uncertainty over income tax treatment
It clarifies how to apply the recognition and measurement requirements in IAS 12 when there is uncertainty over whether a certain tax treatment used by the entity will be accepted by the tax authorities.
1 January 2019
Amendments to IFRS 9: Prepayment features with negative compensation	It allows certain financial instruments with prepayment features to be measured at amortised cost, allowing the payment of an amount less than the unpaid amounts of principal and interest.	1 January 2019
Amendments to IAS 28: Long-term interests in associates and joint ventures	It clarifies that IFRS 9 must be applied to long-term interests in an associate or joint venture to which the equity method is not applied.	1 January 2019
IFRS 17, Insurance contracts
It will replace IFRS 4 and establishes the principles for the recognition, measurement, presentation and disclosure of insurance contracts to ensure that an entity provides relevant and reliable information that allows users of the information to determine the effect that the contracts have on the financial statements.
1 January 2021
Amendments to IAS 19: Plan amendment, curtailment or settlement
In accordance with the amendments proposed, where there is a change to a defined-benefit plan (due to an amendment, curtailment or settlement), the entity will use updated assumptions in determining the cost of these services or the net interest for the period after the change in the plan.
1 January 2019
Annual improvements Cycle 2015-2017	Amendments to a list of standars: IFRS 3, ‘Business combinations’; IFRS 11,‘Joint arrangements’; IAS 12,’ Income taxes’ and IAS 23,’ Borrowing costs’	1 January 2019
Amendment to References to the Conceptual Framework in IFRS Standards	Minor amendments to a series of standards	1 January 2020

Saeta Yield, S.A.U. and Subsidiaries

None of the aforementioned standards were applied early in the preparation of these consolidated financial statements.

As at today’s date, the Group has analysed the impacts of the application of IFRS 15 and IFRS 9 and continues to assess the impacts of the future application of IFRS 16 “Leases”. The main aspects analysed and the estimated impacts are as follows:

IFRS 15 Revenue from contracts with customers

IFRS 15 establishes a new model for recognising revenue from contracts with customers. The new model is based on a control approach, unlike the current model of IAS 18, which is based on a risks and rewards approach.

This standard will be applicable for years beginning on or after 1 January 2018 and will replace the following standards and interpretations currently in force: IAS 18 Revenue, IAS 11 Construction contracts, IFRIC 13 Customer loyalty programmes, IFRIC 15 Agreements for the construction and real estate, IFRIC 18 Transfers of customers and SIC-31 Revenue - Barter Transactions involving advertising services.

In accordance with the new requirements established in IFRS 15, revenue must be recognised such that the transfer of goods or services to customers is shown for an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This core principle is structured in a five-step model framework:

•	Step 1: Identify the contract with a customer
•	Step 2: Identify the performance obligations in the contract
•	Step 3: Determine the transaction price
•	Step 4: Allocate the transaction price to the performance obligations in the contract
•	Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation.

In relation to this standard, the application of the criteria included in IFRS 15 in the Saeta Group’s business (electricity production), using the modified retrospective approach contemplated in the standard, will not foreseeably entail significant differences in the recognition of income that differ from the model currently applied. The performance obligation is defined as the electricity production and subsequent delivery to the customers.

It should also be noted that the Group did not apply this standard early.

IFRS 9 Financial Instruments

IFRS 9 will replace IAS 39 for years beginning on or after 1 January 2018 and affects both financial assets and financial liabilities.

The amendments to IFRS 9 can be broken down into three areas:

•	Classification and measurement of financial instruments
•	Impairment
•	Hedge accounting

Saeta Yield, S.A.U. and Subsidiaries

There are very significant differences with respect to the current standard on the recognition and measurement of financial instruments, the most significant being as follows:

•
Investments in financial assets whose contractual cash flows consist solely of payments of principal and interest, and whose management model is, in turn, to hold them to obtain contractual cash flows, are measured in general at amortised cost. For these same assets, when the business model is to obtain contractual cash flows and sell the assets, they will be measured at fair value through other comprehensive income. All other financial assets that do not consist solely of payments of principal and interest, and whose management model is the sale of these assets, will be measured at fair value through profit or loss. However, the Group may irrevocably opt to recognise subsequent changes in fair value of certain investments in equity instruments under “Other comprehensive income” and, in general, in this case dividends will only be recognised subsequently in profit or loss.

•
With regard to the measurement of financial liabilities that may optionally be designated as measured at fair value through profit or loss, the amount of the change in the fair value of the financial liability that is attributable to changes in the liability’s credit risk must be recognised under “Other comprehensive income”, unless it creates or enlarges an accounting mismatch in profit or loss, and it will not be subsequently reclassified to the income statement.

•
In relation to the impairment of financial assets, IFRS 9 requires the application of a model based on expected loss, rather than the model based on incurred loss as per IAS 39. Under this model the Group will recognise the expected loss and the changes therein at each reporting date in order to reflect the changes in credit risk since the date of initial recognition. In other words, it is no longer necessary for an impairment event to take place before recognising a credit loss.

•
IFRS 9 has provided a greater degree of flexibility with regard to the types of transactions that are eligible for the application of hedge accounting, expanding the types of instruments that comply with the criteria for consideration as hedging instruments, and with regard to the types of risk components of non-financial items that are eligible for hedge accounting. The effectiveness test was revised, which was replaced by the principle of “economic relationship”. The retrospective assessment of the effectiveness of the hedge is no longer necessary.

The Group intends to apply IFRS 9 to January 1, 2018 without restating the comparative figures, in other words, the difference between the previous carrying amounts and the new amounts at the date on which the standard is initially applied will be recognised as an adjustment in reserves. Following the analysis of the Group’s financial assets and liabilities at 31 December 2017, Group management carried out an assessment of the impact of IFRS 9 on the consolidated financial statements, as indicated below:

(i)	Classification and measurement of financial instruments

The new approach for classifying assets is based on the contractual cash flow characteristics of the assets and the entity’s business model. Accordingly, all assets will be classified into three categories: (i) amortised cost, (ii) fair value through other comprehensive income (equity), and (iii) fair value through profit or loss.

With regard to the classification and measurement of financial assets, there are no significant differences with regard to that carried out by the Group under IAS 39 and, therefore, it is not expected to have a significant impact on the consolidated financial statements for 2018, as the majority of the assets are measured at fair value through profit or loss under the new IFRS 9.

The Group has renegotiated its financial liabilities (loans) that, in accordance with IAS 39, were not considered material and, therefore, did not need to be derecognised in the financial liability accounts. The accounting treatment envisaged in IFRS 9 requires recalculating the carrying amount of the amortised cost of these financial liabilities at the date of the renegotiation and recognising a gain or loss for the change in profit or loss for the period or when the new standard is applied. The estimated impact at 1 January 2018 of the decrease in the carrying amount of the financial liabilities, thus increasing the amount of opening reserves, is EUR 25 million.

(ii)	Impairment

The financial assets measured at amortised cost, those measured at fair value through other comprehensive income, lease receivables, contract assets with customers or loan commitments and financial guarantee contracts will be subject to IFRS 9 with regard to impairment losses.

The incurred loss models established in IAS 39 are replaced by the expected loss model in the new standard. This model requires financial assets to be recognised on the date of initial recognition, along with the amounts receivable from customers for the expected loss that results from a default event over the next 12 months or over the life of the contract.

The main impact on the Saeta Yield Group affects the amounts receivable from customers. At 31 December 2017, the Group had not recognised any provisions for trade receivables. Pursuant to IFRS 9, by virtue of the analysis performed up until now of the expected loss model, and taking into account that the average collection period is very short (within one year), the Group does not expect this standard to have a significant impact.

Saeta Yield, S.A.U. and Subsidiaries

(iii)	Hedge accounting

IFRS 9 seeks to bring hedge accounting into line with the risk management activities of companies. In this regard, the requirements for designating hedges and hedging instruments have been expanded and made more flexible, and the assessment of the effectiveness of the hedge is now established based on economic principles, thus eliminating application thresholds and only being evaluated prospectively.

The new requirements for hedge accounting included in IFRS 9 are more in line with the Group’s risk management policies. Therefore, the assessment of the current hedging relationships in the Saeta Group indicates that the conditions have been met to continue the hedging relationships under IFRS 9.

IFRS 16 Leases

The Saeta Group is carrying out an analysis, which has not yet been completed, of the effects of the future application of this standard. Balance sheet figures will increase as a result of recognising right-of-use assets and financial liabilities for future payment obligations, relating to the leases that have been classified to date as operating leases. The final date of application is 1 January 2019.

5.	Accounting policies

The principal accounting policies used in preparing the Group’s consolidated financial statements, in accordance with International Financial Reporting Standards (IFRSs), were as follows:

a)	Business combinations

Business combinations are accounted for using the acquisition method, to which end the acquisition date and cost of the business combination are determined, whereby the identifiable assets acquired and liabilities assumed are measured at their acquisition-date fair value.
Goodwill or the loss on the combination is the difference between the fair values of the assets acquired and liabilities assumed that meet the pertinent recognition criteria and the cost of the business combination all at the aforementioned acquisition date.

The cost of the business combination is the sum of:

•	The acquisition-date fair values of the assets transferred, liabilities incurred or assumed and equity instruments issued.
•	The fair value of any contingent consideration that depends on future events or on the fulfilment of certain pre-defined conditions.

The cost of the business combination does not include expenses relating to the issuance of equity instruments offered or financial liabilities delivered in exchange for the items acquired.

Goodwill arising in the acquisition of companies with a functional currency other than the euro is measured in the functional currency of the company acquired and is translated to euros at the exchange rate prevailing at the consolidated statement of financial position.

Goodwill is not amortised and is subsequently measured at cost less any impairment losses. Impairment losses recognised for goodwill must not be reversed in a subsequent period.

In the exceptional case in which a gain arises on the combination, it is recognised as income in the consolidated income statement.

If at the end of the year in which a combination occurs it has not been possible to complete the valuation work needed to apply the acquisition method outlined above, the combination is accounted for provisionally. These provisional amounts can be adjusted during the period necessary to obtain the required information, which in no case may exceed one year. The effects of any adjustments made during this period are accounted for retroactively, and the comparative information is modified if necessary.

Subsequent changes in the fair value of the contingent consideration are recognised in profit or loss, unless the consideration was classified as equity, in which case subsequent changes in its fair value are not recognised.

Saeta Yield, S.A.U. and Subsidiaries

b)	Intangible assets

Intangible assets are recognised initially at acquisition or production cost and are subsequently measured at cost less any accumulated amortisation and any reductions required to reflect accumulated impairment losses. The Group recognises any impairment loss on the carrying amount of these assets with a charge to “Impairment and gains or losses on disposal of non-current assets” in the consolidated income statement. The criteria used to recognise the impairment losses on these assets and, where applicable, any subsequent recovery thereof in accordance with the criteria indicated in Note 5.d.1.

Concession agreements and Licensing agreements

This heading includes the cost of rights and identifiable intangible assets acquired that allow projects to be developed for production facilities and that are amortised on a straight-line basis over the estimated useful life of these facilities from their entry into service.

This heading includes the investments made in infrastructure (plans producing energy using renewable wind power) by the companies that own the projects within the scope of IFRIC 12, the remuneration of which consists of the right to collect the related tariffs based on the degree of use of the public service.

In accordance with the terms established in the agreements entered into between the companies managing the wind farms in Uruguay (Fingano and Vengano) and the entity that will be supplied with the electricity (UTE - Administración Nacional de Usinas y Trasmisiones Eléctricas), both companies recognise their investment in the wind farms in accordance with that established in IFRIC 12 Service Concession Arrangements, taking into consideration the following:

-	The concession grantor controls or regulates the service offered by the concession operator and the conditions under which it must be provided.
-
The infrastructure is operated by the concession operator as established in the concession tender specifications for an established concession term. At the end of this period, the assets are returned to the concession grantor, and the concession operator has no right whatsoever over these assets.

-	The risk of recovering the investment is assumed by the operator; given that demand risk is assumed by the operator, it is classified as an intangible asset model.

All initial investments relating to the infrastructure that is subsequently returned to the grantor, including compulsory purchase costs and borrowing costs capitalised during construction, are amortised on a straight-line basis over the term of the concession. The investments contractually agreed on at the start of the concession on a final and irrevocable basis to be made at a later date during the term of the concession, and provided they are not investments made to upgrade infrastructure, are considered to be initial investments.

For investments of this nature, an asset and an initial provision are recognised for the present value of the future investment. The asset is amortised over the term of the concession and the provision is discounted.

If a payment needs to be made to the authorities in order to acquire the right to operate the concession, this payment is also amortised over the term of the concession.

In the case of replacement investments, a systematic provision is recognised during the period in which the obligations are assumed, and the provision must be recognised in full when the replacement becomes operational. This provision is recognised during the period in which the obligation is assumed and is applied on a time proportion basis.

Investments in improvements to the infrastructure are those that represent an increase in the infrastructure’s capacity to generate income or a reduction in the cost thereof. For those investments that are recovered during the concession period, as they represent an increase in the infrastructure’s capacity, they are treated as an extension of the right granted and, therefore, are recognised in the statement of financial position when they enter into operation. They are amortised as of the date of entry into operation. However, if, in view of the conditions of the agreement, these investments are not going to be rewarded for the possibility of obtaining greater income from the date on which they are made, a provision is recognised for the best estimate of the present value of the expenditure necessary to cancel the obligation associated with the actions that are not rewarded for the possibility of obtaining greater income from the date on which they are carried out. The balancing entry is an increase in the acquisition price of the intangible asset.

With regard to the portion of the improvement or increase in capacity that is expected to be recovered by generating greater income in the future, the general accounting treatment will be followed for investments that are recovered during the concession period.

Saeta Yield, S.A.U. and Subsidiaries

At least at each reporting date, the companies determine whether there is any indication that an item or group of items of non-current assets in projects is impaired in order to determine the recoverable amount thereof, as indicated in Note 5.d.

Other intangible assets

This heading includes the electricity easements to the connection with the electricity distributor. These assets are amortised over their useful life, which amounts to 25 years.

This heading also includes the Group’s trademarks and logos that are amortised over their useful life, which amounts to 10 years.

Computer software

The Group’s computer software is amortised over its useful life, which amounts to 4 years.

c)	Property, plant and equipment

Property, plant and equipment acquired for use in the production or supply of goods or services or for administrative purposes are stated in the statement of financial position at the lower of acquisition or production cost (less any accumulated depreciation) and their recoverable amounts. Acquisition cost includes expenditure that is directly attributable to the acquisition of the items.

Upkeep and maintenance costs incurred during the year are charged to the consolidated income statement.

The property, plant and equipment acquired are measured at cost. The costs of expansion, modernisation or improvements leading to increased productivity, capacity or efficiency or to a lengthening of the useful lives of the assets are capitalised.

Work performed by the Group on its own property, plant and equipment is recognised at accumulated cost (external costs plus in-house costs, determined on the basis of in-house materials consumption, and the transformation costs allocated using hourly absorption rates similar to those used for the valuation of work performed for third parties).

The companies depreciate their property, plant and equipment by the straight-line method at annual rates based on the following years of estimated useful life:

Years of estimated useful life
Transport equipment	6
Furniture	10
Computer hardware	4
Other fixtures	5

The Group recognises any impairment loss on the carrying amount of these assets as indicated in Note 5.d.1 below.

d)	Property, plant and equipment in projects

This heading includes the amount of investments (property, plant and equipment) in power generation infrastructure.

These assets are valued at the costs directly allocable to construction incurred through their entry into operation (studies and designs, compulsory purchases, reinstatement of services, project execution, project management and administration expenses, installations and facilities and similar items) and the related portion of other indirectly allocable costs, to the extent that they relate to the construction period.

Also included under this heading are the borrowing costs incurred prior to the entry into operation of the assets arising from the external financing thereof and recognised as a reduction in financial profit.

Upkeep and maintenance expenses that do not lead to a lengthening of the useful life of the assets or an increase in their production capacity are expensed currently.

The costs of expansion, modernisation or improvements leading to increased productivity, capacity or efficiency or to a lengthening of the useful lives of the assets are capitalised.

Saeta Yield, S.A.U. and Subsidiaries

The balances of assets retired as a result of modernisation or for any other reason are derecognised from the related cost and accumulated depreciation accounts.

Depreciation is calculated, using the straight-line method, on the basis of the acquisition cost of the assets less their residual value; the land on which the buildings and other structures stand has an indefinite useful life and, therefore, is not depreciated. The Group depreciates its non-current assets in projects by distributing the cost of the asset over its estimated useful life, which is about 25 years for solar thermal plants, 20 years for wind farms in Spain and 25 years for wind farms in Portugal.

The residual value, useful life and depreciation method applied to the companies’ assets are reviewed periodically to ensure that the depreciation method used reflects the pattern in which the economic benefits arising from operating the non-current assets in projects are consumed.

At least at each reporting date, the companies determine whether there is any indication that an item or group of items of non-current assets in projects is impaired in order to determine the recoverable amount thereof, as indicated in Note 5.d.1.

d.1.	Impairment of property, plant and equipment, concession agrrements, non-current assets in projects and intangible assets (licensing agreements under IFRIC 12).

At each reporting date, the Group reviews the carrying amounts of its non-current assets in projects and intangible assets in projects (concession agreements) to determine whether there is any indication that those assets might have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any).

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing recoverable amount, the estimated future cash flows are discounted to their present value using an after-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately.

Property, plant and equipment associated with projects and intangible assets - concession agreements

These headings include all projects with a limited duration which are classified based on their contractual structure that allows the project costs to be determined with certain clarity (both in the initial investment phase and the operational phase), and to reasonably forecast the income during their entire life.

In order to calculate the recoverable amount of this type of asset, a projection is made of the expected cash flows until the end of the asset’s useful life. Therefore, no terminal value is considered. The projections include both known data (based on the project agreements) as well as basic assumptions supported by specific studies carried out by experts (demand, production, future value of the electricity market price etc.). In particular, the final remuneration parameters approved in Order ETU/130/2017, of 17 February, were used to determine the revenue of the plants in Spain. The revenue from plants located abroad was determined based on prevailing regulations in that country and on that indicated in the private power purchase agreements of the plants. Likewise, macroeconomic data projections are made: inflation, interest rate, etc., using the data provided by independent specialised sources (e.g. Bloomberg, Reuters).

Since they are assets with a specific financing, the discounted cash flows are those of the project itself. The project’s operating cash flows are discounted at a dynamic WACC rate taking into account the characteristics of the financial structure of the projects, the gearing ratio and financial structure of which vary significantly throughout their useful lives, and including the risks and uncertainties that affect the Group’s activities and industry, and the countries in which it operates (Note 16). The discount rates used, at 31 December 2017, to discount these cash flows in each of the projects are in the average range of 6.5% for projects located abroad and an average range of 6.8% for national projects, considering the dynamic average weighted cost of capital (WACC), by year, for each of the assets (see Notes 7 and 9). The discount rates used, at 31 December 2016, to discount these cash flows in each of the projects was between a range of 5% and 7% considering the dynamic average weighted cost of capital (WACC), by year, for each of the assets.

Saeta Yield, S.A.U. and Subsidiaries

e)	Financial instruments

e.1)	Financial assets

Except in the case of financial assets at fair value through profit or loss, financial assets are initially recognised at the fair value of the consideration given, plus directly attributable transaction costs. The Group classifies its non-current and current financial assets, excluding investments in associates and those held for sale, in three categories.

In the consolidated statement of financial position, financial assets maturing within no more than 12 months are classified as current assets and those maturing within more than 12 months as non-current assets.

e.1.1)	Loans and receivables

Financial assets arising from the sale of goods or the rendering of services in the ordinary course of the Company’s business, that are not derivatives, have fixed or determinable payments and are not traded in an active market. After their initial recognition, they are measured at amortised cost using the effective interest method. Loans and accounts receivable are included in “Other non-current financial assets - Other loans” and “Trade and other receivables” in the consolidated balance sheet.

The amortised cost is understood to be the initial acquisition cost of a financial asset or liability minus principal repayments, plus or minus the cumulative amortisation of any difference between that initial amount and the maturity amount. In the case of financial assets, amortised cost includes any reductions for impairment.

The effective interest rate is the discount rate that exactly matches the carrying amount of a financial instrument to all its estimated cash flows of all kinds through its residual life.

Deposits and guarantees given are recognised at the amount delivered to meet contractual commitments, relating to water and gas contracts, leases, etc.

Period charges for impairment and reversals of impairment losses on financial assets are recognised in the consolidated income statement for the difference between their carrying amount and the present value of the recoverable cash flows.

Loans and receivables book value does not differ substantially from their fair value.

e.1.2)	Available-for-sale investments

These are non-derivative financial assets designated as available for sale or not specifically classified within any of the previous categories. They relate mainly to investments in the share capital of companies not included in the scope of consolidation. Available-for-sale investments are included in “Other non-current financial assets - Available-for-sale financial assets” in the consolidated balance sheet.

After their initial recognition, they are measured at fair value, except for investments not traded in an active market whose fair value cannot be estimated reliably, which are measured at cost or a lower amount if there is evidence of impairment.

e.1.3)	Cash and cash equivalents

This heading includes cash on hand, current bank accounts and deposits and reverse repurchase agreements that meet all the following requirements:

-	They can be converted into cash.
-	They mature within three months from the acquisition date.
-	They are not subject to a significant risk of change in value.
-	They form part of the Group’s normal cash management policy.

When there are restrictions on the availability of the deposits made or current accounts held, the Group’s financial assets are classified as “Other current financial assets” in the consolidated statement of financial position.

e.2)	Financial liabilities

Financial liabilities include accounts payable by the Group that have arisen from the purchase of goods or services in the normal course of the Group’s business and those that, not having commercial substance, cannot be classed as derivative financial instruments.

Accounts payable are initially recognised at the fair value of the consideration received, adjusted by the directly attributable transaction costs. These liabilities are subsequently measured at amortised cost.

Saeta Yield, S.A.U. and Subsidiaries

e.2.1)	Bank borrowings, debt and other securities

Interest-bearing bank loans and overdrafts are recognised at the proceeds received, net of direct issue costs. Borrowing costs, including premiums payable on settlement or redemption and direct issue costs, are recognised in the income statement on an accrual basis using the effective interest method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise. Bank borrowings, debt and other securities are included in “Long-term project financing” and “Short-term project financing” in the consolidated balance sheet.

In subsequent periods, these obligations are measured at amortised cost using the effective interest method.

e.2.2)	Financial derivatives

The Group’s activities are exposed to financial risks, mainly of changes in interest rates. The Group uses interest rate swap (IRS) contracts to hedge this exposure.

The Group does not use derivative financial instruments for speculative purposes. Derivatives are recognised at fair value (see “Procedures for measuring derivatives and the credit risk adjustment”) at the date of the consolidated statement of financial position. If the value is positive they are recognised under “Financial instrument receivables” and under the “Financial instrument payables” if it is negative. Changes in fair value are recognised in the consolidated income statement, unless the derivative has been designated as a hedge that is highly effective, in which case it is recognised as follows:

•
Cash flow hedges: these hedges are arranged to reduce the risk of potential changes in the cash flows due to interest rate fluctuations associated with non-current floating-rate financial liabilities. Changes in the fair value of the derivatives are recognised, in respect of the effective portion of the hedges, in equity under “Valuation adjustments” in the accompanying consolidated statement of financial position. Hedges giving results of between 80% and 125% in the effectiveness test are considered to be effective. The cumulative gain or loss recognised is transferred to the consolidated income statement to the extent that the underlying has an impact on this account in relation to the hedged risk, and the related effect is deducted from the same heading in the consolidated income statement.

At 31 December 2017 and 2016, the Group had arranged derivative financial instruments within its cash flow coverage strategy associated to project financing.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecast transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the year.

Group policy on hedging

At the inception of the hedge, the Group designates and formally documents the hedging relationship and the objective and strategy for undertaking the hedge. Hedges are only recognised when it is expected, prospectively, to be highly effective from inception of the hedge and in subsequent years to manage to offset the changes in the fair value or cash flows of the hedged risk during the life of the hedge and, retrospectively, that the actual effectiveness of the hedge, that can be reliably calculated, is within a range of 80 - 125% of the results of the hedged item.

The Group does not hedge forecast financing transactions, but rather only firm financing commitments. If the cash flows of forecast transactions were hedged, the Group would assess whether such transactions are highly probable and whether they are exposed to changes in cash flows that might ultimately affect profit for the year.

If the cash flow hedge of a firm commitment or forecast transaction results in the recognition of a non-financial asset or a non-financial liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. Conversely, for hedges that do not result in the recognition of a non-financial asset or a non-financial liability, amounts deferred in equity are recognised in the income statement in the same period in which the hedged item affects net profit or loss.

Saeta Yield, S.A.U. and Subsidiaries

Procedures for measuring derivatives and the credit risk adjustment

The fair value of the various derivative financial instruments is calculated using techniques widely used in financial markets, i.e., by discounting all of the flows envisaged in each contract on the basis of its characteristics, such as the notional amount and the collection and payment schedule based on spot and futures market conditions at the end of each year. The fair value includes the measurement of the credit risk of the counterparty in the case of the assets or the Group itself in the case of liabilities, in accordance with IFRS 13.

The Group measures derivatives not traded on an organised market (OTC) by discounting the expected cash flows and using generally accepted option valuation models based on spot and futures market conditions at the end of each year. The fair value of interest rate swaps is measured by discounting future settlements between fixed and floating interest rates to their present value, in line with implicit market rates, obtained from long-term interest rate swap curves.

At 31 December 2017 and 2016, in order to determine the credit risk adjustment, as indicated in IFRS 13, in measuring derivatives, a technique was used based on calculation through simulations of the total expected exposure (which includes both current exposure and potential exposure), adjusted by the probability of default over time and by the loss given default (or potential loss) assigned to the Company and to each of the counterparties.

The total expected exposure of the derivatives is obtained using observable market inputs, such as interest rate curves according to market conditions on the measurement date.

The inputs applied to obtain internal and counterparty credit risk (determination of the probability of default) are based mainly on applying the Company’s own credit spreads or those of comparable companies currently traded on the market (CDS curves).

In accordance with IFRS 13, for financial reporting purposes, fair value measurements are classified into level 1, 2 or 3 depending on the extent to which inputs used are observable and the importance of those inputs for measuring fair value in its entirety, as described below:

•	Level 1: The inputs are based on quoted prices (unadjusted) for identical instruments traded on active markets.

•
Level 2: The inputs are based on quoted prices for similar instruments in active markets (not included in level 1), quoted prices for identical or similar instruments in markets that are not active, or techniques based on valuation models for which all significant inputs are observable in the market or may be verified using observable market data.

•
Level 3: The inputs are not generally observable and do not generally reflect the estimates of the market events to determine the price of the asset or liability. The non-observable data used in the valuation models is significant in the fair values of the assets and liabilities.

The Group has determined that the majority of the inputs used to measure the derivatives fall within level 2 of the fair value hierarchy, given that the inputs used to calculate the credit risk adjustments, which fall within level 3 (such as credit estimates based on the credit rating or comparable companies to assess the probability of the company or the counterparty going bankrupt), are not particularly relevant for calculating the fair value of the derivative instruments.

At 31 December 2017 and 2016, the fair value measurements performed on the various derivative financial instruments were included in level 2 of the fair value hierarchy (Note 18).

e.2.3)	Trade payables

Trade payables are not interest bearing and are stated at their nominal value, which does not differ substantially from their fair value. Trade payables are included in “Other financial liabilities with Group and related companies”, “Other financial liabilities”, “Other current financial liabilities” and “Trade and other payables” in the consolidated balance sheet.

e.2.4)	Current/Non-current classification

In the accompanying consolidated statement of financial position, assets and liabilities maturing within 12 months are classified as current items and those maturing within more than 12 months are classified as non-current items.

e.3)	Equity instruments

An equity instrument represents a residual interest in the assets of the Group after deducting all of its liabilities.

Equity instruments acquired by the Parent are recognised in equity at the proceeds received, net of issue costs.

Saeta Yield, S.A.U. and Subsidiaries

Treasury shares acquired by the Parent during the year are recognised at the value of the consideration paid and are deducted directly from equity. Gains and losses on the acquisition, sale, issue or retirement of treasury shares are recognised directly in equity and in no case are they recognised in the consolidated income statement.

f)	Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership of the leased asset to the lessee. All other leases are classified as operating leases. All of the Group’s leases are operating leases.

Operating leases:

In operating leases, the ownership of the leased asset and substantially all the risks and rewards relating to the leased assets remain with the lessor, which recognises the assets at their acquisition cost.

These assets are depreciated using a policy consistent with the lessor’s normal depreciation policy for similar items for own use and lease income is recognised in the income statement on a straight-line basis.

When the consolidated companies act as the lessee, lease costs, including any incentives granted by the lessor, are recognised as an expense on a straight-line basis. Income received and receivable in relation to incentives to arrange an operating lease is also allocated to profit or loss on a straight-line basis over the term of the lease.

g)	Termination benefits

Under current employment legislation, the companies are required to pay termination benefits to employees terminated under certain conditions. There are no situations of this nature in these consolidated financial statements.

h)	Share-based payment

The Group recognises, on the one hand, the goods and services received as an asset or as an expense, depending on their nature, when they are received and, on the other, the related increase in equity, if the transaction is equity-settled, or the related liability if the transaction is settled with an amount based on the value of the equity instruments.

In the case of equity-settled transactions, both the services rendered and the increase in equity are measured at the fair value of the equity instruments granted, by reference to the grant date. In the case of cash-settled share-based payments, the goods and services received and the related liability are recognised at the fair value of the latter, by reference to the date on which the requirements for recognition are met.

The share-based payments of Saeta Yield relate to certain Company executives (Note 20) and, as they are expected to be settled in cash, the corresponding liability was recognised (Note 19).

i)	Income tax

The current income tax expense is calculated by aggregating the current tax expense arising from the application of the tax rate to the taxable profit (tax loss) for the year, after deducting the tax credits allowable for tax purposes, plus the change in deferred tax assets and liabilities.

Deferred tax assets and liabilities include temporary differences measured at the amount expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities and their tax bases, and tax loss and tax credit carryforwards. These amounts are measured at the tax rates that are expected to apply in the period when the asset is realised or the liability is settled.

Deferred tax liabilities are recognised for all taxable temporary differences, unless the temporary difference arises from the initial recognition of goodwill or the initial recognition (except in the case of a business combination) of other assets and liabilities in a transaction that affects neither accounting profit (loss) nor taxable profit (tax loss).

Deferred tax assets are recognised for temporary differences to the extent that it is considered probable that the consolidated companies will have sufficient taxable profits in the future against which the deferred tax asset can be utilised, and the deferred tax assets do not arise from the initial recognition (except in a business combination) of other assets and liabilities in a transaction that affects neither accounting profit (loss) nor taxable profit (tax loss).

Deferred tax assets and liabilities arising from transactions charged or credited directly to equity are also recognised in equity.

The deferred tax assets and liabilities recognised are reassessed at each reporting date in order to ascertain whether they still exist, and the appropriate adjustments are made on the basis of the findings of the analyses performed regarding the period and recoverable amounts.

Saeta Yield, S.A.U. and Subsidiaries

It should also be noted that effective as of 1 January 2015, Saeta Yield is the Parent of the new Consolidated Tax Group 485/15, and the subsidiaries of the current tax group are as follows:

-	Al - Andalus Wind Power, S.L.U.
-	La Caldera Energía Burgos, S.L.U.
-	Parque Eólico Santa Catalina, S.L.U.
-	Eólica del Guadiana, S.L.U.
-	Parque Eólico Valcaire, S.L.U.
-	Parque Eólico Sierra de las Carbas, S.L.U.
-	Parque Eólico Tesosanto, S.L.U.
-	Manchasol 2, Central Termosolar Dos, S.L.U.
-	Extresol 1, S.L.U.
-	Extresol 2, S.L.U.
-	Extresol 3, S.L.U.
-	Serrezuela Solar II, S.L.U.

Extresol 2, S.L.U. and Extresol 3, S.L.U. became part of the aforementioned Consolidated Tax Group effective as of 1 January 2017, filing individual tax returns in 2016, since they were acquired in 2016 subsequent to the beginning of the financial year.

j)	Revenue and expenses

Revenue and expenses are recognised on an accrual basis, i.e. when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises. Revenue is measured at the fair value of the consideration received, net of discounts and taxes.

Revenue from sales is recognised when the significant risks and rewards of ownership of the goods sold have been transferred to the buyer, and the Company neither continues to manage the goods nor retains effective control over them.

Revenue from the rendering of services is recognised by reference to the stage of completion of the transaction at the end of the reporting period, provided the outcome of the transaction can be estimated reliably.

Interest income from financial assets is recognised using the effective interest method and dividend income is recognised when the shareholder’s right to receive payment has been established. In any case, interest and dividends from financial assets accrued after the date of acquisition are recognised as income in the income statement.

k)	Current/Non-current classification of receivables and payables

In the accompanying consolidated statement of financial position, balances receivable and payable were classified on the basis of their residual maturity from the statement of financial position date. Balances due to be settled within 12 months are deemed to be current items and those due to be settled within more than 12 months are classified as non-current items.

l)	Provisions and contingent liabilities

When preparing the consolidated financial statements the Group’s directors made a distinction between:

a)	Provisions: credit balances covering present obligations arising from past events, the settlement of which is likely to give rise to an outflow of resources, but that are uncertain as to their amount and/or timing.

b)	Contingent liabilities: possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more future events not wholly within the Group’s control.

The Group’s consolidated financial statements include all the material provisions with respect to which it is considered that it is more likely than not that the obligation will have to be settled. Contingent liabilities are not recognised in the financial statements, but rather are disclosed, as required by IAS 37.

Provisions are measured at present value based on the best information available on the consequences of the event giving rise to them and are reviewed and adjusted at the end of each year. Where discounting is used, adjustments made to provisions are recognised as a finance cost on an accrual basis. Provisions are used to cater for the specific obligations for which they were originally recognised. Provisions are fully or partially reversed when such obligations cease to exist or are reduced and are applied if any risk arises.

Saeta Yield, S.A.U. and Subsidiaries

At 31 December 2017 and 2016, certain litigation and claims were in process against the consolidated Group companies arising from the ordinary course of their operations; the risk of these proceedings giving rise to liabilities is considered to be remote and, therefore, no provisions were recognised in this connection. The main legal and/or administrative proceedings in process are as follows:

•
Administrative proceedings filed by the Municipal Council of Alcázar de San Juan City Hall against Manchasol 2 Central Termosolar Dos, S.L.U. for an amount of EUR 3.8 million in relation to reviewing the fulfilment of certain agreements that the Company entered into after obtaining a grant during the construction period. These proceedings are not expected to give rise to liabilities since the company considers it has fulfilled all requirements and, therefore, no possible or likely future payments are expected to arise.

The Group’s legal advisers and directors consider that the outcome of litigation and claims will not have a material effect on the consolidated financial statements for the years in which they are settled.

m)	Interest expense

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings not yet used to acquire qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised in the income statement in the year in which they are incurred.

n)	Consolidated statement of cash flows

The following terms are used in the consolidated statement of cash flows, which was prepared using the indirect method, with the meanings specified:

•	Cash flows: inflows and outflows of cash and cash equivalents, which are short-term, highly liquid investments that are subject to an insignificant risk of changes in value.

•
Operating activities: the Group’s principal revenue-producing activities and other activities that are not investing or financing activities, tax payments and collections and interest payments and collections.

•	Investing activities: the acquisition and disposal of short-term assets and other investments not included in cash and cash equivalents, relating mainly to:

o	Deposits made in the corresponding banks for the debt service reserve fund, required by the financing agreements entered into.

o
Payments for the acquisition of Viensos, S.A., Eskonel, S.A. and Lestenergía, S.A. (Note 6) in 2017 and for the acquisition of Extresol 2 and Extresol 3 (Note 6) in 2016, less the cash of both companies at the time of acquisition.

o	Acquisitions of property, plant and equipment and intangible assets.

•
Financing activities: activities that result in changes in equity and borrowings. They mainly include dividend payments (see Note 14), as well as amortisation payments and provisions for financing agreements (see Note 15).

o)	Risk management policy

As a result of carrying out its activities, the Group is exposed to various financial market risks that it manages by applying risk identification, measurement, concentration limitation and supervision systems.

The Group’s Risk Management Policy establishes a framework for action for comprehensive risk management, for both financial and non-financial risks.

Saeta Yield, S.A.U. and Subsidiaries

The main functions in risk management are as follows:

•
Those responsible for the risks and for implementing the controls will be users or areas closest to the material risk in the company’s business area. Accordingly, each business area has the duty to identify the risks associated with the development of its functions and to report both the risks identified and the needs detected, in order to take them into account in the overall risk management framework of the company.

•
The Monitoring Committee will carry out risk management independently. In addition, along with each of the business areas, it is responsible for identifying all risks affecting the business development of the Saeta Group.

•	Internal Audit is responsible for supervising the entire risk management process independently.
•	The Audit Committee will oversee the Group’s financial risk management model.
•	The Appointments and Remuneration Committee will oversee the Group’s non-financial risk management model.

The Group’s risk management is of a preventative nature and is aimed at the medium and long term, taking into account the most probable scenarios with respect to the future changes in the variables affecting each risk.

Notes 16 and 17 detail the risk management and capital management carried out.

p)	Related party transactions

The Group companies perform all of their transactions with related parties on an arm’s length basis. Also, the Group’s directors consider that there are no material risks in this connection that might give rise to significant liabilities in the future.

All the transaction were carried out in the ordinary course of business and related to ordinary Group company transactions.

q)	Business activities that impact the environment

Environmental activities are those the main purpose of which is to prevent, reduce or redress damage to the environment. Investments made in connection with environmental activities are measured at acquisition cost and are capitalised to non-current assets in the year in which the related expenses are incurred.

The expenses arising from the business activities aimed at protecting and improving the environment are accounted for as an expense of the year in which they are incurred. Expenses incurred on items of property, plant and equipment aimed at minimizing their environmental impact or protecting or improving the environment are recognised as additions to property, plant and equipment.

r)	Financial instrument disclosures

The qualitative and quantitative disclosures relating to financial instruments, risk management and capital management are detailed in the following notes to the consolidated financial statements:

•	Financial asset and liability categories, including derivative financial instruments and accounting policies are detailed in Note 5.e.
•	Classification of the fair value measurements of financial assets in Note 11, and for derivative financial instruments consistent with the hierarchy of fair value established in IFRS 7 in Note 18.
•	(Qualitative and quantitative) capital disclosure requirements are detailed in Note 17.
•	Quantitative and qualitative accounting and risk management policies are detailed in Note 16.
•	Derivative financial instruments and hedge accounting are detailed in Note 18.
•	Transfers from equity to profit for the year of settlements of hedging derivative financial instrument transactions are detailed in Note 14.e.

6.	Changes in the scope of consolidation

Two business combinations were carried out in 2017:

a)	Business combination in Uruguay

In January 2017, Saeta Yield entered into two sale and purchase agreements by virtue of which it acquired all ownership interest in Viensos, S.A. from Abatare Spain, S.L. and all ownership interest in Eskonel Company, S.A. from Constructora San José, S.A. Both companies are located in Uruguay. The takeover was carried out on 25 May 2017, the date on which the conditions precedent of the sale and purchase agreements were met and the agreements were executed.

Saeta Yield, S.A.U. and Subsidiaries

The acquired companies hold all ownership interest in Fingano, S.A. and Vengano, S.A., the owners of two wind farms in operation in Uruguay (Carapé I and Carapé II). Since the effective date of the takeover, the Group has fully consolidated the assets and liabilities of these companies, as well as the profit or loss obtained since this date. The wind farms are located in the Department of Maldonado (Uruguay) and made up of a total of 31 generators with a total capacity of 95 MW and a load factor of 44%. Both facilities have been operational for more than a year and sell the energy produced under long-term power purchase agreements with Administración Nacional de Usinas y Trasmisiones Eléctricas (UTE), which is the state-owned company that carries out electricity generation and sale activities, and operates the transmission and distribution networks in Uruguay, without any minimum production commitments. The average remaining term of these electricity sale agreements is 21 years.

The acquisition price amounted to a total of EUR 57,724 thousand, which is broken down as follows:

Data in thousands of euros	Viensos, S.A.	Eskonel Company, S.A.	Fingano, S.A.	Vengano, S.A.	TOTAL
Shares	837	93	32,757	17,611	51,298
Loans + Interest	4,025	2,401	-	-	6,426
TOTAL	4,862	2,494	32,757	17,611	57,724

The sale and purchase agreements of the companies do not include any remaining contingent considerations. However, they do include an adjustment to the price, based on the final working capital of the companies, in addition to that mentioned above that was closed at the date of approval of these consolidated financial statements, but its effect is considered insignificant.

The acquisition of all ownership interest in Viensos and Eskonel meant that the Saeta Group took control over the four companies and, as of 26 May 2017, began to consolidate fully the assets, liabilities, income and expenses of these companies once the transaction was carried out, which was not subject to any condition precedent. The purpose of the business combinations carried out was to increase the Saeta Group’s asset portfolio and comply with its investment strategy.

At the date of acquisition, the Saeta Group determined the cost of the business combination pursuant to IFRS 3, as well as the fair value of the assets and liabilities acquired in the business combinations in accordance with that established in the measurement guidelines contained in IFRS 3, Fair Value Measurement.

The detail of the business combination is as follows (in thousands of euros):

Acquisition cost	51,298
Percentage acquired	100%
Carrying amount of the companies at 25/05/2017	25,289
Net changes in value of the assets and liabilities (recognised at fair value)	26,009
Goodwill / Negative goodwill on business combinations	-

Saeta Yield, S.A.U. and Subsidiaries

The balance sheet of the companies acquired at the time of the takeover, as well as the detail of the assets and liabilities at fair value at the date of acquisition, are shown below:

Data in thousands of euros
ASSETS	VIENSOS, S.A. Carrying amount at 25/05/2017	ESKONEL COMPANY, S.A. Carrying amount at 25/05/2017	FINGANO, S.A. Carrying amount at 25/05/2017	VENGANO,S.A. Carrying amount at 25/05/2017	Net changes in value of the assets and liabilities (recognised at fair value)	Fair value at 25/05/2017
Non-current assets:	-	-	101,837	65,931	34,678	202,446
Intangible assets	-	-	101,837	65,931	34,678	202,446
Long-term investments in Group companies and associates	-	-	-	-	-	-
Current assets:	5	3	16,091	4,566	-	20,667

LIABILITIES
Non-current liabilities:	(4,023)	(2,402)	(91,180)	(53,310)	(8,670)	(159,584)
Non-current provisions	-	-	(722)	(707)	-	(1,429)
Non-current payables	-	-	(86,358)	(50,118)	-	(136,476)
Other payables	(4,023)	(2,402)	-	-	-	(6,425)
Deferred tax liabilities	-	-	(4,100)	(2,485)	(8,670)	(15,254)
						-
Current liabilities:	(2)	(68)	(7,483)	(4,678)	-	(12,230)
Current bank borrowings	-	(62)	(6,665)	(4,190)	-	(10,918)
Trade and other payables	(2)	(5)	(818)	(488)	-	(1,312)

The Parent’s directors initially allocated the cost of the business combination by estimating that the difference between the cost of the business combination and the fair value of the net assets acquired would amount to a net total of EUR 26,009 thousand, which was allocated as an increase in the intangible assets in projects of the businesses acquired.

In order to estimate the fair value of the net assets of the businesses acquired, the Parent used internal measurements of the assets acquired (which are mainly renewable energy producers), taken in accordance with the method for discounting the free cash flows expected from the project by forecasting the cash flows until the end of the concession contract’s term, since the assets have a limited life with specific financing, discounted at a dynamic WACC, in accordance with customary practice in the sector for these types of capital-intensive and highly leveraged businesses.

The tax effect estimated by the Parent’s directors associated with the recognition of the aforementioned increase in value amounted to EUR 8,670 thousand at the date of the takeover (EUR 7,873 thousand at 31 December 2017) (see Note 21.d), which means increasing the assigned surplus paid described by this amount. As a result of these appraisals, the value of the assets was adjusted by EUR 34,678 thousand (a net amount of EUR 31,493 thousand at 31 December 2017).

In accordance with IFRS 3, as the 12 months period has finished, these initial estimates are definitive.

Net cash flow from acquisitions:

Thousands of euros
Cash paid	57,724
Less: Cash and cash equivalents	(2,399)
Total	55,325

Each note of these consolidated financial statements provides details on the main assets and liabilities contributed by the companies acquired.

In addition, on 15 February 2017 the Saeta Group acquired the Uruguayan company Derisia, S.A. for EUR 3 thousand, that is equal to this company’s equity. This company carries out the operation and maintenance activities for the wind farms acquired. Its assets and liabilities included are not significant.

Saeta Yield, S.A.U. and Subsidiaries

The net profit and income generated by the acquired companies in 2017 and included in the consolidated income statement for the year as of the takeover date amounted to:

	Thousands of euros
	Net profit/(loss)	Revenue
Viensos, S.A.	(4)	-
Eskonel Company, S.A.	45	-
Fingano, S.A.	2,595	10,336
Vengano, S.A.	998	6,329
Derisia, S.A.	(19)	-
TOTAL	3,615	16,665

Had the businesses been acquired on 1 January 2017, Group net profit would have decreased by EUR 1,829 thousand and the revenue contributed to the Group would have increased by approximately EUR 10,611 thousand, compared to the figures in these consolidated financial statements.

b)	Business combination in Portugal

On 27 September 2017, Saeta Yield incorporated a company in Portugal under the name Pantenergía, S.A., with a share capital of EUR 50 thousand, through which a sale and purchase agreement was executed on 29 September 2017, by virtue of which all ownership interest was acquired in the Portuguese company Lestenergia - Exploração de Parques Eólicos, S.A. (“Lestenergia”), belonging to the ACS Group.

The company acquired is the owner of nine wind farms in operation located in the municipalities of Guarda and Castelo Branco in Portugal. An average of nine years of the operating life of these wind farms have been consumed and their load factor is around 27%.

The wind farms adhere to the Portuguese regulatory and tariff system, which has a feed-in tariff of 15 years and a cap-and-floor system of an additional 7 years. This regulatory framework guarantees predictable and stable long-term income (in euros), in accordance with Saeta Yield’s investment criteria. Although SAY estimates its useful life to be longer than its regulated life.

Given the low gearing ratio, at the time of purchase the Lestenergía portfolio was considered to have a high refinancing potential, which was taken into consideration when determining the purchase price. In this regard, the company was refinanced on 27 December 2017, as indicated in Note 15.

The acquisition was financed with liquidity available at the Saeta Group and funds from the Group’s new revolving credit facility (see Note 13).

The transaction involved a total expenditure of EUR 103,725 thousand, corresponding to the acquisition of shares and rights associated with the subordinated loans, as detailed below:

Data in euros	Pantenergia	Lestenergia	TOTAL
Shares	50	76,456	76,506
Loans + Interest	-	27,219	27,219
TOTAL	50	103,675	103,725

The sale and purchase agreement did not include any contingent considerations. However, it does include an adjustment to the price, subject to changes in working capital, in addition to that mentioned above that was not settled at the date of approval of these consolidated financial statements, the impact of which is considered insignificant.

The Saeta Group took control over the two companies and, as of 29 September 2017, began to consolidate fully the assets, liabilities, income and expenses of these companies once the transaction was carried out, which was not subject to any condition precedent. The purpose of the business combinations carried out was to increase the Saeta Group’s asset portfolio and comply with its investment strategy.

At the date of acquisition, the Saeta Group determined the cost of the business combination pursuant to IFRS 3, as well as the fair value of the assets and liabilities acquired in the business combinations in accordance with that established in the measurement guidelines contained in IFRS 3, Fair Value Measurement.

Saeta Yield, S.A.U. and Subsidiaries

The detail of the business combination is as follows (in thousands of euros):

Acquisition cost	76,506
Interim dividend	(2,324)
Percentage acquired	100%
Carrying amount of the Company at 29/09/2017	29,419
Net changes in value of the assets and liabilities (recognised at fair value)	44,763
Goodwill / Negative goodwill on business combinations	-

The balance sheet of the companies acquired at the time of the takeover, as well as the detail of the assets and liabilities at fair value at the date of acquisition, are shown below:

Data in thousands of euros
ASSETS	Lestenergía Carrying amount at 29/09/2017	Net changes in value of the assets and liabilities (recognised at fair value)	Fair value at 29/09/2017

Non-current assets:	141,426	59,684	201,110
Intangible assets	16,394	-	16,394
Property, plant and equipment in projects	124,717	59,684	184,401
Deferred tax assets	315	-	315

Current assets:	11,608	-	11,658

LIABILITIES

Non-current liabilities:	(104,251)	(14,921)	(119,172)
Non-current provisions	(2,297)	-	(2,297)
Non-current bank borrowings	(66,183)	-	(66,183)
Other non-current payables	(8,552)	-	(8,552)
Non-current payables to Group companies	(27,219)	-	(27,219)
Deferred tax liabilities	-	(14,921)	(14,921)
			-
Current liabilities:	(19,415)	-	(19,415)
Current bank borrowings	(15,213)	-	(15,213)
Financial instrument payables	(1,314)	-	(1,314)
Other current payables	(195)	-	(195)
Trade and other payables	(2,693)	-	(2,693)

The Parent’s directors initially allocated the cost of the business combination by estimating that the difference between the cost of the business combination and the fair value of the net assets acquired correspond to a higher value in the intangible assets in projects of the businesses acquired.

In order to estimate the fair value of the net assets of the businesses acquired, the Parent used internal measurements of the assets acquired (which are mainly renewable energy producers), taken in accordance with the method for discounting the free cash flows expected from the project by forecasting the cash flows until the end of the concession contract’s term, since the assets have a limited life with specific financing, discounted at a dynamic WACC, in accordance with customary practice in the sector for these types of capital-intensive and highly leveraged businesses.

The tax effect estimated by the Parent’s directors associated with the recognition of the aforementioned increase in value amounted to EUR 14,921 thousand at the date of the takeover (EUR 14,705 thousand at 31 December 2017) (see Note 21.d), which means increasing the assigned surplus paid described by this amount. As a result of these appraisals, the value of the assets was adjusted by EUR 59,684 thousand (a net amount of EUR 58,819 thousand at 31 December 2017).

In any case, and in accordance with IFRS 3, these initial estimates are merely provisional and the Group has a period of one year to adjust them in accordance with the most relevant and complete information that may be subsequently obtained.

Saeta Yield, S.A.U. and Subsidiaries

Net cash flow from acquisitions:

Thousands of euros
Cash paid	103,725
Less: Cash and cash equivalents	(8,634)
Total	95,091

Each note of these consolidated financial statements provides details on the main assets and liabilities contributed by the company acquired.

The net profit and income generated by the acquired companies in 2017 and included in the consolidated income statement for the period as of the takeover amounted to:

	Thousands of euros
	Net profit/(loss)	Revenue
Pantenergía, S.A.	(333)	-
Lestenergia, S.A.	(800)	9,192
TOTAL	(1,133)	9,192

The net loss of Lestenergía includes greater finance costs than the recurring costs arising from the refinancing carried out by the Saeta Group in December 2017 (see Note 15). If the effect of the refinancing is discounted, the Company’s net profit would have been approximately EUR 537 thousand.

Had the businesses been acquired on 1 January 2017, net profit would have increased by EUR 9,914 thousand and the revenue contributed to the Group would have increased by approximately EUR 24,874 thousand, compared to the figures in these condensed consolidated interim financial statements.

In 2016 the following business combinations were carried out:

On 22 March 2016, Saeta Yield and Bow Power, S.L. entered into a sale and purchase agreement, by virtue of which the former acquired from the latter all ownership interest in Extresol 2, S.L. and Extresol 3, S.L., as well as all collection rights that were held by the previous owner, by virtue of the subordinated debt agreements and participating loans executed. These assets were included in the RoFO agreement and Saeta Yield held a call option on these assets (Note 1). The acquisition price amounted to EUR 118 million, which is broken down as follows:

•
EUR 13,800 thousand correspond to all ownership interest in Extresol 2, S.L. (hereinafter, Extresol 2). Accordingly, Saeta Yield subrogated the loans granted to the company by the previous owner for EUR 52,052 thousand (EUR 29,519 thousand in principal and EUR 22,533 in interest).

•
EUR 12,365 thousand correspond to all ownership interest in Extresol 3, S.L. (hereinafter, Extresol 3). Accordingly, Saeta Yield subrogated the loans granted to the company by the previous owner for EUR 40,612 thousand (EUR 32,951 thousand in principal and EUR 7,661 in interest). Subsequently, on 30 June 2016 the purchase price of the ownership interest was adjusted by EUR 1,089 thousand (according to that indicated in the sale and purchase agreement), whereby the final purchase price of the ownership interest amounted to EUR 11,276 thousand.

The sale and purchase agreements of the companies do not include any type of contingent consideration or adjustment to the price in addition to that indicated above.

The acquisition of all ownership interest meant that the Group took control over both companies and, as of 22 March 2016, began to consolidate fully the assets, liabilities, income and expenses of these companies. The purpose of the business combinations carried out was to increase the Group’s asset portfolio and comply with its investment strategy.

At the date of acquisition, the Saeta Group determined the cost of the business combination pursuant to IFRS 3, as well as the fair value of the assets and liabilities acquired in the business combinations in accordance with that established in the measurement guidelines contained in IFRS 3, Fair Value Measurement.

Saeta Yield, S.A.U. and Subsidiaries

The detail of both business combinations is as follows (in thousands of euros):

Company	Acquisition cost	Percentage acquired	Carrying amount of the company at 22/03/2016	Net changes in value of the assets and liabilities (recognised at fair value)	Goodwill / Negative goodwill on business combinations
Extresol 2, S.L.	13.800	100%	(10.520)	24.320	-
Extresol 3, S.L.	11.276	100%	889	10.387	-
TOTAL	25.076		(9.631)	34.707	-

The balance sheet of the companies acquired at the time of the takeover, as well as the detail of the assets and liabilities at fair value at the date of acquisition, are shown below:

Data in thousands of euros
EXTRESOL 2, S.L.

	Carrying amount at 22/03/2016	Net changes in value of the assets and liabilities (recognised at fair value)	Fair value at 22/03/2016

Non-current assets:	261,592	32,427	294,019
Intangible assets	-	-	-
Property, plant and equipment	3,524	-	3,524
Property, plant and equipment in projects	238,654	32,427	271,081
Financial investments	4,925	-	4,925
Deferred tax assets	14,489	-	14,489

Current assets:	39,489	-	39,489

Non-current liabilities:	(263,616)	(8,107)	(271,723)
Non-current bank borrowings	(199,050)	-	(199,050)
Financial instrument payables	(29,093)	-	(29,093)
Non-current payables to Group companies	(29,519)	-	(29,519)
Deferred tax liabilities	(5,954)	(8,107)	(14,061)

Current liabilities:	(47,985)	-	(47,985)

Data in thousands of euros
EXTRESOL 3, S.L.

	Carrying amount at 22/03/2016	Net changes in value of the assets and liabilities (recognised at fair value)	Fair value at 22/03/2016

Non-current assets:	281,406	13,850	295,256
Intangible assets	8	-	8
Property, plant and equipment	5,550	-	5,550
Property, plant and equipment in projects	255,239	13,850	269,089
Financial investments	4,925	-	4,925
Deferred tax assets	15,684	-	15,684
Current assets:	32,998	-	32,998
Non-current liabilities:	(280,476)	(3,463)	(283,939)
Non-current bank borrowings	(219,984)	-	(219,984)
Financial instrument payables	(26,948)	-	(26,948)
Non-current payables to Group companies	(32,951)	-	(32,951)
Deferred tax liabilities	(593)	(3,463)	(4,056)
Current liabilities:	(33,040)	-	(33,040)

Saeta Yield, S.A.U. and Subsidiaries

The Parent’s directors initially measured the cost of the business combination at the fair value of the non-current assets in projects of the businesses acquired, which was not subsequently modified. In order to estimate the fair value of the net assets of the businesses acquired, the Parent used internal measurements of the assets acquired (which are mainly renewable energy producers), taken in accordance with the method for discounting the free cash flows expected from the project by forecasting the cash flows until the end of the asset’s life, since the assets have a limited life with specific financing, discounted at a dynamic WACC, in accordance with customary practice in the sector for these types of capital-intensive and highly leveraged businesses. The tax effect estimated by the Parent’s directors associated with the recognition of the aforementioned increase in value amounted to EUR 11,570 thousand (see Note 21).

Net cash flow from acquisitions:

	Thousand euros
	Extresol 2	Extresol 3	Total
Cash paid	(65.852)	(51.888)	(117.740)
Less: Cash and cash equivalents	16.063	11.233	27.296
Total	(49.789)	(40.655)	(90.444)

The net profit and income generated by the acquired companies in 2016 and included in the consolidated income statement for the period as of the takeover date amounted to:

	Thousand euros
	Net profit/(loss)	Revenue
Extresol 2	4.815	31.079
Extresol 3	6.099	31.732

Had the businesses been acquired on 1 January 2016, the net profit contributed in this year would have decreased by EUR 3,804 thousand and the revenue contributed to the Saeta Group would have increased by approximately EUR 13,813 thousand.

In addition, given that the companies acquired have an ownership interest in Sistemas de Evacuación Albuera SET Olivenza-Vaguadas together with Extresol 1 (previously held as a financial investment), the Saeta Group now holds a 59.97% interest in this entity. However, given that resolutions relating to financial and operating matters must be adopted unanimously, the Saeta Group now has joint control over this company, which is accounted for using the equity method (see Note 11).

The companies acquired also have an ownership interest in Extresol Almacenamiento GNL, AIE together with Extresol 1. In this case, along with the acquisition of Extresol 2 and Extresol 3, the Saeta Group now holds all ownership interest in this company, which is now considered a subsidiary and, therefore, is fully consolidated.

Saeta Yield, S.A.U. and Subsidiaries

7.	Intangible assets

The changes in 2017 and 2016 in “Intangible assets” were as follows (in thousands of euros):

2017

	Beginning balance at 31/12/2016	Increases due to changes in the scope of consolidation (Note 6)	Additions	Foreign exchange rate changes	Ending balance at 31/12/2017
Administrative concessions	6,052	16,394	462	-	22,908
Concession agreements (IFRIC 12)	-	202,445	-	(12,222)	190,223
Computer software	102	1	14	-	117
Other intangible assets	182	-	-	-	182
Total cost	6,336	218,840	476	(12,222)	213,430
Administrative concessions	-	-	(191)	-	(191)
Concession agreements (IFRIC 12)	-	-	(5,724)	(798)	(6,522)
Computer software	(15)	-	(25)	-	(40)
Other intangible assets	(29)	-	(9)	-	(38)
Total accumulated amortisation	(44)	-	(5,949)	(798)	(6,791)
Impairment losses on administrative concessions	(6,052)	-	-	-	(6,052)
Total intangible assets, net	240	218,840	(5,473)	(13,020)	200,587

2016

	Ending balance at 31/12/2015	Additions	Increases due to changes in the scope of consolidation (Note 6)	Ending balance at 31/12/2016
Administrative concessions	6,052	-	-	6,052
Computer software	36	66	-	102
Other intangible assets	174	-	8	182
Total cost	6,262	66	8	6,336
Computer software	(4)	(11)	-	(15)
Other intangible assets	(19)	(10)	-	(29)
Total accumulated amortisation	(23)	(21)	-	(44)
Impairment losses	(6,052)	-	-	(6,052)
Total intangible assets, net	187	45	8	240

At 31 December 2017 and 2016, “Increases due to changes in the scope of consolidation” includes the effect of fully consolidating the assets of Fingano, Vengano and Lestenergía in 2017 and Extresol 2 and Extresol 3 in 2016, as a result of the business combinations described in Note 6.

In accordance with the terms established in the agreements entered into between the companies managing the wind farms in Uruguay (Fingano and Vengano) and the entity that will be supplied with the electricity (UTE), both companies recognise their investment in the wind farms in accordance with that established in IFRIC 12 Service Concession Arrangements, as indicated in Note 5.b.

The intangible assets associated with the concession include those corresponding to the acquisition or construction cost of the wind farms and those associated with the cost of the electrical substation and connection to the transmission network (assets transferred to UTE at the end of the construction period). These intangible assets are recognised at their initial fair value and amortised over the concession period (23 years at Fingano and 20 years at Vengano), at the end of which they will revert back to the concession grantor. These assets are financed under a project financing arrangement (Note 15).

Saeta Yield, S.A.U. and Subsidiaries

Intangible assets also include those costs relating to firm commitments with regard to upgrades to be carried out at the end of the concession period, which include the discounted value, together with the costs to be incurred in other plants capitalised as non-current assets in projects under “Non-current provisions” in the consolidated statement of financial position in the amount of EUR 3,766 thousand at 31 December 2017.

The intangible assets associated with the concession also include the payment obligation to UTE at Fingano to be delivered in exchange for the 3-year extension of the concession term agreed to in previous years, which is discounted (EUR 3,830 thousand at 31 December 2017) and recognised under “Other non-current financial liabilities” in the consolidated statement of financial position.

Furthermore, “Administrative concessions” at 31 December 2017 includes the capitalisation carried out in 2013 by Lestenergía related to the present value of the compensation payable to the state in 2020, with the corresponding entry under “Other non-current and current financial liabilities” in the consolidated statement of financial position in the amount of EUR 2,124 thousand.

These facilities, altogether with the property rights related to them, act as collateral of the facility contracts, as described in Note 15.

The intangible assets located outside of Spain amount to EUR 200,366 thousand at 31 December 2017; none at 31 December 2016. A total of EUR 183,701 thousand are located in Uruguay and valued in US dollars and, therefore, exchange differences of EUR 13,020 thousand were generated in 2017.

The other administrative concessions correspond to network connection rights, land-use rights, wind studies, licences and administrative authorisations for the start-up of the Group’s wind farms amounting at 31 December 2017 and 2016 to EUR 17,590 thousand and EUR 6,052 thousand, respectively. However, those corresponding to the companies that carry out business activities in Spain in the amount of EUR 6,052 thousand at the date of preparation of these consolidated financial statements have been fully impaired at 31 December 2017 and 2016.

There were no fully amortised intangible assets at 31 December 2017 and 2016.

The Group companies’ policy consists in formalizing insurance policies to hedge all possible risks its fixed assets are exposed to, assuming the former to sufficiently cover the latter.

The impairment analysis is detailed in Note 9.

8.	Property, plant and equipment

The changes in 2017 and 2016 in “Property plant and equipment” were as follows (in thousands of euros):

2017

	Beginning balance at 31/12/2016	Additions	Ending balance at 31/12/2017
Land and buildings	18,924	-	18,924
Furniture	177	7	184
Transport equipment	258	11	269
Computer hardware	115	12	127
Other fixtures	28	98	126
Total cost	19,502	128	19,630
Furniture	(52)	(23)	(75)
Transport equipment	(220)	(39)	(259)
Computer hardware	(27)	(19)	(46)
Other fixtures	(7)	(7)	(14)
Total accumulated amortisation	(306)	(88)	(394)
Impairment losses	-	-	-
Total property, plant and equipment, net	19,196	40	19,236

Saeta Yield, S.A.U. and Subsidiaries

2016

	Beginning balance at 31/12/2015	Additions	Increases due to changes in the scope of consolidation (Note 6)	Ending balance at 31/12/2016
Land and buildings	9,856	29	9,039	18,924
Furniture	107	50	20	177
Transport equipment	243	-	15	258
Computer hardware	99	16	-	115
Other fixtures	17	11	-	28
Total cost	10,322	106	9,074	19,502
Furniture	(33)	(19)	-	(52)
Transport equipment	(164)	(56)	-	(220)
Computer hardware	(11)	(16)	-	(27)
Other fixtures	(2)	(5)	-	(7)
Total accumulated amortisation	(210)	(96)	-	(306)
Impairment losses	-	-	-	-
Total property, plant and equipment, net	10,112	10	9,074	19,196

The Group has taken out insurance policies to cover the possible risks to which its property, plant and equipment are subject and the claims that might be filed against it for carrying on its business activities. These policies are considered to adequately cover the related risks.

At 31 December 2016, “Increases due to changes in the scope of consolidation” includes the effect of fully consolidating the assets of Extresol 2 and Extresol 3, as a result of the business combinations described in Note 6.

“Land and buildings” includes the land on which the solar thermal plants of Extresol 1, Extresol 2, Extresol 3, Manchasol 2 and Parque Eólico Tesosanto are located, amounting to EUR 18,924 thousand at 31 December 2017 and 2016, and the land of the Group’s other assets is held under operating leases.

At the end of 2017 and 2016, the Company had fully depreciated items of property, plant and equipment still in use amounting to EUR 143 thousand and EUR 123 thousand, respectively.

At 31 December 2017, the assets located abroad amounted to EUR 29 thousand, corresponding to items of property, plant and equipment of Derisia, S.A., none at 31 December 2016.

At 31 December 2017 and 2016, there was no indication of any impairment of the Group’s property, plant and equipment.

9.	Property, plant and equipment in projects

The balance of “Non-current assets in projects” in the consolidated statement of financial position at 31 December 2017 and 2016 includes the costs incurred by the fully consolidated companies in the construction of infrastructure, services and power generation centres, the operation of which constitutes the purpose of their respective activities. The aforementioned amounts relate mainly to the property, plant and equipment associated with projects financed through a project finance structure.

Saeta Yield, S.A.U. and Subsidiaries

The changes in “Non-current assets in projects” in 2017 and 2016 were as follows:

2017

	(Thousands of euros)
	Investment	Accumulated depreciation	Impairment losses	Carrying amount
Beginning balance at 01/01/2017	2,415,752	(510,582)	(133,417)	1,771,753
Additions/Charge for the year	1,380	(106,353)	-	(104,973)
Disposals	(1,539)	557		(982)
Increases due to changes in the scope of consolidation (Note 6)	184,400	-	-	184,400
Ending balance at 31/12/2017	2,599,993	(616,378)	(133,417)	1,850,198

2016

	(Thousands of euros)
	Investment	Accumulated depreciation	Impairment losses	Carrying amount
Beginning balance at 01/01/2016	1,873,832	(412,751)	(133,417)	1,327,664
Additions / Reversals	1,750	(97,831)	-	(96,081)
Increases due to changes in the scope of consolidation (Note 6)	540,170	-	-	540,170
Ending balance at 31/12/2016	2,415,752	(510,582)	(133,417)	1,771,753

“Increases due to changes in the scope of consolidation” includes the effect of fully consolidating the assets of Lestenergía in 2017 and the assets of Extresol 2 and Extresol 3, as a result of the business combination described in Note 6.b.

Non-current assets in projects relate to the facilities necessary to use the solar thermal plants and the wind farms operated by the Group companies in Spain and Portugal. The assets located outside of Spain at 31 December 2017 amount to EUR 181,650 thousand, none at 31 December 2016.

The additions or disposals recognised in 2017 relate to the replacement of facilities at the Santa Catalina and Abuela Santa Ana (Al-Andalus) wind farms as a result of unfavorable weather conditions in the area of the wind farms in January 2017. The facilities replaced were therefore derecognised and the cost of the new facilities was capitalised. In 2016 changes in the cost of non-current assets correspond mainly to a lesser extent, Serrezuela Solar II in the scope of consolidation.

No interest was capitalised as an increase in the value of non-current assets in projects in 2017 and 2016.

The Group companies take out insurance policies to cover the possible risks to which their property, plant and equipment are subject. These policies are considered to adequately cover the related risks.

Impairment of non-current assets in projects, Licensing agreements and concession agreements

At each reporting date, the Group reviews the carrying amounts of its non-current assets in projects, licensing agreements and concession agreements to determine whether there is any indication that those assets might have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any).

The recoverable amount of each asset is the higher of fair value less costs to sell and value in use. In assessing the recoverable amount, the estimated future cash flows are discounted, for each asset, to their present value using an after-tax discount rate (WACC) that reflects current market assessments of the time value of money and the risks specific to the asset that have not already been adjusted in the estimates of future cash flows.

The recoverable amount is assessed in accordance with that indicated in Note 5.c.1 as there were no changes in the impairment losses recognised by the Group at 31 December 2017 and 2016, which relate to the facilities located in Spain.

Saeta Yield, S.A.U. and Subsidiaries

In 2017 and 2016 the Group conducted a sensitivity analysis of the results of the impairment test to changes in the WACC discount rate (considered the most important assumption sensitive to future changes) of 50 basis points, with the following results:

-	A 0.5% increase in the WACC of each project would imply an additional provision for impairment of EUR 24 million in 2017 and EUR 33 million in 2016.
-	A 0.5% decrease in the WACC of each project would imply a reversal of the impairment loss in the amount of EUR 25 million in 2017 and EUR 35 million in 2016.

To secure compliance with the obligations arising from the financing agreements described in Note 15, Group companies definitively assigned to the lenders all collection and other rights and the guarantees arising from the plant construction, operation, maintenance and refurbishment agreements, management and administration services, land use and energy sale and purchase agreements, indemnities for the insurance policies taken out and guarantees pledged on all share capital of Group companies. In addition, at 31 December 2017 EUR 2,034 million in assets (EUR 1,850 million in non-current assets in projects and EUR 184 million in administrative concessions and concession agreements) and EUR 1,755 million at 31 December 2016, are used as collateral for the financing agreements (Note 15).

10.	Leases

With respect to the land on which the Group’s solar thermal plants and wind farms are located, except for those mentioned in Note 8, the other companies have entered into operating leases maturing at long term.

At 31 December 2017 and 2016, the future minimum lease payments under the aforementioned non-cancellable operating leases were as follows (in thousands of euros):

	31/12/2017	31/12/2016
Within one year	4,794	3,945
Two to five years	23,267	19,484
More than five years	74,079	68,444
Total	102,140	91,873

At 31 December 2017 the total lease expense amount to 5,661 thousand euros (4,933 thousand euros at 31 December 2016) (Nota 24.c).

11.	Other current and non-current financial assets and Investments accounted for using the equity method

The breakdown of these headings at 31 December 2017 and 2016 is as follows (in thousands of euros):

	Non-current financial assets
	Available-for-sale financial assets		Other loans		Investments accounted for using the equity method
	31/12/2017	31/12/2016	31/12/2017	31/12/2016	31/12/2017	31/12/2016
Equity instruments	2,184	2,106	-	-	-	-
Other non-current financial assets	-	-	7,563	12,100	11,745	13,031
Deposits and guarantees	-	-	96	123	-	-
Investments accounted for using the equity method	-	-	-	-	11,745	13,031
Loans and receivables	-	-	7,467	11,977	-	-
TOTAL	2,184	2,106	7,563	12,100	11,745	13,031

	Current financial assets
	Held-to-maturity investments
	31/12/2017	31/12/2016
Other current financial assets	84,628	72,983
Deposits and guarantees	84,628	72,983
TOTAL	84,628	72,983

Saeta Yield, S.A.U. and Subsidiaries

a)	Equity instruments

Non-current equity instruments relate mainly to residual investments of the various Group companies in companies in which they hold an interest together with other companies in order to provide ancillary services for their activities and over which they do not have significant influence. The aggregates of these companies were not material. These equity instruments, which are measured at historical cost or the underlying carrying amount as their fair value cannot be reliably estimated, are detailed as follows (in thousands of euros):

	31/12/2017			31/12/2016
	Serrezuela Solar II, S.L.U.	Al Andalus Wind Power, S.L.	Total	Serrezuela Solar II, S.L.U.	Total
Evacuación Valdecaballeros	2,106	-	2,106	2,106	2,106
SEC Huéneja (5,35%)	-	78	78	-	-
Total	2,106	78	2,184	2,106	2,106

The additions in 2017 relate to the acquisition of 5.35% of Sistema Electrico Conexión Huéneja, S.L. by Al Andalus, S.L.U.

Following the acquisition of Extresol 2 and Extresol 3 in 2016, Extresol Almacenamiento GNL, AIE became fully consolidated in the consolidated financial statements at 31 December 2016 as it is wholly owned by the Saeta Group.

b)	Short-term deposits and guarantees

Current deposits and guarantees relate mainly to the deposits made in the corresponding banks for the debt service reserve fund, required by the financing agreements entered into (see Note 15), which must be maintained by the Group companies until the related project finance amounting to EUR 83,791 thousand at 31 December 2017 and EUR 72,456 thousand at 31 December 2016 are repaid.

In 2017, the debt service reserve fund was reduced by EUR 600 thousand from the normal operations thereof and was increased by EUR 11,935 thousand as a result of the inclusion of Fingano and Vengano in the scope of consolidation (EUR 1,278 thousand from the date of acquisition of the companies).

In 2016 the debt service reserve fund was increased by EUR 8,546 thousand through normal business operations, due mainly to the initial provision to the debt service reserve fund of Serrezuela Solar II, S.L.U., as a result of arranging the financing described in Note 15. It was also increased by EUR 23,525 thousand as a result of the inclusion of Extresol 2 and Extresol 3 in the scope of consolidation.

c)	Investments accounted for using the equity method

The changes in “Investments accounted for using the equity method” at 2017 and 2016 year-end are as follows:

In 2017:	Beginning balance	Profit for the year	Other changes	Dividends	Ending balance
Investments accounted for using the equity method	13,031	11	(8)	(1,289)	11,745

In 2016:	Beginning balance	Changes in the scope of consolidation (Note 6)	Transfers	Additions	Dividends	Profit for the year	Impairment losses	Ending balance
Investments accounted for using the equity method	-	9,490	4,726	96	(600)	18	(699)	13,031

The dividends relate to distributions of shareholder contributions of Sistemas de Evacuación Albuera SET Olivenza-Vaguadas, 59.97% of which is owned by Extresol 1, Extresol 2 and Extresol 3. Given that resolutions relating to financial and operating matters must be adopted unanimously, the Saeta Group now has joint control and, therefore, the company is accounted for using the equity method.

An impairment loss of EUR 699 thousand was recognised in 2016 on the value at cost of the ownership interest, in order to bring its carrying amount into line with its recoverable amount.

The aggregates of these companies, accounted for using the equity method, are not significant.

Saeta Yield, S.A.U. and Subsidiaries

With regard to the ownership interest in SEC Valcaire, in 2017 and 2016 it contributed a total of EUR 11 thousand and EUR 18 thousand, respectively, to the Group’s profit, and the ownership interest therein (EUR 44 thousand for both periods) is fully impaired.

At 31 December 2017 and 2016, there are no commitments and contingent liabilities in respect of associates, and there are no restrictions on the availability of their cash.

d)	Other non-current receivables

This heading in the consolidated statement of financial position includes the collection right in the amount of EUR 7,467 thousand at 31 December 2017 and EUR 11,977 thousand at 31 December 2016 corresponding to the specific remuneration adjustment mechanism established in Royal Decree 413/2014, of 16 June, to take into consideration the adjustments to the future remuneration of the facilities, since the actual market price is outside the limits set in the price ranges defined in Spanish regulation corresponding to the first regulatory half-period and in the current year (Note 12).

The Saeta Group considers that the carrying amount reflects their fair value.

At 31 December 2017 and 2016, guarantees in the amount of EUR 96 thousand and EUR 123 thousand are also recognised for restricted accounts related to the operation and maintenance contracts described in Note 17.b.

12.	Trade and other receivables

The carrying amount of trade and other receivables at 31 December 2017 and 2016 does not defer from their fair value, the detail being as follows (in thousands of euros):

	31/12/2017	31/12/2016
Trade receivables for sales and services	31,245	30,395
Unissued customer invoices	41,403	38,089
Receivable from Group and related companies (Note 22.b)	1,293	1,036
Total	73,941	69,520

“Trade receivables” and “Unissued customer invoices” at 31 December 2017 mainly included the following:

•	Remuneration earned from the Spanish National Markets and Competition Commission (CNMC) in 2017 for facilities located in Spain. At 31 December 2017, this included:

o
The entire amount receivable of the remuneration earned in November and December 2017 amounting to EUR 39,197 thousand (remuneration of November with VAT), the average collection period of which is 60 days.

o
The difference between the remuneration earned corresponding to the companies from January to October 2017, as accepted by the CNMC, and the amount billed, which, pursuant to Law 24/2013, regarding the participation of electricity market players in financing the temporary imbalances between the income from and costs of the electricity system by delaying the invoicing of a portion of the monthly settlements at 31 December 2017, amounted to 11.96% of the total return on the investment, remuneration for generation and remuneration for operation (the latter of which only applies to solar thermal plants), which amounts to EUR 22,607 thousand.

As of the date of approval of these consolidated financial statements, 100% of the remuneration earned from January to December 2017 has been collected.

•
Production income earned but not yet received in December, the average collection period of which is 30 days, amounted to EUR 10,157 thousand (EUR 4,393 thousand in the Spanish market, EUR 3,104 thousand from activities in Uruguay and EUR 2,795 thousand from activities in Portugal) 100% of this income had been invoiced and collected as of the date of preparation of these consolidated financial statements.

•
The portion of the collection right receivable in the short term in the amount of EUR 687 thousand coresponding to the specific remuneration adjustment mechanism established in Royal Decree 413/2014, of 16 June, to take into consideration adjustments to the market price corresponding to the first regulatory half-period (see Note 11.d).

Saeta Yield, S.A.U. and Subsidiaries

“Trade receivables” and “Unissued customer invoices” at 31 December 2016 mainly included the following:

•	Remuneration earned from the Spanish National Markets and Competition Commission (CNMC) in 2016. At 31 December 2016, this included:

o	The entire amount receivable of the remuneration earned in November and December 2016 amounting to EUR 37,604 thousand, the average collection period of which is 60 days.
o
The difference between the remuneration earned corresponding thereto from the companies from January to October 2016, as accepted by the CNMC, and the amount billed, which, pursuant to Law 24/2013, regarding the participation of electricity market players in financing the temporary imbalances between income and cost in the electricity system by delaying invoicing a portion of the monthly settlements at 31 December 2016, amounted to 13.9% of the total return on the investment, remuneration for generation and remuneration for operation (the latter of which only applies to solar thermal plants), which amounts to EUR 25,773 thousand.

As of the date of approval of these consolidated financial statements, 100% of the remuneration earned from January to December 2016 has been collected.

•
Market income earned but not yet received in December, the average collection period of which is 30 days, amounted to EUR 5,585 thousand. 100% of this income had been invoiced and collected as of the date of preparation of these consolidated financial statements.

The total amount recognised under “Trade receivables” and “Unissued customer invoices” at 31 December 2016 was collected in 2017.

The Group considers that the carrying amount of the trade receivables reflects their fair value.

13.	Cash and cash equivalents

“Cash and cash equivalents” includes the Group’s cash and short-term bank deposits.

The cash recognised at 31 December 2017 and 2016 corresponds to the amounts deposited in current accounts, amounting to EUR 167,252 thousand and EUR 194,916 thousand, respectively, all of which is fully available. The carrying amount of these assets reflects their fair value. There are no restrictions on the availability of the Group’s cash.

The unwithdrawn amounts of the Facility contracts, detailed in Note 15, together with the cash and cash equivalents recognised and the outstanding drawdown of the debt of Valcaire (Note 15), meant that at 31 December 2017 and 2016the Group had a total of EUR 236,889 thousand and EUR 274,916 thousand, respectively, in undrawn credit facilities.

14.	Equity

The breakdown of the Group’s equity at 31 December 2017 and 2016 and the changes therein are detailed in the consolidated statement of changes in equity.

a)	Share capital

On 31 December 2017 and 2016 the Parent’s share capital amounted to EUR 81,576,928 and was represented by 81,576,928 fully subscribed and paid shares of EUR 1 par value each, all of which are of the same class and series. All shares of Saeta Yield were admitted to listing on the Spanish Stock Exchanges since 16 February 2015 until 2 July 2018 and were traded on the electronic trading platform.

Saeta Yield, S.A.U. and Subsidiaries

The breakdown of share capital at 31 December 2017 and 2016 is as follows:

	2017		2016
	Shares	% Share capital	Shares	% Share capital
Cobra Concesiones, S.L. (*)	19,750,212	24.21%	19,750,212	24.21%
GIP II Helios, S.à.r.l	19,587,058	24.01%	19,587,058	24.01%
Morgan Stanley Investment Management INC	4,138,247	5.07%	4,138,247	5.07%
Saeta Yield treasury shares	65,081	0.08%	-	0.00%
Arrowgrass Capital Partners LLP	-	0.00%	2,485,503	3.05%
Chedraoui, Tony	-	0.00%	2,403,253	2.95%
Other shareholders	38,036,330	46.63%	33,212,655	40.71%
Total shares	81,576,928	100%	81,576,928	100%
(*) This company is wholly owned by the ACS Group.

Each share confers the holder the right to cast one vote and all shares grant the same dividend and voting rights.

b)	Legal reserve

Under the Spanish Corporate Enterprises Act (Ley de Sociedades de Capital), 10% of net profit for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of the share capital.

The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased share capital amount.

Otherwise, until the legal reserve exceeds 20% of share capital, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose.

At 31 December 2017 and 2016, the Parent’s legal reserve had reached 1.20%, amounting to EUR 978 thousand.

c)	Share premium

The share premium at 31 December 2017 amounted to EUR 575,427 thousand and EUR 637,057 thousand at 31 December 2016. The share premium amount arose as a result of the two capital increases carried out on 31 October 2014 for EUR 143,239 thousand and EUR 408,216 thousand, and the other capital increase carried out on 12 February 2015 for EUR 180,125 thousand, both of which are fully subscribed and paid.

The dividend payments that have been made with a charge to the share premium in 2017 and 2016 have been described in Note 3.

d)	Treasury shares

By resolution of the shareholders at the General Meeting of 27 January 2015, they agreed to authorise the Board of Directors of Saeta Yield, as well as the boards of its subsidiaries to acquire, during a period of five (5) years from the date of the meeting, at any given time, as many times as deemed appropriate and through any of the means permitted by law, with a charge to profit for the year and/or unrestricted reserves, the shares of Saeta Yield, the par value of which, added to those already held by the Company and by its subsidiaries, does not exceed 10% of the share capital issued or, where applicable, the maximum amount authorised by the legislation applicable to any given time.

On 26 July 2017, the Parent therefore entered into a liquidity agreement with BANCO DE SABADELL, S.A. (the “Financial intermediary”) for the sole purpose of providing liquidity and regularity to the Company’s share price, within the limits established by the Company’s shareholders at the Annual General Meeting and by current legislation applicable, in particular that of CNMV Circular 1/2017, of 26 April, on liquidity agreements.

The agreement has a term of 12 months starting from 1 August 2017. However, the agreement was suspended in February 2018 after TERP Spanish Holdco, S.L. announced its intent to launch a takeover bid for all the shares of Saeta Yield.

Following the prior purchase period, the Company deposited 51,250 of the Company’s shares in the account open with the financial intermediary. The balance of the cash account at 1 August 2017 was EUR 496 thousand.

Saeta Yield, S.A.U. and Subsidiaries

The changes in “Treasury shares” following the prior purchase period were as follows:

	2017
	Number of shares	Thousands of euros
At beginning of period (1 August 2017)	51,250	496
Purchases	362,090	3,589
Sales	(348,259)	(3,456)
At end of year	65,081	629

The transactions carried out involved losses in the amount of EUR 24 thousand taken to equity.

A 31 December 2016 the Group did not have Treasury shares.

e)	Hedging transactions

“Hedging transactions” in the accompanying consolidated statement of financial position includes the net amount of changes in the fair value of financial derivatives designated as hedging instruments in cash flow hedges, net of the related tax effect.

The changes in “Hedging transactions” in 2017 and 2016 were as follows:

	2017	2016
Beginning balance	(85,250)	(95,630)
Income/(expense) recognised in equity	(2,374)	(13,061)
Transfers to profit or loss	28,357	23,441
Ending balance	(59,267)	(85,250)

The Group has arranged interest rate hedges for a notional amount of EUR 1,114,734 thousand and EUR 1,080,885 thousand at 31 December 2017 and 2016, respectively, to finance wind farms and solar thermal plants (see Notes 16 and 18). They consist of interest rate swaps maturing between 2019 and 2030. The value of these financial instruments, net of the tax effect, amounted to a negative EUR 51,265 thousand at 31 December 2017 and a negative value of EUR 72,095 thousand at 31 December 2016.

In addition, at 31 December 2017 the accumulated profit of the derivatives arranged by Al Andalus Wind Power included a net of tax effect of EUR 8,002 thousand  and EUR 13,155 thousand at 31 December 2016, whereby hedge accounting was prospectively discontinued in February 2015 as a result of terminating the contracts entered into at that date, without changing the underlying debt, and, therefore, the transaction remains highly probable. This amount is applied to the income statement when the hedged transaction initially takes place. At 31 December 2017, the impact of the prospective discontinuation on the income statement gave rise to finance costs in the amount of EUR 6,871 thousand and EUR 6,871 thousand in 2016 (see Note 24.d).

The transfers to the income statement also include the interest accrued on the hedging agreements and the early termination fees arising from the refinancing of Manchasol 2 and Lestenergía detailed in Note 15, which entailed costs of EUR 6,804 thousand in 2017, none in 2016 (Note 24.d).

15.	Bank borrowings

At 31 December 2017 and 2016, the Group had been granted the following loans (in thousands of euros):

	31/12/2017		31/12/2016
	Current	Non-current	Current	Non-current
Project financing	111,022	1,513,929	95,350	1,361,825
Bank borrowings	70,500	-	-	-
Debt arrangement expenses	-	(25,250)	-	(20,068)
Unmatured interest payable	4,823	-	1,555	-
Total	186,345	1,488,679	96,905	1,341,757

Saeta Yield, S.A.U. and Subsidiaries

The detail, by maturity, of the non-current bank borrowings at 31 December 2017 and 2016 is as follows:

Maturity (in 2017)	Project finance	Maturity (in 2016)	Project finance
2019	117,553	2018	94,825
2020	116,379	2019	98,974
2021	122,038	2020	100,149
2022 and subsequent years	1,157,959	2021 and subsequent years	1,067,878
Total	1,513,929	Total	1,361,825

On 27 March 2015, the Parent entered into a Revolving Credit Facility Agreement for a maximum of EUR 80,000 thousand with five Spanish and international financial institutions, that has not yet been drawn down. The maturity date of the agreement is 27 March 2018 and interest is accrued biannually at Euribor + 2.75%. In addition, a commitment fee is paid on a quarterly basis. This loan agreement was terminated early on 29 September 2017.

On 29 September 2017, this agreement was replaced by a revolving credit facility (RCF) taken out on 27 July 2017 with a bank syndicate formed by six Spanish and international financial institutions. This line of credit has a limit of EUR 120 million, matures in 3 years on 29 September 2020, and may be extended for an additional 2 years. This line of credit was entered into in the form of a bullet loan, without repayments until its maturity. The loan accrues interest at a floating rate, tied to the EURIBOR, and the line of credit includes commitment fees.

On 29 September 2017, EUR 70 million were drawn down on the line of credit to acquire Lestenergia (see Note 6.b).

At the end of the period, all financial and non-financial covenants under the credit facility are met, and we expect to be in compliance with them during the foreseeable future.

In 2017 the Parent also entered into two lines of credit, one with Liberbank on 2 August 2017 and another with Bankia on 20 November 2017, each of which amounted to EUR 3 million. The loan accrues interest at a floating rate, tied to the EURIBOR. At 31 December 2017, EUR 500,000 had been drawn down on the line of credit granted by Liberbank.

Project finance is the main source of financing for the companies of the Saeta Group for projects involving power facilities (both those included as tangible assets and concessions). These financing structures are applied to projects capable in their own right of providing sufficient guarantees to the participating banks with regard to the repayment of the funds borrowed to finance them. Each project is performed through specific companies in which the project’s assets are financed, on the one hand, through a contribution of funds by the developers, which is limited to a given amount, and on the other, generally of a larger amount, through borrowed funds in the form of long-term debt. The debt servicing of these credit facilities or loans is supported mainly by the cash flows to be generated by the project in the future and by security interests in the project’s assets.

The main changes made to the financing agreements in 2017 relate to the following:

-
The inclusion in the scope of consolidation of Fingano, Vengano and Lestenergía (see Note 6). The bank borrowings at the time of their inclusion in the Saeta Group amounted to EUR 93,023 thousand, EUR 54,308 thousand and EUR 81,396 thousand, respectively.

Subsequently, the loan held by Fingano and Vengano with Corporación Interamericana de Inversiones (CII) for the principal and the interest accrued (EUR 16,357 thousand and EUR 750 thousand, respectively) was repaid on 12 July 2017.

-
On 24 May 2017, Manchasol 2 entered into a non-terminating modifying novation of the Financing Agreement, which was classified as a non-substantial change in accordance with IAS 39, and, therefore, the maximum amount of the loan was increased by EUR 8,957 thousand, which was drawn down on the date the agreement was signed. In addition, the loan is divided into a Commercial Tranche and an Investor Tranche (EUR 40 million), the loan repayment schedule was amended, extending the maturity dates to 30 December 2032 for the Commercial Tranche and 30 June 2034 for the Investor Tranche, and the margin applicable to the loan was changed from 6M EURIBOR + 3.10% to 6M EURIBOR +1.75% for the Commercial Tranche and to a fixed rate of 3.11% for the Investor Tranche.

This novation gave rise to early termination fees arising from the amounts repaid in the transaction of EUR 5,717 thousand in order to maintain the Group’s hedge accounting policy in relation to its exposure to the risk of variable interest rates (Note 18), which were recognised under “Finance costs” in the consolidated income statement (see Note 24.c), since the hedged transaction (replaced by the fixed rate tranche) is not probable.

Saeta Yield, S.A.U. and Subsidiaries

-
On 17 November 2017, Parque Eólico Valcaire entered into a project finance arrangement with Banco Sabadell (the lender) for an amount of EUR 14.350.000. This credit facility accrues interest at a floating rate, calculated by adding a spread of 1.70%, which remains constant throughout the term of the agreement, to the reference interest rate (Euribor), maturing in 2030. A total of EUR 213 thousand were drawn down under this agreement in 2017 in order to pay the debt arrangement expenses. The rest of the principal had yet to be drawn down as of 31 December 2017.

-
On 27 December 2017, Lestenergía repaid the financing agreement in force, which entailed a payment of EUR 74,761 thousand for the principal of the outstanding debt and finance costs of EUR 2,453 thousand paid in 2017, which included the early termination fees arising from the amounts repaid of EUR 1,087 thousand (Note 18), recognised as finance costs in the consolidated income statement (Note 24.d), as it involved the substantial repayment of debt.

On this same date the company entered into a new project finance arrangement with Novo Banco, S.A. (the Agent Bank) and BNP Paribas Fortis, S.A./ N.V, ING Bank N.V, Sucuersal Em Portugal and Banco Santander Totta, S.A. for a total of EUR 144 million, of which EUR 135 million accrue interest at a floating rate, calculated by adding a spread of 2.00%, which increases throughout the term of the agreement, to the reference interest rate (Euribor), maturing in 2028, and the remaining EUR 9 million are a line of credit with Novo Banco, S.A., an amount not yet drawn down that accrues interest at a floating rate, calculated by adding a spread of 0.80%, which increases throughout the term of the agreement, to the reference interest rate (Euribor), maturing in 2028.

In addition, the first drawn down amounting to EUR 135 million was made.

In 2017 ordinary loan payments were also made in the amount of EUR 104,670 thousand (EUR 87,044 thousand at 31 December 2016, plus an early repayment in the amount of EUR 1,515 thousand for Eólica del Guadiana).

The changes in debt arrangement expenses relate mainly to the inclusion of Fingano and Vengano in the scope of consolidation, the capitalisation of the arrangement expenses corresponding to the novation of Manchasol 2, the financing of Valcaire and the financing of Lestenergía for a total of EUR 10,263 thousand. These changes also include the accrual corresponding to 2017 in the amount of EUR 7,245 thousand (see Note 24.d).

The main changes made to the financing agreements in 2016 relate to the following:

-
The inclusion in the scope of consolidation of Extresol 2 and Extresol 3 (see Note 6), which had bank borrowings at the time of their inclusion in the Saeta Group in the amount of EUR 214,251 thousand and EUR 236,197 thousand, respectively.

-
On 22 December 2015, Serrezuela Solar entered into a project finance arrangement with Banco Santander (Agent Bank) and Société Generale, BNP Paribas Fortis, S.A./N.V., Credit Agricole Corporate and Investment Bank, Sucursal en España and Société Generale, Sucursal en España for EUR 135 million, and with the European Investment Bank for EUR 50 million. The first credit facility accrues interest at a floating rate, which is calculated by adding a spread to the reference interest rate (Euribor) of 1.75%, which increases throughout the term of the agreement, and the second at a fixed rate of 0.58%, maturing in 2031.

-
On 29 January 2016, the company made its first drawdown on the financing in the amount of EUR 3,700 thousand, on 14 March 2016 it made the second drawdown for EUR 99,900 thousand, and on 23 December 2016 it made the final drawdown for a total of EUR 78,626 thousand. The first principal repayment was made on 30 June 2016.

In 2016 a loan payment in the amount of EUR 87,044 thousand was made in accordance with the timetable established in the financing agreements and an early repayment in the amount of EUR 1,515 thousand was made for Eólica del Guadiana In addition, EUR 3,144 thousand were paid in connection with the fee for the Serrezuela Solar II financing included in the consolidated statement of cash flows under “Cash flows from financing activities”.

The changes in debt arrangement expenses relate mainly to the inclusion of Extresol 2 and Extresol 3 in the scope of consolidation for EUR 10,878 thousand on 22 March 2016, and the capitalisation of the arrangement expenses corresponding to the financing arranged for Serrezuela Solar II in the amount of EUR 3,144 thousand. These changes also include the amortisation corresponding to 2016 in the amount of EUR 2,228 thousand (see Note 24.c).

Saeta Yield, S.A.U. and Subsidiaries

The detail, by maturity and terms, of the Company’s gross debt for each financing agreement, at 31 December 2017 is as follows:

Company	Arrangement date	Maturity	Terms	Amount drawn down (in thousands of euros)
				Current	Non-current	Total
Extresol I	Jul 07	Jun 29	6M EUR + 1.05%*	11,009	156,805	167,814
Extresol II	Sep 09	Dec 31	6M EUR + 3.00%***	11,643	180,851	192,494
Extresol III	Apr 11	Dec 33	6M EUR + 3.00%***	10,911	202,079	212,990
Manchasol II	May 17	Jun 34	6M EUR + 1.75%***** 6M EUR + 3.11% (Investor tranche)	10,477	178,333	188,810
Serrezuela Solar II	Dec 16	Dec 31	6M EUR + 1.75%**** 6M EUR + 1.67% (EIB tranche)	12,767	146,796	159,563
Al-Andalus	Jul 07	Jul 27	6M EUR + 0.80%** 6M EUR + 0.75% (EIB tranche)	16,987	181,683	198,670
P.E. Santa Catalina	Aug 08	Jun 28	6M EUR + 1.30%**	7,857	87,633	95,490
Eólica del Guadiana	Feb 10	Dec 27	6M EUR + 3.00%**	3,051	37,867	40,918
P.E. Sierra de las Carbas	Dec 07	Dec 27	6M EUR + 0.80%**	3,233	36,070	39,303
P.E. Tesosanto	Dec 07	Dec 27	6M EUR + 0.80%**	4,311	46,225	50,536
La Caldera Energía Burgos	Dec 07	Dec 27	6M EUR + 0.80%**	1,870	22,738	24,608
P.E. Valcaire	Nov 17	Dec 30	6M EUR + 1.70%	15	197	212
Fingano	Apr 14	Feb 32	6M LIBOR + 3.3425% (BROU tranche) LIBOR + 3.3825% (BID tranche)	3,351	70,373	73,724
Vengano	Apr 14	Feb 32	6M LIBOR + 3.3425% (BROU tranche) LIBOR + 3.3825% (BID tranche)	2,116	42,703	44,819
Lestenergía	Dec 17	Sep 28	6M EUR + 2%*****	11,425	123,575	135,000
TOTAL				111,022	1,513,929	1,624,951
* Different spreads will be applied to this financing based on the debt service coverage ratio of the previous year.
** Different spreads will be applied to this financing in different periods from the start of operation, except in the case of Eólica del Guadiana, which changes on the sixth and thirteenth year, whereas the other wind farms change on the fifteenth and eighteenth year.
*** This financing has a fixed margin throughout the entire term of the loan.
**** This financing includes changes to the margin in 2020 and 2028.
***** This financing includes changes to the margin in 2021 and 2025.

The detail, by maturity and terms, of the Company’s gross debt for each financing agreement, at 31 December 2016 is as follows:

Company	Arrangement date	Maturity	Terms	Amount drawn down (in thousands of euros)
				Current	Non-current	Total
Extresol I	Jul-07	Jun-29	6M EUR + 1.05%*	10,252	167,814	178,066
Extresol II	Sep-09	Dec-31	6M EUR + 3.00%***	11,174	192,493	203,668
Extresol III	Apr-11	Dec-33	6M EUR + 3.00%***	13,222	212,990	226,213
Manchasol II	Apr-09	Mar-29	6M EUR + +3.10%*	10,373	179,440	189,813
Serrezuela Solar II	Dec-16	Dec-31	6M EUR + 1.75%****	12,830	159,563	172,392
Al-Andalus	Jul-07	Jul-27	6M EUR + +0.80%**	18,162	198,671	216,833
P.E. Santa Catalina	Aug-08	Jun-28	6M EUR + +1.30%**	7,687	95,489	103,177
Eólica del Guadiana	Feb-10	Dec-27	6M EUR + +3.00%**	2,783	40,918	43,701
P.E. Sierra de las Carbas	Dec-07	Dec-27	6M EUR + +0.80%**	3,045	39,303	42,348
P.E. Tesosanto	Dec-07	Dec-27	6M EUR + +0.80%**	4,060	50,536	54,596
La Caldera Energía Burgos	Dec-07	Dec-27	6M EUR + +0.80%**	1,761	24,608	26,369
TOTAL				95,350	1,361,825	1,457,175
* Different spreads will be applied to this financing based on the debt service coverage ratio of the previous year.
** Different spreads will be applied to this financing in different periods from the start of operation, except in the case of Eólica del Guadiana, which changes on the sixth year and thirteenth year, whereas the other wind farms change on the fifteenth and eighteenth year.
*** This financing has a fixed margin throughout the entire life of the loan.
**** This financing includes changes in the margin in year 2018, year 2020 and year 2023.

Saeta Yield, S.A.U. and Subsidiaries

At 31 December 2017 and 2016, all bank borrowings were comprised the amount of the financing associated with the projects listed in Note 9 and the concession facilities of Fingano and Vengano described in Note 7, whereby these amounts are increased by the accrued interest payable and reduced by the debt arrangement expenses.

All of the aforementioned debt corresponds to project financing. These financing structures are applied to projects capable in their own right of providing sufficient guarantees to the participating banks with regard to the repayment of the funds borrowed to finance them. The project’s assets are financed, on the one hand, through a contribution of funds by the developers, which is limited to a given amount, and on the other, generally of a larger amount, through borrowed funds in the form of long-term debt. The debt servicing of these loans is supported by the cash flows to be generated by the project in the future and by security interests in the project’s assets. The payment obligations arising from these financing agreements are without recourse to shareholders.

This project finance accrues interest at market rates. In addition, these financing structures include clauses requiring the fulfilment of certain ratios for a portion of the project being financed.
The Group companies’ financing agreements include a series of obligations that must be fulfilled during the term thereof and that are mainly as follows:

•	Extresol 1:

o	Not to dispose, encumber or transfer in any way its rights or assets for a cumulative amount greater than EUR 600,000 at 2006 values (according to the carrying amount at acquisition).
o	To establish the debt service reserve fund within a period of 12 months from completion of the work and maintain the fund during the term of the agreement.
o	The debt service coverage ratio must be greater than 1 in any given year and not less than 1.05 for two consecutive years.
o	The gearing ratio must be greater than 10/90.
o	Not to incur any other debt other than that mentioned, or grant loans, guarantees, donations or any other discretional gifts.

•	Extresol 2:

o	Not to dispose, encumber or transfer in any way its rights or assets for a cumulative amount greater than EUR 600,000 at 2006 values (according to the carrying amount at acquisition).
o	To establish the debt service reserve fund within a period of 12 months from completion of the work and maintain the fund during the term of the agreement.
o	The debt service coverage ratio must be greater than 1.05 in any given year.
o	The gearing ratio must be greater than 24.05/75.95.
o	Not to incur any other debt other than that mentioned, or grant loans, guarantees, donations or any other discretional gifts.

•	Extresol 3:

o	Not to dispose, encumber or transfer in any way its rights or assets for a cumulative amount greater than EUR 600,000 at 2006 values (according to the carrying amount at acquisition).
o	To establish the debt service reserve fund within a period of 12 months from completion of the work and maintain the fund during the term of the agreement.
o	The debt service coverage ratio must be greater than 1.05 in any given year.
o	The gearing ratio must be greater than 22.85/77.15.
o	Not to incur any other debt other than that mentioned, or grant loans, guarantees, donations or any other discretional gifts.

•	Manchasol 2:

o	Not to dispose of or encumber in any way any of its assets or items of property plant and equipment, either as a whole or one or various assets.
o	To establish the debt service reserve fund within a period of 12 months from completion of the work and maintain the fund during the term of the agreement.
o	To maintain a gearing ratio of 20/80.
o	Not to incur any other debt other than that mentioned, or grant loans, guarantees, donations or any other discretional gifts.
o	Not to have a debt service coverage ratio below 1.05 for two consecutive years or below 1.00 in any given year.

Saeta Yield, S.A.U. and Subsidiaries

•	Serrezuela Solar II:

o
Not to spin off, split up, sell, assign, transfer or dispose of or tax in any way its assets, goods, establishments or equity assets of any kind, or its current or future collection rights, income or receivables from third parties.

o
A provision will be recognised under the debt service reserve account by the borrower with a charge to the last commercial loan drawdown, and the fund must be maintained during the term of the agreement.

o	To maintain a gearing ratio of 25/75.
o	Not to incur any debt other than that mentioned, grant any loans or credit facilities, or transfer funds to third parties for purposes other than carrying out the project.
o	Not to have a debt service coverage ratio below 1.05x for two consecutive years or below 1.00x in any given year.

•	Al-Andalus:

o
Not to dispose, sell, mortgage or encumber in any way any of its assets or items of property plant and equipment, either as a whole or one or various assets, for an amount greater than EUR 500,000 (according to the carrying amount at acquisition) throughout the term of the agreement.

o	To maintain the debt service reserve fund during the term of the agreement.
o	To maintain a senior debt/equity ratio equal to or less than 85% throughout the term of the credit facility.
o	To maintain a debt service coverage ratio greater than 1.05x.

•	P.E. Santa Catalina:

o	Not to dispose of or encumber in any way any of its assets or items of property plant and equipment, either as a whole or one or various assets, for an amount greater than EUR 500,000.
o	To maintain the debt service reserve fund during the term of the agreement.
o	To maintain a senior debt/equity ratio equal to or less than 80% throughout the term of the credit facility.
o	Not to incur any other debt other than that mentioned, or grant loans, guarantees, donations or any other discretional gifts.
o	Not to have a debt service coverage ratio below 1.05x for two consecutive years or below 1.03x in any given year.

•	Eólica del Guadiana:

o	To maintain a credit facility/equity ratio of no more than 32.9%/67.1%.
o	To maintain the debt service reserve fund during the term of the agreement.
o	Not to have a debt service coverage ratio below 1.05 during the term of the credit facility.

•	Tesosanto, Sierra de las Carbas and La Caldera:

o
Not to dispose, sell, mortgage or encumber in any way any of its assets or items of property plant and equipment, either as a whole or one or various assets, for an amount greater than EUR 500,000 (according to the carrying amount at acquisition) throughout the term of the agreement.

o	To maintain the debt service reserve fund during the term of the agreement.
o	To maintain a senior debt/equity ratio equal to or less than 90% throughout the term of the credit facility.
o	Not to have a debt service coverage ratio below 1.05 for two consecutive years or below 1.03 in any given year.

•	P.E. Valcaire:

o
Not to spin off, split up, sell, assign, transfer or dispose of in any way its assets, goods, establishments or equity assets of any kind, or its current or future collection rights, income or receivables from third parties.

o	To maintain the debt service reserve fund at the legally required minimum during the term of the agreement.
o	To maintain a minimum gearing ratio of 80%.
o	Not to incur additional financial debt without prior written consent from the Lenders, other than the permitted financial debt.
o	To maintain a debt service coverage ratio greater than 1.05x.

•	Lestenergía:

o
Not to spin off, split up, sell, assign, transfer or dispose of in any way its assets, goods, establishments or equity assets of any kind, or its current or future collection rights, income or receivables from third parties.

o	To maintain the unrestricted line of credit.
o	Not to incur additional financial debt without prior written consent from the Lenders, other than the permitted financial debt.
o	To maintain a debt service coverage ratio greater than 1.05x.

Saeta Yield, S.A.U. and Subsidiaries

•	Fingano and Vengano:

o	Not to dispose of or encumber in any way any of its assets or items of property plant and equipment, either as a whole or one or various assets.
o	Not to acquire assets.
o	To maintain the debt service reserve fund during the term of the agreement.
o	To maintain a senior debt/equity ratio equal to or less than 85% throughout the term of the credit facility.
o	Not to incur any other debt other than that mentioned, or grant loans, guarantees, donations or any other discretional gifts.
o	Not to have a debt service coverage ratio below 1.05 in any given year.

As of today’s date, all financial and non-financial covenants established in the financing agreements have been met, and are not expected to be breached in the future.

The financial covenants established in the financing agreements also include restrictions on the distribution of dividends.

16.	Risk management

The Saeta Group carries out its business activities in Spain, Uruguay and Portugal. These countries have a different socio-economic and legal environment, which entails exposure to different levels of risk inherent to their businesses. Saeta Yield monitors and controls these risks in order to prevent them from reducing shareholder returns, jeopardising its employees or its corporate reputation, or having a negative impact on the Group as a whole.

In order to carry out this risk control, the Group has instruments and processes that enable it to identify the risks early enough so as to be able to manage them appropriately, either by avoiding their materialisation or by minimising their impact.

In addition to the risks inherent to its business activities, Saeta Yield is exposed to various risks of a financial nature, arising either from changes in interest rates, exchange rates, liquidity risk or credit risk.

Interest rate risk

This risk arises from changes in future cash flows of floating-rate borrowings resulting from fluctuations in market interest rates (Note 15).

The objective of interest rate risk management is to mitigate the impact on borrowing costs arising from fluctuations in interest rates. For this purpose, financial derivatives that guarantee fixed interest rates or rates with caps and floors are arranged for a substantial portion of the borrowings that may be affected by this risk (Notes 14.e and 18).

The Group mitigates interest rate risk by arranging hedges, as disclosed in Note 18, and by arranging financing at fixed interest rates. The Group currently has approximately 78% of the outstanding balance of the project debt hedged.

The sensitivity of the Group’s profit and equity to interest rate fluctuations, taking into account its existing hedging instruments, is as follows (in thousands of euros):

	Changes in interest rates (basis points)	Effect on profit (before tax)	Effect on equity (after tax)
31/12/2017	100	377	46,830
	(25)	(4)	(12,229)

	Changes in interest rates (basis points)	Effect on profit/(loss) before tax	Effect on equity after tax
31/12/2016	100	267	47,713
	(25)	(57)	(12,649)

Saeta Yield, S.A.U. and Subsidiaries

Liquidity risk

This risk results from the timing gaps between fund requirements for business investment commitments, debt maturities, working capital requirements, etc. and the funds obtained from the conduct of the Group’s ordinary operations, various forms of bank financing, capital market transactions and divestments.

The objective is to maintain a balance between the flexibility, term and conditions of the credit facilities arranged on the basis of projected short-, medium-, and long-term cash requirements. The directors believe the Group’s sensitivity to liquidity risk is scantly material at 31 December 2017 and 2016.

This risk is managed through undrawn credit facilities at 31 December 2017 and 2016 of EUR 236,889 and EUR 274,916 thousand, respectively (see Notes 13 and 15), which is sufficient to cover the Group’s current liquidity needs, among which are included:

-
A revolving credit facility of EUR 120 million, maturing in three years, and that may be extended for an additional two years, of which EUR 70 million had been drawn down as of 31 December 2017, with EUR 65 million repaid in January 2018 (Note 15).

-	A series of bilateral loan agreements for a total of EUR 6 million, of which EUR 500 thousand had been drawn down as of 31 December 2017 and were repaid in January 2018 (Note 15).

Simultaneously with the Saeta Yield public offering, the ACS Group increased share capital through a share premium in the amount of EUR 200 million, which was mostly used to reduce the principal of the debt associated with financing certain projects as well as restructuring the derivative financial instruments of the related coverage (see Notes 15 and 18). This restructuring reduced the amount of principal payable and, therefore, the total cost of the debt service (interest and principal repayments). In the opinion of the directors, this greater margin for generating cash, together with the settlement of the balances arising from commercial and tax transactions with related companies (see Note 22) performed as a result of the Saeta Group no longer being controlled by the ACS Group, enables the companies to better comply with their financial commitments and guarantees the normal conduct of business in the foreseeable future, as per the expected trend of the business environment.

The detail, by maturity, of the non-current bank borrowings at 31 December 2017and 2016 is described in Note 15.

Credit risk

In general, the Group companies hold their cash and cash equivalents at banks with high credit ratings.

The main risk associated with customers is due to the concentration thereof (Note 12). However, the risk associated with customers is considered to be low, since the Group’s main counterparties are: (i) the Iberian Electricity Market Operator (OMIE), which has a flawless payment history with no defaults; (ii) the Spanish Electricity Tariff, which is proving to have a solvent and balanced budget, once the regulatory reform affecting electricity costs was concluded in 2014; (iii) a long-term power purchase agreement (PPA) governed by law for an average period of 21 years with a counterparty in Uruguay, UTE, with a solvent payment history; (iv) EDP Serviço Universal, the counterparty in Portugal that purchases all production of the country’s wind farms and, according to S&P, has a credit rating of BBB-; and (v) a series of market agents in Spain, including the main companies of the sector that have solid credit ratings.

Regulatory risk

As described in Note 1, the remuneration of facilities that produce electricity in Spain under the special regime will be determined by: i) the sale of energy generated valued at market price and ii) a specific remuneration consisting of a term per unit of installed capacity that covers, where appropriate and if necessary, the investment costs of a standard facility that cannot be recovered in the market through the sale of energy and an operating term that covers, where applicable, the difference between operating costs and the revenue from the aforementioned standard facility’s participation in the market; thus, the risk of long-term variations are noticeably reduced as a whole.

As indicated in Note 1, the activities carried out in Portugal are also exposed to regulatory risk.

The risk related to market income as a result of uncertainties with regard to electricity production using certain renewable energy generation technologies that depend on weather conditions, such as wind resources and irradiation, and as a result of changes in the price of electricity on the Spanish wholesale market, although this is significantly limited due to Spanish law, is monitored by the Saeta Group, which continuously takes into account the alternatives available in the market to manage this risk.

Saeta Yield, S.A.U. and Subsidiaries

Risk of regulatory changes

The activity of electricity production with renewable energies in Spain and Portugal is subject to a broad regulation on tariffs (see Schedule 1) and to other aspects related to its activities. The introduction or modification of the existing laws could impact in the activities and economic outcomes and, therefore, in the recoverable value and the financing commitments.

Wind farms in Uruguay are under a PPA contract (long term power purchase agreement) thanks to which the farms receive a fixed price per MWh produced, linked to the US economy indices, which mitigates its risks.

Also, the current legislative framework governing the tariff review system, including the remuneration of electricity generated, constitutes the main support mechanism for the development of these renewable sources.

Foreign currency risk

Approximately 5% of the Saeta Group’s operating income in 2017 was exposed to the euro-US dollar exchange rate, since the assets in Uruguay are paid in this currency. This risk is mitigated by the fact that the majority of the expenses and payments (including finance costs) for these projects are also denominated in US dollars. The suitability of arranging foreign currency hedges will be analysed in the future according to the cash surplus generated. Due to the Company’s growth strategy, there is a natural hedging mechanism given that Saeta Yield expects to acquire assets in the future in US dollars.

The effect on the main headings of the Saeta Group’s consolidated financial statements of translating the net assets of the companies that are fully consolidated and whose functional currency is the US dollar is described in Note 2.d.4.

Also, it’s important to point out our investment policy, which allows us to invest in a currency different from the Euro as long as they are considered investment grade and with strong currencies.

There were no exposures to foreign currency in 2016.

Other external factors with an impact on the Group’s business activities

The activities of the companies that form part of the Group are influenced by weather, an external factor that may affect its operations, results and financial position.

17.	Capital management

The Group’s capital management objectives are to maintain an optimum financial and equity structure to reduce the cost of capital and at the same time to safeguard the Group’s ability to continue to operate with sufficiently sound debt-equity ratios.

The capital structure is basically controlled through the debt-equity ratio, calculated as the proportion of equity relative to net financial debt.

The debt-equity ratio at 31 December 2017 and 2016 is detailed as follows:

	31/12/2017	31/12/2016
- Other current financial assets and cash (*)	(251,880)	(267,899)
+ Bank borrowings	1,675,024	1,438,662
Net debt	1,423,144	1,170,763
Equity	546,962	551,547
Leverage ratio	260.19%	212.27%
(*) Does not include current financial assets with Group and related companies

The Parent’s Board of Directors considers that the gearing ratio at 31 December 2017 and 2016 was adequate, taking into account the unique nature of the assets that form part of the Group. These assets are financed under a project financing arrangement, which is a very long-term financing structure that applies to projects that are capable of providing sufficient support by themselves to participating financial institutions with regard to the reimbursement of debts assumed to carry out the projects, and whose debt servicing is backed by the cash flows that the project itself will generate in the future, as well as by collateral on the project’s assets.

Saeta Yield, S.A.U. and Subsidiaries

It should be noted that in 2017 the gearing ratio was increased as a result of the refinancing of Manchasol 2 (Note 15), as well as the consideration of the debt of the acquired companies (Fingano and Vengano) (Note 6), the consideration for the debt of these last two companies, the new debt of Lestenergía (Note 15), and the drawn down on the revolving credit facility of EUR 70 million allocated to purchase this company. . In 2016 the gearing level was increased as a result of the financing for Serrezuela Solar II (see Note 15), which was mainly used to acquire Extresol 2 and Extresol 3 (see Note 6), and the consideration for the debt of the last two companies.

18.	Payables for derivative financial instruments

Interest rate hedges

The activities carried out by the Group are exposed to financing risks and, more specifically, interest rate risk. In order to reduce the impact of these risks and in accordance with its risk management policy, the Group has arranged various financial derivatives, which have long-term maturities.

Approximately 78% in 2017 and 75% in 2016 of the Group’s external bank borrowings is hedged by the aforementioned financial derivatives in order to mitigate interest rate risk, whereby the derivatives arranged are interest rate swaps under market conditions.

The Group uses cash flow hedges to meet the requirements regarding measurement bases in order for the financial instruments detailed below to qualify for hedge accounting. In this regard, changes in the fair value of the derivatives are recognised, in respect of the effective portion of the hedges and net of their related tax effect, in equity under “Valuation adjustments” (see Note 14.e). The accumulated profit or loss on the hedging instrument is taken to the consolidated income statement as the hedged item affects profit or loss.

The following table shows the fair value of these hedges at 31 December 2017 and 2016 (in thousands of euros):

	31/12/2017		31/12/2016
	Non-current	Current	Non-current	Current
Fair value of the cash flow hedges (interest rate)	82,816	34,259	120,350	35,461
Total	82,816	34,259	120,350	35,461

These instruments are offset and settled by differences, whereby the Group’s risk arises from the position not hedged and not from the amount contracted.

Saeta Yield, S.A.U. and Subsidiaries

The detail of the interest rate hedges arranged by Group companies at 31 December 2017 is as follows:

Company	Arrangement date	Maturity	Cash flow swap		Drawn down
			Floating rate	Fixed rate	Notional amount	Gross fair value
Extresol I	Jul 07	Dec 22	6M EUR + 1.05%*	50% 4.64% / 50% 4.078%	125,861	(21,831)
Extresol II	Dec 15	Dec 25	6M EUR + 3.00%***	from 3.188% to 3.410%	144,370	(24,114)
Extresol III	Jun 11	Jun 21	6M EUR + 3.00%***	3.611% / 1 bank applies 2.775%	173,534	(20,428)
Manchasol II	Apr 09	Dec 22	6M EUR + 1.75%*****	4.323%	112,570	(19,500)
	May 17	Dec 30		1.764%	732	(1,151)
Serrezuela Solar	Jan 16	Dec 28	6M EUR + 1.75% ****	0.955%	93,150	(1,758)
Al-Andalus	Jul 07	Jul 13	6M EUR + 0.80%**	0.5%	149,003	(2,056)
	Sep 23	Jul 13		0.433%	-	1,221
P.E. Santa Catalina	Aug 08	Jun 21	6M EUR + 1.30%**	3.85%	71,617	(8,412)
	Oct 16	Jun 26		0.94%	-	222
Eólica del Guadiana	Feb 10	Dec 23	6M EUR + 3.00%**	3.78%	31,824	(5,129)
	Aug 16	Dec 25		1.15%	-	45
P.E. Sierra de las Carbas	Dec 07	Jun 20	6M EUR + 0.80%**	50% 4.456% / 50% 3.76%	38,321	(5,701)
	Nov 16	Dec 25		0.944%	-	15
P.E. Tesosanto	Dec 07	Jun 20 – Jun 24	6M EUR + 0.80%**	50% 4.456% / 50% 3.70%	30,459	(4,457)
	Nov 16	Dec 25		0.944%	-	16
La Caldera Energ. Burgos	Dec 07	Jun 20 – Jun 24	6M EUR + 0.80%**	50% 4.456% / 50% 3.76%	17,055	(2,519)
	Nov 16	Dec 25		0.944%	-	7
P.E. Valcaire	Dec 17	Dec 28	6M EUR + 1.70% *****	0.820%	12,189	(105)
Lestenergía Exploração de Parques Eólicos, S.A.	Dec 17	Dec 27	6M EUR + 2%	0.757%	114,750	(1,440)
TOTAL					1,115,435	(117,075)
* Different spreads will be applied to this financing based on the debt service coverage ratio of the previous year.
** Different spreads will be applied to this financing in different periods from the start of operation, except in the case of Eólica del Guadiana, which changes on the sixth and thirteenth year, whereas the other wind farms change on the fifteenth and eighteenth year.
*** This financing has a fixed margin throughout the entire term of the loan.
**** This financing includes changes to the margin in 2018, 2020 and 2023.
***** This financing includes changes to the margin in 2020 and 2028.
****** This financing has the same interest rate throughout the term of the agreement.

The detail, by maturity, of the notional amounts of the aforementioned hedging instruments, on the basis of the nature of the contracts, which were measured taking into account Note 5.e.2.2, is as follows:

2017:

	Thousands of euros
	Notional amount	Maturity							Gross fair value
	Total	2018	2019	2020	2021	2022	2023	2024 and subsequent years
Securities	1,115,435	87,857	86,413	82,159	86,278	166,239	80,067	526,422	(117,075)

Saeta Yield, S.A.U. and Subsidiaries

The detail of the interest rate hedges arranged by Group companies at 31 December 2016 is as follows:

Company	Arrangement date	Maturity	Cash flow swap		Drawn down
			Floating rate	Fixed rate	Notional amount	Gross fair value
Extresol I	Jul-07	Dec-22	6M EUR + 1.05%*	50% 4.64% / 50% 4.078%	133,550	(28,119)
Extresol II	Dec-15	Dec-25	6M EUR + 3.00%***	from 3.188% to 3.410%	154,781	(29,861)
Extresol III	Jun-11	Jun-21	6M EUR + 3.00%***	3.611% / 1 bank applies 2.775%	183,151	(27,604)
Manchasol II	Apr-09	Dec-22	6M EUR + 3.10%*	4,323%	142,360	(29,977)
Serrezuela Solar	Jan-16	Dec-28	6M EUR + 1.75%****	0,955%	100,640	(3,190)
Al-Andalus	Jul-07	Jul-19	6M EUR + 0.80%**	0.5%	162,625	(2,870)
	Sep-16	Jul-25		0,433%	-	651
P.E. Santa Catalina	Aug-08	Jun-21	6M EUR + 1.30%**	3.85%	77,382	(11,577)
	Oct-16	Jun-26		0.94%	-	96
Eólica del Guadiana	Feb-10	Dec-23	6M EUR + 3.00%**	3.78%	33,911	(6,559)
	Aug-16	Dec-25		1.15%	-	38
P.E. Sierra de las Carbas	Dec-07	Jun. 2020 – Jun. 2024	6M EUR + 0.80%**	50% 4.456% / 50% 3.76%	41,290	(7,524)
	Nov-16	Dec-25		0,944%	-	(35)
P.E. Tesosanto	Dec-07	Jun. 2020 – Jun. 2024	6M EUR + 0.80%**	50% 4.456% / 50% 3.70%	32,818	(5,908)
	Nov-16	Dec-25		0,944%	-	(26)
La Caldera Energ. Burgos	Dec-07	Jun. 2020 – Jun. 2024	6M EUR + 0.80%**	50% 4.456% / 50% 3.76%	18,377	(3,331)
	Nov-16	Dec-25		0,944%	-	(15)
TOTAL					1,080,885	(155,811)
* Different spreads will be applied to this financing based on the debt service coverage ratio of the previous year.
** Different spreads will be applied to this financing in different periods from the start of operation, except in the case of Eólica del Guadiana, which changes on the sixth year and thirteenth year, whereas the other wind farms change on the fifteenth and eighteenth year.
*** This financing has a fixed margin throughout the entire life of the loan.
**** This financing includes changes in the margin in year 2018, year 2020 and year 2023.

The detail, by maturity, of the notional amounts of the aforementioned hedging instruments, on the basis of the nature of the contracts, which were measured taking into account that set forth in Note 5.d.2.2, is as follows:

2016:

	Thousands of euros
	Notional amount	Maturity							Gross fair value
	Total	2017	2018	2019	2020	2021	2022	2023 and subsequent years
Securities	1,080,885	71,111	78,924	75,938	73,298	77,522	245,901	458,192	(155,811)

The following derivatives were arranged in 2017 in addition to those existing at 31 December 2016:

-
On 24 May 2017, within the framework of the Manchasol 2 refinancing transaction described in Note 15, derivatives for a notional amount of EUR 23,282 thousand were repaid, which had an impact of EUR 5,717 thousand on the income statement (Note 24.d), due the covered transaction has disappeared.

-
On 24 May 2017, new derivatives were arranged for Manchasol 2. These new derivatives expanded the hedged term of the syndicated loan from 30 December 2022 to 30 December 2030. Interest rate hedging agreements were signed with the following entities: Banco Santander, Banco Sabadell, Credit Agricole Corporate and Investment Bank, sucursal en España, Societé Generale, sucursal en España and BNP Paribás Fortis. The fixed rate of the swap is 1.764%.

-
On 17 November 2017, Parque Eólico Valcaire arranged interest rate swaps hedging the loan from 29 December 2017 to 29 December 2028 within the framework of the new financing agreement entered into (see Note 15). The interest rate hedging agreement was entered into with Banco Sabadell. The fixed rate of the swap is 0.82%.

Saeta Yield, S.A.U. and Subsidiaries

-
On 27 December 2017, Lesternergía repaid the outstanding debt along with the derivatives associated therewith, the impact of which on the income statement was EUR 1,087 thousand (Note 24.d), due the covered transaction has disappeared.

-
On 27 December 2017, Lestenergía arranged new interest rate swaps hedging the loan from 27 December 2017 to 15 December 2027 within the framework of the new financing agreement entered into (see Note 15). The interest rate hedging agreements were entered into with Banco Santander, ING, BNP Paribás Fortis and Novo Banco. The fixed rate of the swap is 0.757%.

The following derivatives were arranged in 2016:

-
On 2 February 2016, financial transaction framework agreements were entered into with Serrezuela Solar II, S.L.U. within the framework of the financing described in Note 15. Interest rate hedging agreements were signed with the following entities: Banco Santander (Agent Bank), Société Générale, BNP Paribas, S.A. and Credit Agricole Corporate and Investment Bank, Sucursal en España.

-
On 4 August 2016, a new derivative was arranged for Eólica del Guadiana, S.L.U. This new derivative expanded the hedged term of the syndicated loan from 15 December 2023 to 15 December 2025. Interest rate hedging agreements were signed with the following entities: Banco Bilbao Vizcaya Argentaria (Agent Bank), Banco Santander, Banco Popular Español and Abanca Corporación Bancaria.

-
On 28 September 2016, a new derivative was arranged for Al-Andalus Wind Power, S.L.U. This new derivative expanded the hedged term of the syndicated loan from 13 July 2019 to 13 July 2025. Interest rate hedging agreements were signed with the following entities: Banco Santander (Agent Bank), Banco Bilbao Vizcaya Argentaria, Bankia and Caixabank.

-
On 13 October 2016, a new derivative was arranged for Parque Eólico Santa Catalina, S.L.U. This new derivative expanded the hedged term of the syndicated loan from 30 June 2021 to 30 June 2026. Interest rate hedging agreements were signed with the following entities: Banco Santander (Agent Bank), Banco Bilbao Vizcaya Argentaria, Bankia, Caixabank, Banco Popular Español and Banco de Sabadell.

-
On 2 November 2016, a new derivative was arranged for La Caldera Energía Burgos, S.L.U., Parque Eólico Tesosanto, S.L.U. and Parque Eólico Sierra de las Carbas, S.L.U., which have joint financing. This new derivative expanded the hedged term of the syndicated loan from 21 June 2020 to 21 December 2025. Interest rate hedging agreements were signed with the following entities: Caixabank (Agent Bank), Banco Santander, Banco Bilbao Vizcaya Argentaria, Banco de Sabadell and Bankia.

The instruments subscribed by Extresol 2 and Extresol 3 were also included in the scope of consolidation (see Note 6).

Right of first offer and call option

As indicated in Note 1, on 29 January 2015, Saeta Yield and ACS Servicios Comunicaciones y Energía, S.L. (ACS SI) signed an agreement for the right of first offer and call option on three Spanish solar thermal production assets. This agreement was subrogated by Bow Power, S.L. on 21 April 2015.

The right of first offer means that the Parent has the right to make an initial offer to acquire, if successful, certain assets established in the agreement before 31 December 2017 as well as new assets that meet certain characteristics for an initial period of five years, which may be extended if certain milestones are met. This right is not a firm purchase commitment but only an offer for the parties, given that an agreement may not be reached regarding the terms and conditions, in which case ACS is free to sell to third parties at a higher price than the one offered to Saeta Yield. Regarding the financial information of Saeta Yield, given that this agreement is merely a right of first offer and does not involve firm commitments, it will not take effect until the assets are effectively transferred. With regard to the call option granted by ACS SI to Saeta Yield on its shareholding and subordinated debt of certain assets, if the exercise price of the option is a fixed price for each year, the option is considered a derivative financial instrument that is recognised at fair value.

The parties have agreed that the exercise price of the call option is determined based on the fixed enterprise value and is not subject to any type of adjustment. The valuation of the option at any given time during its life is carried out at fair value, as the difference between the asset value and the exercise price of the option, provided that this value is positive. If it is negative, the value of the option is zero.

Two of the three assets on which Saeta Yield had an agreement for the right of first offer and call option (Extresol 2 and Extresol 3) were acquired in 2016 (see Note 6), and the call option on the third asset is still available (Manchasol 1). The estimated fair value of this call option at 31 December 2016 is not significant. At 31 December 2017 this call option has been executed (Note 1).

Saeta Yield, S.A.U. and Subsidiaries

19.	Trade and other payables

The detail of “Trade and other payables” at 31 December 2017 and 2016 (in thousands of euros):

	31/12/2017	31/12/2016
Trade payables	19,741	15,246
Trade payables to Group and related companies (Note 22.b)	7,965	7,055
Remuneration payable	831	452
Customer advances	1,216	2,685
Total	29,753	25,438

20.	Share-based payment

On 27 July 2016, the Board of Directors approved the 2016 Share Option Plan for executives and the Chief Executive Officer of Saeta Yield, a remuneration scheme that was authorised by the shareholders at the Annual General Meeting held on 22 June 2016. The terms and conditions of this share option plan are as follows:

a)	The number of shares subject to the option plan is a maximum of 470,000 shares, of EUR 1 par value each.
b)	The exercise price will be EUR 9.31 per share. If the value of the shares are diluted or concentrated, the price will be modified accordingly.
c)
Except in certain cases where the employment relationship is terminated early, the options will be exercised in two equal parts, cumulative if the beneficiary so wishes, once two years have elapsed from 1 May 2016 and for a period of two years (up until 30 April 2020).

d)	Tax withholdings and taxes to be paid as a result of exercising the share option will be borne exclusively by the beneficiary.

In 2017 and 2016 no options relating to this share option plan had been exercised. No other plan has been approved and the terms and conditions of the current plan have not been altered.

The Group recognises, on the one hand, the services received as an expense at the date on which they were obtained and, on the other hand, the related liability. To calculate the cost of the share option plan, the Company used the Black and Scholes formula. At 31 December 2017 and 2016, a total of EUR 264 thousand and EUR 38 thousand, respectively, were accrued (Notes 19 and 24.e).

The market price of Saeta Yield shares at 31 December 2017 and 2016 was and EUR 9.81 per share and EUR 8.131 per share, respectively.

21.	Tax matters

The breakdown of the current tax receivables and payables at 31 December 2017 and 2016 is as follows (in thousands of euros):

	31/12/2017	31/12/2016
Other tax receivables	1,035	453
Income tax refundable	9,353	4,649
VAT refundable	17	1
TOTAL ASSETS	10,405	5,103
Income tax payable	(3,469)	-
Other tax payables	(6,873)	(8,246)
VAT payable	(5,800)	(5,068)
Tax withholdings payable	(673)	(67)
Accrued social security taxes payable	(57)	(46)
TOTAL LIABILITIES	(16,872)	(13,427)

“Other tax payables” mainly includes the tax on the value of the electricity produced amounting to EUR 5,228 thousand at 31 December 2017.

Income tax is calculated on the basis of the accounting profit determined by application of generally accepted accounting principles, which does not necessarily coincide with the taxable profit.

Saeta Yield, S.A.U. and Subsidiaries

All companies of the Saeta Group residing in Spain file consolidated taxes under tax group no. 485/15, the head of which is Saeta Yield, S.A.U. Extresol 2 and Extresol 3 were included in this tax group in 2017.

The other Group companies (companies in Uruguay and Portugal) file individual income tax returns in accordance with the tax legislation applicable thereto in the countries where they are located.

In 2017 a total of EUR 7,020 thousand and EUR 4,649 thousand in 2016 were paid in relation to income tax for the consolidated tax group.

At 31 December 2017, the balance of “Income tax refundable” (EUR 9,353 thousand) relates to the tax group’s income tax refundable for 2017, amounting to EUR 7,020 thousand, as a result of the prepayments made in accordance with Royal Decree Law 2/2016, to the tax group’s income tax refundable for 2016, amounting to EUR 2,333 thousand (received in January 2018). In 2016 a total of EUR 4,649 thousand was paid in relation to income tax for the consolidated tax group. At 31 December 2016, the balance of “Income tax refundable” (EUR 4,649 thousand) relates to the tax group’s income tax receivable for 2016 as a result of the prepayments made in accordance with RDL 2/2016.

a)	Reconciliation of accounting profit to the income tax expense

The reconciliation of the accounting profit to the income tax expense resulting from the application of the standard tax rate in force in each country is as follows (in thousand euros):

	31/12/2017
	Consolidated tax group	Companies not included in the tax group	TOTAL
Consolidated profit before tax	47,812	2,934	50,746
Consolidation adjustments to profit before tax and Permanent differences	(8,774)	6,432	(2,342)
Tax charge	(9,760)	(1,941)	(11,701)
Consolidation adjustments to income tax expense	(2,157)	449	(1,708)
Adjustments to prior years’ tax	(847)	-	(847)
Total tax expense/(income) recognised in profit or loss	(12,764)	(1,492)	(14,256)

	31/12/2016
	Consolidated tax group	Companies not included in the tax group	TOTAL
Consolidated profit before tax	26,210	14,268	40,478
Consolidation adjustments to profit before tax and Permanent differences	4,302	(15,653)	(11,351)
Tax charge	(7,628)	346	(7,282)
Adjustments to differed tax due to change in the tax rate	319	-	319
Tax effect of purchases	-	428	428
Consolidation adjustments to income tax expense	-	(3,535)	(3,535)
Adjustments to prior years’ tax	134	(580)	(446)
Total tax expense/(income) recognised in profit or loss	(7,175)	(3,340)	(10,515)

Saeta Yield, S.A.U. and Subsidiaries

The breakdown of the income tax expense is as follows (in thousands of euros):

	31/12/2017			31/12/2016
	Consolidated tax group	Companies not included in the tax group	TOTAL	Consolidated tax group	Companies not included in the tax group	TOTAL
Current tax:
Continuing operations	(3,360)	(2,725)	(6,085)	158	(3,802)	(3,644)
Discontinued operations	-	-	-	-	-	-

Deferred tax:
Continuing operations	(9,405)	1,234	(8,171)	(7,333)	462	(6,871)
Discontinued operations	-	-	-	-	-	-

Total tax expense	(12,765)	(1,492)	(14,256)	(7,175)	(3,340)	(10,515)

b)	Reconciliation of the accounting profit to the taxable profit

The reconciliation of the accounting profit before tax to the taxable profit for income tax purposes for 2017 and 2016 is as follows:

	31/12/2017			31/12/2016
	Consolidated tax group	Companies not included in the tax group	TOTAL	Consolidated tax group	Companies not included in the tax group	TOTAL
Consolidated profit before tax	47,812	2,933	50,745	26,210	14,268	40,478
Permanent differences and consolidation adjustments	(8,774)	14,675	5,901	4,302	(15,653)	(11,351)
Temporary differences (non-deductible finance costs)	10,429	2,573	13,002	2,060	15,825	17,885
Temporary differences (non-deductible amortisation)	(7,078)	-	(7,078)	(4,826)	(2,252)	(7,078)
Temporary differences (accelerated depreciation)	(39,757)	-	(39,757)	(16,713)	(10,046)	(26,759)
Offset of tax losses	(1,214)	(3,041)	(4,255)	(395)	-	(395)
Other temporary differences	-	(1,823)	(1,823)	(9,457)	(1,681)	(11,138)
Taxable profit	1,419	15,317	16,737	1,181	461	1,642

“Permanent differences and consolidation adjustments” relates mainly to the gains and losses that are eliminated on consolidation, but that are fully effective for tax purposes in the individual tax settlements of the corresponding Group companies, in particular the settlements of those not included in the tax group.

c)	Reconciliation of the taxable profit to the tax payable

The reconciliation of the taxable profit for income tax purposes to the tax payable by the tax group for 2017 and 2016 is as follows:

Saeta Yield, S.A.U. and Subsidiaries

	31/12/2017			31/12/2016
	Consolidated tax group	Companies not included in the tax group	TOTAL	Consolidated tax group	Companies not included in the tax group	TOTAL
Taxable profit	1,419	15,317	16,737	1,181	461	1,642
Tax charge	(355)	(4,032)	(4,387)	(295)	(115)	(410)
Tax credits	354	449	803	241	113	354
Withholdings	1	-	1	54	2	56
Prepayments	7,020	95	7,115	4,649	-	4,649
Exchange rates	-	19	19		-	-
Tax payable (refundable)	7,020	(3,469)	3,551	4,649	-	4,649

d)	Deferred tax assets and liabilities

The detail of the main deferred tax assets and liabilities recognised by the Group at 31 December 2017 and 2016 and of the changes therein in 2017 is as follows (in thousands of euros):

Thousands of euros	31/12/2016	Changes in the scope of consolidation (Note 6)	Additions	Disposals	31/12/2017
Assets
Hedging instruments	43,338	315	26	(11,779)	31,900
Tax losses	3,035	-	119	(334)	2,820
Deduction limit for depreciation and amortisation	17,010	-	-	(2,123)	14,887
Deduction limit for net finance costs	22,684	-	2,607	(564)	24,728
TOTAL ASSETS	86,067	315	2,752	(14,800)	74,335
Liabilities
Unrestricted depreciation and amortisation	49,813	-	18,697	(7,927)	60,583
Others	13,925	30,175	4,610	(10,952)	37,758
TOTAL LIABILITIES	63,738	30,175	23,307	(18,879)	98,341

The amount of the temporary differences in the deferred tax assets relates to the tax effect of the following items:

-	Valuation of the derivative hedging instrument at year-end based on a tax rate of 25%.

-
Tax loss carryforwards relate to the tax effect of prior years’ losses of companies that either did not form part of the previous tax group or did not yet form part of the group when they were generated.

-
The non-deductible net finance costs for the year based on Royal Decree-Law 12/2012, of 30 March, limiting the deduction of net finance costs, in general, to a maximum of 30% of operating profit for the year. For these purposes, the law considers “net finance costs” to be the excess finance costs with respect to the income arising from the transfer to third parties of own capital accrued in the tax period. In any case, up to EUR 1 million in net finance costs for the tax period may be deducted without any limit imposed. The net finance costs that have not been deducted may be deducted in subsequent tax periods. These net finance costs are adjusted in accordance with the maximum deductible tax charge of the Tax Group.

Saeta Yield, S.A.U. and Subsidiaries

-
Non-deductible amortisation and depreciation expenses for the year: in accordance with the change implemented by Law 16/2012, effective for tax periods beginning in 2013 and 2014, depreciation and amortisation for accounting purposes of property, plant and equipment, intangible assets and investment property may only be deducted up to 70% of the amount that would have been deductible for tax purposes in accordance with sections 1 and 4 of Article 11 of the Consolidated Spanish Corporate Tax Act (TRLIS). Depreciation and amortisation for accounting purposes that is not tax deductible as a result of applying this limit is not considered impairment, and may be deducted as of the first tax period beginning on 1 January 2015, on a straight-line basis for a period of 10 years. Likewise, the amount corresponding to these deferred tax assets was not recalculated using a tax rate of 25%, since transitional provision thirty-seven of Spanish Corporate Tax Act 27/2014, on tax credits for the reversal of temporary measures states that companies are entitled to a full tax credit for 5% of the amounts that compose the base tax arising from the amortisation and depreciation not deducted, and, therefore, no provision was recognised in this connection in these financial statements.

The amount recognised under “Deferred tax liabilities” (EUR 98,341 thousand at 31 December 2017 and EUR 63,738 thousand at 31 December 2016) corresponds mainly to the following:

-
EUR 60,583 thousand in 2017 and EUR 49,813 thousand in 2016 corresponds to 30% of the amortisation for tax purposes in addition to the amortisation for accounting purposes of certain Group companies pursuant to additional provision eleven of Legislative Royal Decree 4/2009, of 5 March, approving the Revised Text of the Spanish Corporate Tax Act and regulating accelerated depreciation of investments in new items of property, plant and equipment related to economic activities that generate employment.

-
A taxable temporary difference in the amount of EUR 33,148 thousand in 2017 and EUR 11,141 thousand in 2016 arising from the amount paid for the inclusion of Extresol 2 and Extresol 3 in 2016 and Fingano, Vengano and Lestenergía in 2017 in the scope of consolidation pursuant to IAS 12, Income taxes (see Note 6).

-
Local deferred tax liabilities in the amount of EUR 4,610 thousand for Fingano and Vengano. This amount arises from a local law that applies to companies that adhere to a special investment regime and, therefore, income tax exemptions are obtained for a certain period.

The deferred tax assets indicated above were recognised on the statement of financial position because the Company’s Board of Directors considered that, based on its best estimate of the Company’s future earnings, in accordance with the Company’s economic and financial model and the expected cash flows, it is likely that these assets will be recovered within a maximum period as required by the applicable regulatory framework.

Years open for review and tax audits

Under current legislation, taxes cannot be deemed to have been definitely settled until the tax returns filed have been reviewed by the tax authorities or until the statute-of-limitation period has expired. At 31 December 2017, the Group has the last four years open for review for all the taxes applicable to it, except for income tax, for which it has all years since 2012 open for review. At 31 December 2016, the Group has the last four years open for review for all the taxes applicable to it, except for income tax, for which it has all years since 2011 open for review. The Saeta Group’s directors consider that the tax returns for the various taxes have been filed correctly and, therefore, even in the event of discrepancies in the interpretation of current tax legislation in relation to the tax treatment afforded to certain transactions, such liabilities as might arise would not have a material effect on the accompanying consolidated financial statements for the year ended 31 December 2017 and 2016 and, thus, no provision was recognised in this connection.

Also, Law 34/2015, of 21 September, on General Taxation partially amending Law 58/2003, of 17 December, establishes the right of the tax authorities to initiate a review and investigation procedure of the tax losses offset or carried forward or tax credits taken or carried forward, which will become statute barred after ten years from the day on which the regulatory period established for filing the tax return or self-assessment relating to the year or the tax period in which the right to offset the tax loss or to apply the tax credits arose.

Saeta Yield, S.A.U. and Subsidiaries

22.	Balances and transactions with related parties

Following are the transactions performed by the Group in 2017 and 2016 with its related parties, differentiating between the Company’s significant shareholders, directors and managers, and other related parties.

a)	Related party transactions

2017:

Expenses and income (in thousands of euros)	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties
Expenses:
Staff costs	-	(1,389)	-	-
Management or collaboration agreements	(9,029)	-	-	(26,057)
Other expenses	(1,181)	-	-	(84)
Total expenses	(10,210)	(1,389)	-	(26,141)
Income:
Finance income	-	-	38	-
Management or collaboration agreements	-	-	-	302
Other income	137	-	-	2,432
Total income	137	-	38	2,734

Other transactions (in thousands of euros)	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties
Dividends and other profit distributed	(29,719)	(32)	-	-
Purchase of shares and subordinated debt (Note 6)	-	-	-	103,675

2016:

Expenses and income (in thousands of euros)	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties
Expenses:
Staff costs	-	(1,266)	-	-
Management or collaboration agreements	(9,216)	-	-	(23,973)
Total expenses	(9,216)	(1,266)	-	(23,973)
Income:
Finance income	-	-	43	-
Management or collaboration agreements	-	-	133	297
Other income	87	-	-	10,754
Total income	87	-	176	11,051

Other transactions (in thousands of euros)	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties
Dividends and other profit distributed	(28,610)	(30)	-	-
Financial asset purchases (shares and subordinated debt) (Note 6)	-	-	-	(117,740)
Other transactions	-	-	-	5,483

The “Management or collaboration agreements” expense with Other related parties mainly relates to the operation and maintenance expenses of solar thermal plants and wind farms in accordance with the contracts signed with different subsidiaries of ACS Group.

Saeta Yield, S.A.U. and Subsidiaries

b)	Related party balances

2017 (in thousands of euros)	Long-term loans	Payables to related companies (Note 12)	Other financial assets	Other non-current financial liabilities	Other current financial liabilities	Trade payables (Note 19)
Cobra Instalaciones y Servicios, S.A. (**)	-	1,237	-	(4,000)	-	(5,994)
SEC Valcaire (Note 7)	1,128	-	110		(58)	(265)
Cobra Concesiones, S.L. (*)	-	225	1		-	(1,552)
Centro de Control Villadiego, S.L. (**)	-	-	-		-	(40)
Manchasol 1, S.L. (**)	-	30	-		-	-
AIE Vaguadas (Note 7)	-	(199)	622		-	-
Evacuación Valdecaballeros (Note 7)	-	-	-		-
Tecneira – Tecnologías Energéticas S.A. (**)	-	-	-	(2,779)	(695)	(7)
CME - CONSTRUÇÃO E MANUTENÇÃO ELECTROMJËCÂNICA, S.A. (**)	-	-	-	(162)	(40)	(107)
ProCME Gestao Global Projectos, S.A. (**)	-	-	-	(2,448)	(612)	-
Total	1,128	1,293	733	(9,389)	(1,405)	(7,965)

2016 (in thousands of euros)	Long-term loans	Payables to related companies (Note 12)	Other financial assets	Current payables to Group companies	Trade payables (Note 19)
Cobra Instalaciones y Servicios, S.A. (**)	-	770	-	-	(5,622)
SEC Valcaire (Note 7)	1,128	-	73	(174)
Cobra Concesiones, S.L. (*)	-	165	144	-	(1,428)
Centro de Control Villadiego, S.L. (**)	-	-	-	-	(5)
Manchasol 1, S.L. (**)	-	90	-	-	-
AIE Vaguadas (Note 7)	-	11	-	-	-
Evacuación Valdecaballeros (Note 7)	-	-	139	-	-
Total	1,128	1,036	356	(174)	(7,055)

(*) Significant shareholder
(**) Other related parties depending on ACS Group.

The amount relating to long-term loans corresponds to a participating loan granted by Parque Eólico Valcaire to SEC Valcaire, which accrues interest at a fixed rate of Euribor plus a 1% spread and at a 5% floating rate, in the event the Company makes a profit. This loan matures in December 2032.

The balance of trade payables includes, among others, the debt held by the Group companies as a result of the operation and maintenance agreements for the solar thermal plants and wind farms entered into with companies related to the ACS Group.

The other non-current in current financial liabilities with Tecneira, CME and ProCME (ACS Group companies), in the amount of EUR 6,736 thousand, relate to the debt held by Lestenergía with these companies at the time of purchase, with a final maturity in the fourth quarter of 2022.

Saeta Yield, S.A.U. and Subsidiaries

23.	Guarantee commitments to third parties and contingent liabilities

The Group had provided third parties with the following bank guarantees, mainly to secure certain ordinary business transactions (in thousands of euros):

	31/12/2017	31/12/2016
Banco Popular	525	525
Banco Sabadell	77	77
Banco Valencia	-	0
Banco Santander	3,289	3,279
Bankia	76	76
BBVA	370	370
Caixabank	1,095	1,095
Aseguradores de Cauciones, S.A.	2,275	-
Banco de Seguros del Estado	200	-
TOTAL	7,906	5,422

The guarantees outstanding at 31 December 2017 and 2016 are not expected to give rise to liabilities in addition to those recognised in the Saeta Group’s financial statements at that date.

24.	Revenue and expenses

a)	Revenue

Revenue relates in full to the electricity generated that is billed mainly to Comisión Nacional de la Energía, S.A. and to the Spanish National Markets and Competition Commission, in Spain, to UTE in Uruguay, and to EDP in Portugal:

The breakdown by technology type and location is as follows:

	Thousands of euros	Thousands of euros
	31/12/2017	31/12/2016
Solar thermal plants in Spain	193,800	177,820
Wind farms in Spain	104,570	99,358
Wind farms in Uruguay	16,664	-
Wind farms in Portugal	9,192	-
Total revenue	324,226	277,178

b)	Other income

At 31 December 2017 “Other income” includes mainly the indemnity payments for the damage to the Santa Catalina and Abuela Santa Ana facilities (see Note 9) amounting to EUR 2,752 thousand, and the rebillings to companies related to shareholders that provide operating and maintenance services for the management of waste at the thermal solar plants in the amount of EUR 2,340 thousand.

At 31 December 2016 “Other income” included mainly the rebillings to companies related to shareholders that provide operating and maintenance services for the management of waste at the thermal solar plants in the amount of EUR 2,103 thousand.

Saeta Yield, S.A.U. and Subsidiaries

c)	Other operating expenses

The detail of “Other operating expenses” in the consolidated income statement at 31 December 2017 and 2016 is as follows:

	Thousands of euros	Thousands of euros
	31/12/2017	31/12/2016
Rent and royalties (Note 10)	5,661	4,933
Independent professional services	3,541	2,439
Transport expenses	75	58
Insurance premiums	4,521	3,780
Banking services	283	17
Utilities and supplies	5,931	6,206
Advertising, publicity and public relations	144	6
Other services	42,479	36,635
Taxes other than income tax	23,861	23,776
Total	86,496	77,850

The Group recognises the gas, electricity and nitrogen expenses necessary for operating the solar thermal plants and wind farms under “Utilities and supplies”.

“Taxes other than income tax” includes mainly the 7% tax on energy production applicable in Spain.

“Other services” includes the amount corresponding to the operation and maintenance expenses of solar thermal plants and wind farms in accordance with the contracts with related companies described in Note 22.a in the amount of EUR 33,680 thousand in 2017 and EUR 32,880 thousand in 2016, as well as those with the companies in Uruguay and Portugal in the amount of EUR 2,079 thousand in 2017.

d)	Finance income and finance costs

“Finance income” includes mainly the interest accrued on the loans granted to SEC Valcaire in the amount of EUR 38 thousand in 2017 and EUR 43 thousand in 2016, the interest generated by current bank deposits, which amounts to EUR 14 thousand in 2017 and EUR 104 thousand at 31 December 2016, and the interest cost on non-current trade receivables (see Note 11).

The following items are recognised under “Finance costs” (in thousands of euros):

	31/12/2017	31/12/2016
Interest on main credit facility	30,427	24,631
Interest on hedging instruments	24,134	24,384
Debt arrangement expenses (Note 15)	7,245	2,228
Other finance costs	1,886	1,956
Early termination fees (Note 18)	6,804	-
Prospective application of hedges (Notes 14.e and 18)	6,871	6,871
Total	77,367	60,070

e)	Staff costs

Staff costs for 2017 and 2016 are as follows (in thousands of euros):

	31/12/2017	31/12/2016
Wages and salaries	2,877	2,052
Employer social security costs	562	313
Total	3,439	2,365

Saeta Yield, S.A.U. and Subsidiaries

25.	Business segments

Segment reporting is structured based on the Group’s different lines of business and the geographical location thereof.

The Group identifies various lines of business based on the different renewable energy production technologies and in accordance with the Group’s current internal organisation and the bodies involved in operating the technologies and making decisions. The various lines of business identified are as follows:

-	Wind: includes all activities related to energy production from wind farms in Spain
-	Thermal solar: includes all activities related to energy production from solar thermal farms in Spain
-	International: includes all activities related to energy production outside of Spain

Segment reporting is based on monthly reports prepared by Financial Management. Each of these lines of business is made up of different companies, each of which is exclusively assigned to one of the lines of business. Accordingly, each legal entity has the assets and resources required to carry on its business activities in an autonomous manner.

Segment information about the businesses is presented below:

a)	Basis and methodology for business segment reporting

Segment reporting is based on monthly reports prepared by Financial Management. Each of these lines of business is made up of different companies, each of which is exclusively assigned to one of the lines of business. Accordingly, each legal entity has the assets and resources required to carry on its business activities in an autonomous manner.

In addition, the Parent of the Group recognises the Group’s overhead costs, costs for administrative services, etc., which are subsequently invoiced mainly to the companies through specific service agreements.

Segment information about the businesses is presented below:

	Thousands of euros
	WIND – SPAIN (EU)		THERMAL SOLAR – SPAIN (EU)		WIND - URUGUAY	WIND – PORTUGAL (EU)	CORPORATE UNIT AND ADJUSTMENTS		TOTAL GROUP
INCOME STATEMENT	2017	2016	2017	2016	2017	2017	2017	2016	2017	2016
Operating income	108,585	100,596	197,741	178,475	16,664	9,192	387	429	332,569	279,500
Operating expenses	(28,218)	(28,063)	(56,208)	(51,359)	(2,274)	(1,905)	(1,638)	(1,048)	(90,243)	(80,470)
Depreciation and amortisation charge	(42,374)	(42,364)	(58,935)	(53,745)	(4,791)	(2,076)	(4,214)	(1,839)	(112,390)	(97,948)
Impairment and gains or losses on disposal of non-current assets	(947)	-	-	-	-	-	-	-	(947)	-
PROFIT FROM OPERATIONS	37,046	30,169	82,598	73,371	9,599	5,211	(5,465)	(2,458)	128,989	101,082
Finance income	633	139	1,306	132	-	-	(1,257)	(124)	682	147
Finance costs	(23,751)	(25,664)	(62,056)	(47,221)	(6,794)	(3,472)	18,706	12,815	(77,367)	(60,070)
Change in fair value of financial instruments	-	-	-	(699)	-	-	-	-	-	(699)
Exchange differences	-	-	-	-	54	-	(1,623)		(1,569)	-
FINANCIAL LOSS	(23,118)	(25,525)	(60,750)	(47,788)	(6,740)	(3,472)	15,826	12,691	(78,254)	(60,622)
Results of associates	-	-	-	-			11	18	11	18
Income tax	(3,507)	(1,221)	(5,903)	(6,912)	1,323	(2,835)	(3,334)	(2,382)	(14,256)	(10,515)
PROFIT AFTER TAX	10,421	3,423	15,945	18,671	4,182	(1,096)	7,038	7,869	36,490	29,963

Saeta Yield, S.A.U. and Subsidiaries

	WIND		THERMAL SOLAR		WIND - URUGUAY	WIND - PORTUGAL	CORPORATE UNIT AND ADJUSTMENTS		TOTAL GROUP
STATEMENT OF FINANCIAL POSITION	2017	2016	2017	2016	2017	2017	2017	2016	2017	2016

Non-current assets	516,501	558,488	1,128,864	1,187,700	152,207	139,497	132,952	45,001	2,070,021	1,791,189
Other non-current assets	31,170	40,322	107,734	88,804	-	31,235	(73,184)	(14,694)	96,955	114,432
NON-CURRENT ASSETS	547,671	598,810	1,236,598	1,276,504	152,207	170,732	59,768	30,307	2,166,976	1,905,621
									-	-
Cash and cash equivalents	40,691	20,539	31,209	114,480	10,874	5,343	79,135	59,897	167,252	194,916
Other current assets	52,992	48,515	99,810	99,016	15,418	3,139	(1,046)	729	170,313	148,260
CURRENT ASSETS	93,683	69,054	131,019	213,496	26,292	8,482	78,089	60,626	337,565	343,176
									-	-
TOTAL ASSETS	641,354	667,864	1,367,617	1,490,000	178,499	179,214	137,857	90,933	2,504,541	2,248,797
									-	-
EQUITY	3,224	(17,785)	135,486	95,845	50,051	25,831	332,370	473,487	546,962	551,547
									-	-
Non-current bank borrowings	409,935	446,856	847,320	894,901	108,745	122,678	1	-	1,488,679	1,341,757
Non-current financial instrument payables	17,629	27,517	64,870	92,833	-	317	-	-	82,816	120,350
Other non-current liabilities	71,516	133,176	167,555	235,872	9,872	9,068	(141,341)	(305,310)	116,670	63,738
NON-CURRENT LIABILITIES	499,080	607,549	1,079,745	1,223,606	118,617	132,063	(141,340)	(305,310)	1,688,165	1,525,845
									-	-
Current bank borrowings	38,629	38,924	57,039	57,981	8,388	11,425	70,864	-	186,345	96,905
Current financial instrument payables	9,224	9,543	23,912	25,918	-	1,123	-	-	34,259	35,461
Other current liabilities	91,197	29,633	71,435	86,650	1,443	8,772	(124,037)	(77,244)	48,810	39,039
CURRENT LIABILITIES	139,050	78,100	152,386	170,549	9,831	21,320	(53,173)	(77,244)	269,414	171,405

TOTAL LIABILITIES	641,354	667,864	1,367,617	1,490,000	178,499	179,214	137,857	90,933	2,504,541	2,248,797

(*) Includes the date of the Parent and all consolidation adjustments recognised by the Group.

The Group’s main counterparties are: (i) the Iberian Electricity Market Operator (OMIE) in Spain; (ii) the Spanish Electricity Tariff; (iii) a long-term power purchase agreement (PPA) governed by law for an average period of 21 years with a counterparty in Uruguay, UTE, and (iv) EDP Serviço Universal, the counterparty in Portugal that purchases all production of the country’s wind farms.

The operating income detail is described in Note 24.

During 2017 and 2016 there have not been any transactions between the different segments.

The main investments incurred by segment during 2017 and 2016 are described in Notes 7, 8 and 9.

26.	Board of Directors and senior executives

a)	Remuneration and other benefits of directors

The Board of Directors was comprised 8 directors at 31 December 2017, and 9 directors in 2016. The members of the Board of Directors, as the Company’s managing body, were appointed at the General Shareholders’ Meeting of 20 January 2015.

In 2017 and 2016 the Board members of Saeta Yield received the following remuneration (in thousands of euros):

In 2017:	Salaries	Article of Association- stipulated emoluments	Other items	Pension plans	Insurance premiums	TOTAL
Board of Directors	761	49	60	-	1	871

In 2016:	Salaries	Article of Association- stipulated emoluments	Other items	Pension plans	Insurance premiums	TOTAL
Board of Directors	638	33	65	-	1	737

Saeta Yield, S.A.U. and Subsidiaries

Furthermore, the Parent has not granted any loans or advances to the directors and there are no pension or life insurance obligations to them, except for the Chief Executive Officer, in his role as executive director, with whom the Parent has assumed life insurance obligations, the premium of which amounted to EUR 1 thousand at 31 December 2017 and 2016.

There were no pension or life insurance obligations to the former or current members of the Board of Directors, except for that mentioned above.

Information relating to the share option plan for executives and the Chief Executive Officer is detailed in Note 20.

b)	Remuneration of senior executives

At 31 December 2017 and 2016, the Group’s senior executives, which are not in turn executive directors, included three managers and the internal auditor (1 woman).

In 2017 and 2016 the remuneration received by senior executives was as follows:

In 2017:	Salaries	Article of Association- stipulated emoluments	Other items	Pension plans	Insurance premiums	TOTAL
Senior executives	426	-	91	-	1	518

In 2016:	Salaries	Article of Association- stipulated emoluments	Other items	Pension plans	Insurance premiums	TOTAL
Senior executives	422	-	106	-	1	529

The information relating to the share plan for executives and the Chief Executive Officer is detailed in Note 20.

27.	Events after the reporting date

In January 2018, Saeta Yield repaid EUR 65 million towards the Parent’s revolving credit facility (RCF), whereby the balance drawn down after this repayment totalled EUR 5 million. The Company also repaid the EUR 500 thousand drawn down on its bilateral lines of credit.

On 19 January 2018, the Board of Directors of Saeta Yield approved the payment for the fourth quarter of 2017, which entailed a credit against the share premium of EUR 0.1967 per share (a total of approximately EUR 16.04 thousand). This payment was made on 28 February 2018.

On 7 February 2018, TERP Spanish Holdco S.L. announced its intent to launch a takeover bid for 100% of the shares of Saeta Yield in accordance with the following characteristics:

•	Will seek the approval from the CNMV not before one month after the announcement of the offer
•	For a price of 12.20 euros per share in cash, and not adjusted by the recurrent quarterly dividends.
•	The offer is voluntary. TERP assumes the commitment to not buy or sell shares of Saeta Yield in the following 6 months after the completion of the offer.
•
TERP has announced that has reached an irrevocable agreement to buy 50.34% of the total shares of Saeta Yield with significant shareholders, including Cobra Concesiones S.L and GIP II Helios S.a.r.l., the two main shareholders of Saeta Yield. In accordance with this agreement, TERP commits to present the offer as described in the announcement performed, and the selling shareholders to irrevocably accept the offer (if the offer is approved by the CNMV before the 31 July, 2018), to not sell or transfer the shares and to vote against all agreements interfering or blocking the offer.

•	The offer is conditioned to the acceptance of the two main shareholders and to the authorization from the European Commission.
•	TERP has announced its intention to terminate the Right of First Offer agreement if the offer is successful.

On 7 February 2018, and in accordance with Spanish National Securities Market Commission Circular 1/2017, of 26 April, on liquidity agreements, Saeta Yield suspended the transactions of its liquidity agreement.

Saeta Yield, S.A.U. and Subsidiaries

On 27 April 2018 TERP Spanish HoldCo S.L informs that CNMV has authorised the takeover bid on Saeta Yield shares.

On the 24th of April, 2018, some of the assets of Saeta Yield received the ISO 14001 certification for Environmental Management and OSHAS for Occupational Safety and Health. These certificates attest that the Company has an excellent Environmental Management and Health and Safety Management System that helps to prevent environmental impacts and occupational risks within the organization.

The 8th of May, 2018 the Board of Directors approved the distribution to its shareholders corresponding to the first quarter of 2018, for a figure of 0.1967 euros per share (approximately a total of € 16.04 m) that was paid the 29th of May, 2018.

The 8th of May, 2018 the Board of Directors issued by unanimity a favourable opinion regarding the full offer solicited by TERP Spanish Holdco S.L. (affiliate of Terraform Power Group, TERP), seeking to acquire 100% of the shares of Saeta Yield S.A.U.

On the 7th of June 2018, the CNMV communicates the outcome of the takeover bid of Saeta Yield, launched by Terp Spanish HoldCo, S.L.U. In which has been accepted by 77,730,313 shares, representing 95.28% of the shares to which the bid was addressed to and of the share capital. Consequently, the bid had a positive outcome. On the same date TERP Spanish HoldCo, S.L.U. reports the forced sale of the shares of Saeta Yield fixed as date of the same on 28th of June of 2018.

The 18th of June of 2018 the CNMV decided to suspend trading on Saeta Yield, with effect from market close on 19 June 2018, following the suspension request made by TERP Spanish HoldCo, S.L.U

On 3 July 2018 the Sole shareholder of the Company has approved the new Board of Director’s composition.

Saeta Yield, S.A.U. and Subsidiaries

On 30 July 2018 the Board of Directors of Saeta Yield, S.A.U. approved the consolidated financial statements for the years ended 31 December 2017 and 2016, consisting of the accompanying documents, signed and sealed by the Secretary with the Company’s stamp.

Madrid, 30 July 2018

The Board of Directors,

/s/ José Luis Martínez Dalmau	/s/ Alfredo Zamarriego Fernández

José Luis Martínez Dalmau	Alfredo Zamarriego Fernández
Director	President of Board of Directors

/s/ Thomas Joseph O’Brien	/s/ Connor David Teskey

Thomas Joseph O’Brien	Connor David Teskey
Director	Director

/s/ Emmanuelle Maryse Rouchel

Emmanuelle Maryse Rouchel
Director

SAETA YIELD, S.A.

Drawing-up of financial statements under IFRS/IASB and in accordance with Generally Accepted Auditing Standards in the United States of America (US GAAS) for the financial years ended 31 December 2016 and 31 December 2017

Notice of the Secretary non-director of the Board of Directors:

These financial statements, for the financial years ended 31 December 2016 and 31 December 2017, have been drawn-up by the Board of Directors of SAETA YIELD, S.A. on the date indicated below in order to be submitted for verification by the auditors.

The financial statements for the financial years ended 31 December 2016 and 31 December 2017 composed of, for each financial year, the balance sheet, the income statement, the statement of changes in equity and the statement of cash flows, along with the annotations to the financial statements, are submitted on single-sided pages, signed by all directors of SAETA YIELD, S.A. and initialled on every page, from 1 to 73, by the Secretary non-director of the Board of Directors of the company.

In witness whereof, for the appropriate legal effects, this documents is signed in Madrid on 30 July.

/s/ Rafael Núñez-Lagos de Miguel
Mr. Rafael Núñez-Lagos de Miguel
Secretary non-director of the Board of Directors